     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1999.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                           ESENJAY EXPLORATION, INC.

             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    73-1421000
               (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                 Identification Number)

                     500 NORTH WATER STREET, SUITE 1100 S.
                          CORPUS CHRISTI, TEXAS 78471
                                 (361) 883-7464

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            DAVID B. CHRISTOFFERSON
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           ESENJAY EXPLORATION, INC.
                             500 DALLAS, SUITE 2920
                              HOUSTON, TEXAS 77002
                                 (713) 739-7100
         (Address, including zip code, and telephone number, including area code of agent for service)
                         ------------------------------

                                   COPIES TO:

                      SAMUEL N. ALLEN                                              BRYAN W. BAKER
                  PORTER & HEDGES, L.L.P.                              GARDERE, WYNNE, SEWELL & RIGGS, L.L.P.
                 700 LOUISIANA, 35TH FLOOR                                   1000 LOUISIANA, SUITE 3400
                   HOUSTON, TEXAS 77002                                         HOUSTON, TEXAS 77002
                      (713) 226-0600                                               (713) 276-5500

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger, pursuant to the Plan and Agreement of Merger, dated as of May 11, 1999, described in the enclosed Proxy Statement/Prospectus.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE          OFFERING           AGGREGATE           AMOUNT OF
                 REGISTERED                       REGISTERED        PRICE PER UNIT      OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.01 per share               (1)                 (1)                 (4)                 (4)
Preferred Stock, par value $.01 per share            (2)                 (2)                 (4)                 (4)
Common Stock, par value $.01 per share               (3)                 (3)                 (3)                 (3)
Total                                                                                  $6,017,504.06(4)       $1,672.87

(1) Relates to an indeterminate number of shares of Common Stock that may be issued upon primary issuance. A minimum of 1,645,814 shares and maximum of 3,291,627 shares of Common Stock may be issued.

(2) Relates to an indeterminate number of shares of Preferred Stock that may be issued upon primary issuance. A maximum of 1,945,052 shares of Preferred Stock may be issued.

(3) Relates to an indeterminate number of shares of Common Stock that may be issued upon conversion of the Preferred Stock. No additional consideration will be received for the Common Stock issuable upon conversion of the Preferred Stock and, accordingly, pursuant to Rule 457(i) no registration fee is required.

(4) In accordance with Rule 457(f)(1), the maximum aggregate offering price was calculated based upon a maximum of 10,697,785 shares of 3DX Common Stock to be cancelled in the merger and an average bid/asked price on June 3, 1999 of $0.5625 per share.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[ESENJAY LOGO]
                                                                      [3DX LOGO]
To the Stockholders of Esenjay Exploration, Inc. and 3DX Technologies Inc.:

    The boards of directors of Esenjay Exploration, Inc. and 3DX Technologies Inc. have each unanimously agreed to merge the two companies, and recommend that their stockholders approve the merger. The merger is intended to create a larger, more diversified, financially stronger and more cost efficient enterprise.

    Under the terms of the merger agreement, 3DX stockholders will have their choice of exchanging their 3DX common stock for either Esenjay common stock, Esenjay preferred stock, or a combination of the two. Esenjay stockholders will continue to own their existing shares of Esenjay common stock after the merger. In addition, if the merger is approved, Esenjay's board of directors will be increased by one member to represent the interests of the holders of the preferred stock.

    The companies' boards of directors believe the following benefits will be realized in the merger:

    - the resulting combined company should have greater revenues and debt capacity than either company alone, which may increase the combined company's ability to grow reserves through exploration and development of a greater number of prospects using internally generated funds;

    - the resulting combined company will have a potentially greater access to capital, lower cost of capital, increased flexibility in capital allocation and added resilience against fluctuations in commodity prices;

    - because businesses and assets of Esenjay and 3DX are highly complementary in key areas, the merger will result in larger interests in common properties;

    - the resulting combined company will have a business vision that relies on high-technology based 3-D seismic data to select exploration prospects.

    The dates, times and places of the meetings are as follows:

For Esenjay stockholders:              For 3DX stockholders:
July   , 1999                          July   , 1999
10:00 a.m. Central Daylight Time       10:00 a.m. Central Daylight Time
500 Dallas, Suite 2920                 12012 Wickchester, Suite 250
Houston, Texas 77002                   Houston, Texas 77097

    YOUR VOTE IS VERY IMPORTANT. WE CAN ONLY COMPLETE THE MERGER IF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF BOTH ESENJAY AND 3DX APPROVE THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND YOUR MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. IF YOU DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED IN FAVOR OF CONSUMMATION OF THE MERGER; HOWEVER, FAILURE TO DELIVER A PROXY CARD OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

--------------------------------------------   --------------------------------------------
David W. Berry                                 C. Eugene Ennis
CHAIRMAN OF THE BOARD OF DIRECTORS             CHAIRMAN OF THE BOARD OF DIRECTORS
ESENJAY EXPLORATION, INC.                      3DX TECHNOLOGIES INC.

                           ESENJAY EXPLORATION, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDER
                          TO BE HELD ON JULY   , 1999

                            ------------------------

To the Stockholders of Esenjay Exploration, Inc.:

    The annual meeting of the holders of common stock of Esenjay Exploration, Inc., a Delaware corporation, will be held at 10:00 a.m. Central Daylight Time,
on July   , 1999 at the offices of Esenjay Exploration, 500 Dallas, Suite 2920,
Houston, Texas 77002. At the Esenjay annual meeting, the holders of common stock will:

    1.  Elect three class II directors whose terms will expire 2002;

    2. Consider and vote upon a proposal to approve and adopt the Plan and Agreement of Merger, dated as of May 11, 1999, between Esenjay and 3DX Technologies Inc., a Delaware corporation, relating to the merger of 3DX with and into Esenjay, with Esenjay surviving the merger; and

    3. Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

    The board of directors has fixed the close of business on July   , 1999 as
the record date for determining which stockholders are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. Only those stockholders of record on that date will be entitled to notice and to vote at the special meeting. Complete lists of these stockholders will be available for examination at Esenjay's offices, at 500 North Water, Suite 1100 S, Corpus Christi, Texas 78471, during normal business hours by any holder of Esenjay's common stock, for any purpose relevant to the annual meeting, for a period of ten days prior to the annual meeting.

    Esenjay's board of directors approved and recommends that you vote for the election of the three Class II directors and for the approval and adoption of the merger agreement and the merger. The vote of the board of directors was a unanimous vote of those directors voting, with two directors abstaining due to an overlapping ownership interest of affiliates of the two directors in 3DX, which overlapping ownership may have been perceived as a conflict of interest. A plurality of the votes present at the annual meeting is required for the election of the director nominees. However, the affirmative vote of the holders of a majority of the outstanding shares of Esenjay common stock is required to approve and adopt the merger agreement and the merger. IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE ANNUAL MEETING, OR IF YOU ABSTAIN FROM VOTING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

    Holders of Esenjay common stock, even if they expect to be present at the annual meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time before the annual meeting. Stockholders who are present at the annual meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          David B. Christofferson
                                          CORPORATE SECRETARY

July   , 1999

                             3DX TECHNOLOGIES INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY   , 1999

                             ---------------------

To the Stockholders of 3DX Technologies Inc.:

    A special meeting of the holders of common stock of 3DX Technologies Inc., a Delaware corporation, will be held at 10:00 a.m. Central Daylight Time, on July
  , 1999 at 3DX's corporate offices located at 12012 Wickchester, Suite 250, Houston, Texas 77097. At the 3DX special meeting, the holders of common stock of 3DX will:

    1. Consider and vote upon a proposal to approve and adopt the Plan and Agreement of Merger, dated as of May 11, 1999, between 3DX and Esenjay Exploration Inc., a Delaware corporation, relating to the merger of 3DX with and into Esenjay, with Esenjay surviving the merger; and

    2. Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    The board of directors has fixed the close of business on July   , 1999 as
the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only those stockholders of record on that date will be entitled to notice of and to vote at the special meeting. Complete lists of these stockholders will be available for examination at the offices of 3DX, at 12012 Wickchester, Suite 250, Houston, Texas, during normal business hours by any holder of 3DX common stock, for any purpose relevant to the special meeting, for a period of ten days before the special meeting.

    The board of directors of 3DX unanimously approved and recommends that you vote for the approval and adoption of the merger agreement. The affirmative vote of the holders of a majority of all issued and outstanding shares of 3DX common stock is required to approve and adopt the merger agreement and the merger. IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE SPECIAL MEETING, OR IF YOU ABSTAIN FROM VOTING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

    Holders of 3DX common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time before the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          Russell L. Allen
                                          CORPORATE SECRETARY

July   , 1999

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1999.
THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           ESENJAY EXPLORATION, INC.
                             3DX TECHNOLOGIES INC.
                                PROXY STATEMENT
                          FOR MEETINGS OF STOCKHOLDERS
                          TO BE HELD ON JULY   , 1999

                             ---------------------

                           ESENJAY EXPLORATION, INC.
                                   PROSPECTUS
         UP TO 1,903,037 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                     UP TO 8,746,651 SHARES OF COMMON STOCK

                             ---------------------

    This proxy statement/prospectus is being furnished to the stockholders of Esenjay Exploration, Inc., a Delaware corporation, and the stockholders of 3DX Technologies Inc., a Delaware corporation, in connection with the solicitation of proxies by the board of directors of Esenjay and the board of directors of 3DX for use at their meetings of stockholders to be held on July 22, 1999, at the time and places and for the purposes specified in the accompanying notices of meeting, and at any adjournments or postponements thereof. This proxy statement/prospectus also is being used in connection with the distribution of shares of Esenjay's Series A preferred stock, par value $.01 per share, and Esenjay's common stock, par value $.01 per share, in connection with the proposed merger of 3DX with and into Esenjay.

    At the meetings, Esenjay's stockholders and 3DX's stockholders will be asked to consider and act upon a proposal to approve and adopt the Plan and Agreement of Merger dated as of May 11, 1999 between Esenjay and 3DX relating to the merger of 3DX with and into Esenjay with Esenjay surviving the merger; and

    Additionally, Esenjay's stockholders will be asked to consider and act upon the election of three class II director nominees.

    A stockholder of either company may revoke a proxy by (i) delivering to the appropriate company written notice of revocation; (ii) delivering to the appropriate company a proxy signed on a later date; or (iii) voting in person at the stockholders meeting.

    Esenjay's common stock is currently traded on the Nasdaq Small Cap Market under the symbol "ESNJ."

    Esenjay's Series A preferred stock is redeemable by Esenjay for $1.925 per share in cash, and if not redeemed, is convertible into a minimum of one or a maximum of 3.75 shares of Esenjay common stock or $1.65 per share in cash approximately one year after the merger. Before this offering, there was no established trading market for Esenjay's preferred stock. However, Esenjay intends to list the preferred stock on the over-the-counter bulletin board.

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 11 IN THIS PROSPECTUS.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR
           COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

           This Proxy Statement/Prospectus is dated July   , 1999 and
         first mailed to Esenjay and 3DX stockholders on July   , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    Esenjay and 3DX file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Esenjay's and 3DX's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at HTTP://WWW.SEC.GOV/.

    Esenjay has filed a registration statement on Form S-4 to register with the SEC the preferred stock and common stock to be issued to 3DX's stockholders in the merger and upon conversion of the preferred stock. This document is a part of that registration statement and constitutes a prospectus of Esenjay in addition to being a joint proxy statement of both Esenjay and 3DX. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows Esenjay to "incorporate by reference" information into this document, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Esenjay has previously filed with the SEC. These documents contain important information about Esenjay.

    Esenjay's Annual Report on Form 10-KSB/A for the fiscal year ending December 31, 1998 as filed on April 30, 1999; and Esenjay's Quarterly Report on Form 10-QSB for the first quarter of 1999 ending March 31, 1999 as filed on May 20, 1999, are incorporated by reference in this proxy statement/prospectus. A COPY OF EACH OF THESE REPORTS ARE ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS. Also, these documents will be available upon request from David B. Christofferson, Corporate Secretary of Esenjay, 500 Dallas Street, Suite 2920, Houston, Texas 77002, telephone number (713) 739-7100.

    All documents filed by Esenjay pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934 after the date of this proxy statement/prospectus and before the consummation of the merger and related transactions shall be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this proxy statement/prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference herein.

    Any statement contained in a document incorporated or deemed to be incorporated by reference shall be modified or superseded, for purposes of this proxy statement/prospectus, to the extent that a statement contained therein or in any subsequently filed document that is deemed to be incorporated modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...................................................          i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................          i

SUMMARY...............................................................................          1

SUMMARY FINANCIAL INFORMATION.........................................................          7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.............................         10

RISK FACTORS..........................................................................         11

THE MERGER............................................................................         20

DESCRIPTION OF MERGER AGREEMENT.......................................................         37

UNAUDITED PRO FORMA FINANCIAL STATEMENTS..............................................         42

DESCRIPTION OF 3DX....................................................................         46

PROJECTS, BUSINESS RELATIONSHIPS AND TECHNOLOGY.......................................         48

OIL AND GAS RESERVES..................................................................         53

SELECTED FINANCIAL DATA...............................................................         58

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         59

LIQUIDITY AND CAPITAL RESOURCES.......................................................         63

ELECTION OF DIRECTORS OF ESENJAY EXPLORATION, INC.....................................         71

EXHIBIT A--PLAN AND AGREEMENT OF MERGER...............................................        A-1

EXHIBIT B--CERTIFICATE OF DESIGNATIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK....        B-1

EXHIBIT C--FAIRNESS OPINION OF HARRIS WEBB & GARRISON, INC............................        C-1

EXHIBIT D--SECTION 262 OF DELAWARE GENERAL CORPORATION LAW............................        D-1

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE MERGER AND FOR A MORE DETAILED DESCRIPTION OF THE LEGAL TERMS OF THE MERGER AND THE TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE I. THE PLAN AND AGREEMENT OF MERGER IS INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS, AND THE CERTIFICATE OF DESIGNATIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK IS INCLUDED AS EXHIBIT B.

INTRODUCTION

    This proxy statement/prospectus relates to the meetings of stockholders to be held by Esenjay Exploration, Inc., a Delaware corporation, and 3DX Technologies Inc., a Delaware corporation. At these meetings, the Esenjay stockholders and 3DX stockholders will consider and vote upon a proposal to approve and adopt a Plan and Agreement of Merger dated as of May 11, 1999 between Esenjay and 3DX.

STOCKHOLDER MEETINGS

    Esenjay's annual meeting will be held at its offices located at One Allen
Center, 500 Dallas, Suite 2920, Houston, Texas, on Thursday, July   , 1999, at
10:00 a.m., Central Daylight Time. The record date for stockholders of Esenjay
entitled to notice of and to vote at Esenjay's annual meeting is July   , 1999.
In addition to voting on approval of the merger, Esenjay's stockholders will elect three class II directors whose terms will expire 2002. The holders of Esenjay's common stock are entitled to one vote per share on each matter presented to the stockholders.

    3DX's special meeting will be held at its corporate offices located at 12012
Wickchester, Suite 250, Houston, Texas, on Thursday, July   , 1999, at 10:00
a.m., Central Daylight Time. The record date for stockholders of 3DX entitled to
notice of and to vote at 3DX's special meeting is July   , 1999. The holders of
3DX's common stock are entitled to one vote per share on each matter presented to the stockholders.

THE MERGER

    MERGER. If the merger is approved and adopted by Esenjay's stockholders and 3DX's stockholders, and the merger is consummated, 3DX will be merged into Esenjay with Esenjay being the surviving corporation.

    If the merger is consummated, 3DX stockholders will have their choice of either of the following forms of merger consideration, or a combination of both:

    - 3.25 shares of issued and outstanding 3DX common stock for one share of Esenjay common stock; or

    - 2.75 shares of issued and outstanding 3DX common stock for one share of Esenjay Series A Convertible Preferred Stock.

    In order to limit potential negative Federal income tax consequences for Esenjay, 3DX and 3DX stockholders, if holders of an aggregate of more than 50% of the shares of 3DX common stock elect to receive preferred stock in the merger, the amount electing to receive preferred stock will be pro rated so that an aggregate of only 50% of the total shares of 3DX common stock will be converted into preferred stock, with the other shares of 3DX common stock being converted into Esenjay common stock.

    OWNERSHIP OF ESENJAY. As of March 31, 1999, Esenjay had 15,784,834 shares of common stock issued and outstanding, and no issued or outstanding shares of preferred stock. As of March 31, 1999, 3DX had 9,685,761 shares of common stock issued and outstanding and, at the same date, an additional 1,012,024 shares were reserved for issuance in conjunction with the various employee benefit plans and under other agreements as disclosed in the merger agreement. Assuming the shares reserved for issuance by 3DX were issued in the form of common stock prior to the closing of the merger, there would be a total of 10,697,785 shares of 3DX common stock participating in the merger. Assuming that 50% of the 3DX shares were converted into Esenjay common stock and 50% of the 3DX shares were converted into preferred stock, each share of which preferred stock ultimately converted into one share of Esenjay common stock, the current 3DX stockholders would then own 18.4% of Esenjay and the current Esenjay stockholders would then own 81.6% of Esenjay. Exact ownership will be affected by the number of current 3DX stockholders who actually elect to receive common stock and those who actually elect to receive preferred stock, as well as the ultimate disposition of the preferred stock pursuant to its provisions and characteristics of the preferred stock as described in the following paragraph.

    THE SERIES A PREFERRED STOCK. The preferred stock is dividend bearing only to the extent that it would participate in any common stock dividends as if it had been converted into one share of common stock and has no voting rights other than the right to elect one director to serve on Esenjay's board of directors so long as any shares of the preferred stock remain issued and outstanding. For a period of one year from the effective date of the merger, Esenjay may, at its sole discretion, redeem any or all of the preferred stock at a price of $1.925 per share plus accumulated and unpaid dividends, if any. Generally, thirteen calendar months after the effective date of the merger, each share of preferred stock will automatically convert into one share of Esenjay common stock. However, if the average trading price of Esenjay common stock during the twelfth calendar month after the effective date of the merger is less than $1.875, the holders of the preferred stock may elect optional conversion. If a holder of preferred stock elects optional conversion, Esenjay may convert each share of preferred stock into either:

    - a number of shares of Esenjay common stock equal to $1.875 divided by the average trading price of Esenjay's common stock during the twelfth calendar month after the effective date of the merger, to a maximum of
      3.75 shares; or

    - $1.65 in cash per share of preferred stock.

If a holder of preferred stock does not exercise its right to optional conversion, each share of preferred stock will automatically be converted into one share of Esenjay common stock on the first day of the fourteenth calendar month after the effective date of the merger.

    The preferred stock will not be as liquid as Esenjay's common stock because the preferred stock will not be quoted for trading on the Nasdaq Small-Cap Market or listed for trading on any national stock exchange; however, Esenjay intends to post the preferred stock on the Nasdaq Bulletin Board System. There can be no assurance that there will be an active market to buy or sell preferred stock. Furthermore, because of Esenjay's right to redeem the preferred stock, the upside potential of the preferred stock is limited.

    THE PARTIES. Esenjay Exploration, Inc. is an independent energy company engaged in the exploration for and development of natural gas and oil. Esenjay has assembled an inventory of 39 technology enhanced natural gas and oil exploration projects along the Texas and Louisiana Gulf Coast. These exploration projects include substantial interests in 28 projects Esenjay acquired from Esenjay Petroleum Corporation and Aspect Resources LLC pursuant to an Acquisition Agreement and Plan of Exchange. Esenjay, Esenjay Petroleum and Aspect have spent several years identifying and evaluating many of the exploration projects. Each of the exploration projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, royalty interests or other mineral rights.

    Esenjay's headquarters are located at 500 North Water, Suite 1100 S, Corpus Christi, Texas 78471, and its telephone number is (361) 883-7464.

    3DX is a knowledge-based oil and gas exploration company whose strategic focus is the use of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

3DX enters into arrangements that enable it to combine its expertise and exploration capabilities with the operating skills of other oil and gas companies. 3DX participates in selected exploration projects as a non-operating working interest owner, sharing both risks and rewards with its partners. 3DX commenced operations in January 1993 to take advantage of perceived opportunities emerging from changes in the domestic oil and gas industry, including the divestiture of domestic oil and gas properties, advances in technology and the outsourcing of specialized technical capabilities. By reducing drilling risk through 3-D imaging and analysis, 3DX seeks to improve the expected return on investment in its oil and gas projects.

    3DX has developed a screening process that it applies to all projects that it considers. The screening process, adapted continually to incorporate 3DX's ongoing experience, is designed to produce a balanced portfolio of projects that have reliable and experienced operating partners, are conducive to the application of advanced 3-D technology, have significant upside potential and may be extended into exploration trends.

    3DX's headquarters are located at 12012 Wickchester, Suite 250, Houston, Texas 77097, and its telephone number (281) 579-3398.

    REASONS FOR THE MERGER. Esenjay and 3DX both are in the business of exploration and development of natural gas and oil based on 3-D seismic imaging and other advanced technologies. Esenjay's board of directors and 3DX's board of directors each believe that the merger will result in significant benefits including management synergies, expansion of available 3-D seismic and other technology, and administrative cost savings.

    REPRESENTATIONS AND WARRANTIES. The specific obligations of Esenjay and 3DX to consummate the merger and related transactions are subject to the accuracy of certain representations and warranties of each party set forth in the merger agreement.

CONDITIONS PRECEDENT TO CLOSING

    The obligations of Esenjay and 3DX to consummate the merger are subject to the satisfaction of certain conditions including that the favorable opinion of Harris Webb & Garrison, Inc., as to the fairness, from a financial point of view, of the consideration to be paid by Esenjay in the merger, shall not have been withdrawn at the effective date of the merger. Furthermore, the stockholders of both companies must approve the merger.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated by mutual consent of the parties or by either Esenjay or 3DX individually if:

    - any condition precedent to the merger has not been met by either party;

    - there has been a material adverse change (as defined in the merger agreement) in the business of the other party;

    - any legal action regarding the merger has been brought by any federal or state government entity; or

    - the merger has not been consummated by September 15, 1999.

TERMINATION FEE

    3DX must pay Esenjay a termination fee plus Esenjay's expenses if 3DX fails to consummate the merger because of:

    - failure to obtain approval of 3DX's stockholders to the merger;

    - acceptance of a BONA FIDE proposal from a third party that 3DX's board of directors determines to be clearly and unambiguously more favorable to 3DX's stockholders;

    - the withdrawal of the opinion of Harris Webb & Garrison, Inc. relating to the fairness, from a financial point of view, of the consideration to be paid by Esenjay;

    - 3DX's board of directors modifies or withdraws its recommendation in favor of the merger; or

    - 3DX solicits or accepts a competing acquisition or merger offer.

MANAGEMENT AFTER THE MERGER

    If the merger is approved by the stockholders of Esenjay and 3DX and the merger is consummated, the persons named in the merger agreement will be the directors of Esenjay until their successors are elected and qualified. The directors named in the merger agreement include all of Esenjay's current directors and one director that has been designated by 3DX as the director to be elected by the holders of the preferred stock. The director elected by the holders of the preferred stock will serve until his successor has been elected and qualified under the terms of the Certificate of Designations or until no shares of the preferred stock remain issued and outstanding. After consummation of the merger, the headquarters of Esenjay will remain located at 500 North Water, Suite 1100 S, Corpus Christi, Texas 78471.

FAIRNESS OPINION

    Harris Webb & Garrison, Inc. has delivered an opinion, dated May 11, 1999, to the board of directors of 3DX to the effect that as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the merger consideration is fair from a financial point of view to 3DX. The full text of the fairness opinion, which sets forth the assumptions and matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as EXHIBIT C, and should be read carefully and in its entirety.

FEDERAL INCOME TAX PURPOSES

    The merger is intended to be tax-free to Esenjay, 3DX and their respective stockholders under the Internal Revenue Code. We strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income tax consequences resulting from the merger, with respect to your individual circumstances.

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase. Esenjay will be treated as the acquiror of 3DX's business and as a result, the total value of the Esenjay shares issued in the merger will be allocated and recorded based upon the estimated fair values of the net assets of 3DX.

RIGHTS OF DISSENTING STOCKHOLDERS

    Pursuant to Delaware General Corporation Law, any holder of 3DX common stock
(i) who files a demand for appraisal in writing before the vote taken at the 3DX Special Meeting and (ii) whose shares are not voted in favor of the merger, will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law.

BOARD RECOMMENDATIONS

    The boards of directors of each of Esenjay and 3DX have approved the merger agreement and recommend the adoption of the merger agreement by the Esenjay and 3DX stockholders. In evaluating the merger, the board of directors of each of Esenjay and 3DX considered many factors, including the factors set forth in "The Merger--Esenjay's Reason's for the Merger" and "--3DX's Reasons for the Merger" beginning on page 18.

EFFECTIVE DATE

    The merger will become effective on the filing of the certificate of merger with the Secretary of the State of Delaware. The certificate of merger will be filed as soon as practicable after all conditions to the obligations of Esenjay and 3DX to consummate the merger have been satisfied or waived.

RISK FACTORS

    Stockholders of both 3DX and Esenjay should carefully evaluate the matters set forth under "Risk Factors" beginning on page 11 of this proxy statement/prospectus.

ELECTION OF DIRECTORS

    NOMINEES. Three persons have been nominated for election at Esenjay's annual meeting as class II directors to hold office until 2002 or until their successors have been elected and qualified.

    EFFECTIVE APPROVAL OF THE MERGER. If the merger is approved and consummated, the persons named in the merger agreement will become the directors of Esenjay until their successors are elected and qualified. These persons include one nominee to represent the holders of the preferred stock. If the merger is not approved, the person designated to represent the holders of the preferred stock will not become a director. The persons receiving the greatest number of votes for election as class II directors at the annual meeting will be elected as class II directors and Esenjay's board of directors otherwise will not be affected.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of issued and outstanding shares of Esenjay common stock and a majority of the issued and outstanding 3DX common stock is required to approve the merger agreement.

    2,408,414 shares of 3DX common stock (representing 22.5% of the amount of the 3DX shares anticipated to be outstanding as of the time of the merger) are currently owned by, or are expected to be owned at the time of the merger by, officers and directors of 3DX and their affiliates. All of these shares are subject to voting agreements pursuant to which the holders have agreed to vote their shares in favor of the merger.

    9,533,367 shares of the Esenjay common stock (representing 60.4% of the amount of the Esenjay shares outstanding as of the time of the merger) are owned by two of Esenjay's shareholders. All of these shares are subject to voting agreements pursuant to which the holders have agreed to vote their shares in favor of the merger.

    SINCE A MAJORITY OF THE OUTSTANDING SHARES OF BOTH ESENJAY AND 3DX ARE REQUIRED FOR APPROVAL OF THE MERGER (RATHER THAN A MAJORITY OF THE SHARES REPRESENTED AT THE MEETINGS), FAILURE TO VOTE OR AN ABSTENTION FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

    A plurality of the votes present at the Esenjay annual meeting is required for the election of the director nominees.

REGULATORY MATTERS

    Esenjay and 3DX are not aware of any governmental or regulatory requirements for consummation of the merger other than compliance with applicable state corporate laws, federal and state securities laws and federal antitrust laws.

MARKET PRICE DATA

    3DX common stock is traded on the over-the-counter market. On May 11, 1999, the last day before the public announcement of the execution of the merger agreement, the closing bid price of the 3DX common stock as reported, was $0.25
per share. On July   , 1999, the closing per share bid price of the 3DX common
stock was $0. . Esenjay common stock is traded on the Nasdaq SmallCap Market. No shares of Esenjay preferred stock are currently outstanding, although it is anticipated that following the merger they will be listed for trading on the over-the-counter market. On May 11, 1999, the last day before the public announcement of the execution of the merger agreement, the closing price of the
Esenjay common stock as reported, was $2.375 per share. On July   , 1999, the
closing per share bid price of the Esenjay common stock was $      .
Stockholders are urged to obtain current price information for the 3DX common stock and the Esenjay common stock in connection with their consideration of the merger.

                         SUMMARY FINANCIAL INFORMATION

    The following historical consolidated financial information of Esenjay and 3DX has been derived from their respective historical consolidated financial statements and should be read in conjunction with the separate consolidated financial statements and notes thereto located elsewhere in this proxy statement/ prospectus or incorporated herein by reference. The selected historical consolidated financial information is not necessarily indicative of results to be expected after the merger is consummated.

                           ESENJAY EXPLORATION, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEAR ENDED            THREE MONTHS
                                                                             DECEMBER 31,         ENDED MARCH 31,
                                                                         ---------------------  --------------------
                                                                            1998       1997       1999       1998
                                                                         ----------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................................  $    1,716  $     909  $   1,511  $     (17)
                                                                         ----------  ---------  ---------  ---------
Cost and expenses:
  Production and exploration costs.....................................      11,624      3,065      1,063         60
  Depletion, depreciation and amortization.............................       1,523        316        619         54
  Amortization of unproved properties..................................       6,937         --      2,383         --
  Impairment of oil and gas properties.................................       5,832        349         --         --
  Interest expense.....................................................         620         61        123         19
  General and administrative...........................................       4,501      2,072      1,404        459
                                                                         ----------  ---------  ---------  ---------
Net loss...............................................................     (29,321)    (4,954)    (4,081)      (609)
Cumulative preferred stock dividend....................................          48        103         --         25
                                                                         ----------  ---------  ---------  ---------
Basic and diluted net loss per common and common stock equivalent......  $  (29,369) $  (5,057) $  (4,081) $    (634)
                                                                         ----------  ---------  ---------  ---------
                                                                         ----------  ---------  ---------  ---------
Net loss per common and common stock equivalent........................  $    (2.97) $   (3.07) $   (0.26) $   (0.38)
                                                                         ----------  ---------  ---------  ---------
                                                                         ----------  ---------  ---------  ---------
Weighted average common shares outstanding.............................       9,882      1,646     15,785      1,656
                                                                         ----------  ---------  ---------  ---------
                                                                         ----------  ---------  ---------  ---------

                                                                                      AS OF
                                                                                    MARCH 31,
                                                                                       1999
                                                                                    ----------
BALANCE SHEET DATA:
Working capital (deficit).........................................................  $   (9,455)
Property and equipment, net.......................................................      53,960
Total assets......................................................................      61,755
Long-term debt (excluding current maturities).....................................      13,868
Stockholders' equity..............................................................      31,241

                             3DX TECHNOLOGIES INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             YEAR ENDED            THREE MONTHS
                                                                            DECEMBER 31,         ENDED MARCH 31,
                                                                        ---------------------  --------------------
                                                                          1998        1997       1999       1998
                                                                        ---------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................  $   4,599  $    3,631  $     568  $     871
                                                                        ---------  ----------  ---------  ---------
Costs and expenses:
  Lease operating.....................................................        732         437         85        172
  Impairment of oil and gas properties................................      7,864       9,061        991        878
  Depletion, depreciation & amortization..............................      3,545       2,636        593        659
  General and administrative and other(a).............................      2,047       2,533        384        699
                                                                        ---------  ----------  ---------  ---------
    Total costs and expense...........................................     14,188      14,667      2,053      2,408
                                                                        ---------  ----------  ---------  ---------
Net loss..............................................................     (9,589)    (11,036)    (1,485)    (1,537)
                                                                        ---------  ----------  ---------  ---------
                                                                        ---------  ----------  ---------  ---------
Basic and diluted net loss per common share...........................  $   (1.15) $    (1.53) $   (0.16) $   (0.21)
                                                                        ---------  ----------  ---------  ---------
                                                                        ---------  ----------  ---------  ---------
Weighted average number of common shares outstanding..................      8,328       7,194      9,380      7,272
                                                                        ---------  ----------  ---------  ---------
                                                                        ---------  ----------  ---------  ---------

                                                                                     AS OF MARCH
                                                                                         31,
                                                                                     -----------
                                                                                        1999
                                                                                     -----------
BALANCE SHEET DATA:
Working Capital....................................................................   $     519
Property and equipment, net........................................................       9,243
Total assets.......................................................................      11,274
Borrowings on Credit Agreement.....................................................         750
Stockholder's equity (deficit).....................................................   $   9,076

------------------------

(a) As discussed in Note 2 to the 3DX December 31, 1998 financial statements, rental income has been reflected as a reduction of general and administrative expenses in all periods presented.

       ESENJAY AND 3DX COMBINED SELECTED PRO FORMA FINANCIAL INFORMATION

    The selected unaudited combined pro forma consolidated historical financial information has been derived from the unaudited pro forma financial statements appearing elsewhere in this proxy statement/ prospectus and should be read in conjunction with those statements and notes thereto. The pro forma information is not necessarily indicative of the results that would have been obtained if the merger had been consummated on January 1, 1998 (in the case of the statement of operations data) or on March 31, 1999 (in the case of the balance sheet data), or that may be obtained in the future.

                                                                                    PRO FORMA       PRO FORMA
                                                                                    YEAR ENDED     THREE MONTHS
                                                                                   DECEMBER 31,  ENDED MARCH 31,
                                                                                       1998            1999
                                                                                   ------------  ----------------
                                                                                           (IN THOUSANDS,
                                                                                       EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................................   $    6,315      $    2,079
Cost and Expenses:
  Production and exploration costs...............................................       14,027           1,594
  Depletion, depreciation and amortization.......................................        3,851           1,201
  Impairment of oil and gas properties...........................................        5,832               0
  Amortization of unproved properties............................................        6,937           2,383
  Interest Expense...............................................................          633             124
  General & administrative expenses..............................................        6,536           1,787
                                                                                   ------------        -------
Net loss.........................................................................   $  (31,501)     $   (5,010)
Cumulative preferred stock dividend..............................................           48               0
                                                                                   ------------        -------
Net income (loss) applicable to common shareholders..............................   $  (31,549)     $   (5,010)
                                                                                   ------------        -------
                                                                                   ------------        -------
Basis and diluted net loss per common and common stock equivalent................   $    (2.36)     $    (0.26)
                                                                                   ------------        -------
                                                                                   ------------        -------
Weighted average common shares outstanding.......................................       13,371          19,274
                                                                                   ------------        -------
                                                                                   ------------        -------

                                                                                  PRO FORMA
                                                                               AS OF MARCH 31,
                                                                                    1999
                                                                               ---------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)....................................................     $  (8,935)
Property and equipment, net..................................................        61,258
Total assets.................................................................        71,085
Long-term debt (excluding current maturities)................................        14,618
Stockholders' equity.........................................................        38,373

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

    The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, seismic, drilling or exploration operations, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. The forward-looking statements also include our expectations concerning the anticipated benefits and risks of the merger. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct, and we cannot give any assurance that any of the anticipated benefits to us from the merger will be realized or that the risks to investors in the merger will not occur.

    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

    Uncertainties are inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond Esenjay's and 3DX's control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates generally are different from quantities of oil and natural gas that ultimately are recovered. Drilling and exploration plans are subject to modification based upon seismic analysis, drilling results, production results, and capital availability. Capital availability may also be affected by many factors including market conditions and exploration results.

    Additional important factors that could cause actual results to differ materially from Esenjay's and 3DX's expectations are disclosed elsewhere in this proxy statement/prospectus.

    All subsequent written and oral forward-looking statements attributable to the companies or persons acting on their behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER TO VOTE TO APPROVE THE MERGER AND THE RESULTING ISSUANCE OF THE SHARES OF ESENJAY COMMON STOCK OR PREFERRED STOCK IN EXCHANGE FOR 3DX COMMON STOCK.

RISK FACTORS RELATING TO THE MERGER

    WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ESENJAY AND 3DX, AND WE MAY NOT REALIZE EXPECTED COST SAVINGS. We may encounter difficulties in integrating the previously separate organizations and operations of Esenjay and 3DX. The management of the combined company will have to devote substantial attention and resources to the integration of the two companies. The diversion of management's attention and any difficulties it encounters in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, we may not realize any of the anticipated benefits of the merger.

    THE VALUE OF ESENJAY COMMON STOCK THE 3DX STOCKHOLDERS WILL RECEIVE MAY DECREASE BETWEEN NOW AND THE COMPLETION OF THE MERGER. Because the market price of Esenjay common stock is subject to fluctuation, the value at the time of the merger of the consideration to be received by the 3DX stockholders will depend on the market price of Esenjay common stock at that time, which may be lower than the market price of Esenjay common stock on the day the merger was announced, and the value of the Esenjay common stock may further fluctuate the day that Esenjay preferred stock is converted into Esenjay common stock.

    THE ESENJAY PREFERRED STOCK IS SUBJECT TO LIQUIDITY RISKS AND HAS LIMITED UPSIDE POTENTIAL. The Esenjay preferred stock to be issued in the merger is anticipated to be listed on Nasdaq's Bulletin Board System. There can be no assurance that a holder of preferred stock will be able to sell it. Furthermore, because of Esenjay's right to redeem the preferred stock at a fixed price, the upside potential for the preferred stock could be limited.

    ESENJAY MAY NOT HAVE THE CASH FOR THE REDEMPTION OR CONVERSION OF THE PREFERRED STOCK. Esenjay's credit agreements restrict its ability to redeem stock for cash either pursuant to its optional redemption right or pursuant to the holder's optional conversion rights. There can be no assurance that Esenjay will have the liquidity or will be able to obtain the necessary consents of its lenders to make a cash payment to holders of the preferred stock.

RISK FACTORS RELATING TO THE COMBINED COMPANY

    VOLATILE OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS. Prices of oil and natural gas have historically been volatile. Decreases in oil and natural gas prices will adversely affect the combined company's revenues, results of operations, cash flows and proved reserves.

    If the oil and gas industry experiences significant prolonged future price decreases, the combined company may be unable to generate sufficient cash flow from operations to make planned capital expenditures. Revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms also is dependent upon oil and gas prices. All of our sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices. Hedging agreements that limit our exposure to decreases in oil and gas prices also limit our ability to realize the benefits of increased oil and gas prices.

    MARKETABILITY OF OUR PRODUCTION MAY BE LIMITED. The marketability of our production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

    THE COMBINED COMPANY MAY INCUR ADDITIONAL IMPAIRMENT OF PROPERTIES' CARRYING VALUES. Accounting rules require that the combined company periodically review the carrying value of its oil and gas properties for possible impairment. The combined company may be required to reduce the carrying value of its oil and gas properties based on specific market factors and circumstances at the time of prospective impairment reviews, and continue the evaluation of development plans, production data, economics and other factors, as appropriate. An impairment constitutes a charge to earnings that does not impact the combined company's cash flow from operating activities. However, an impairment does impact the amount of the combined company's stockholders' equity.

    OUR BUSINESS IS SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION. Oil and gas operations are subject to various United States federal, state and local governmental laws and regulations that change from time to time in response to economic or political conditions. Matters subject to regulation include:

    - discharge permits for drilling operations;

    - drilling and abandonment bonds;

    - reports concerning operations, the spacing of wells, and unitization and pooling of properties;

    - environmental protection; and

    - taxation.

From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under laws and regulations primarily relating to protection of human health and the environment. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, as well as injunctive relief. The combined company also may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of its current properties or properties that it has owned or operated in the past.

    Although Esenjay and 3DX believe they are in substantial compliance with all applicable laws and regulations, the requirements imposed by these laws and regulations are frequently changed and subject to interpretation.

    OUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS COULD BECOME SIGNIFICANT. The trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If this legislation were to be enacted, it could have a significant impact on our operating costs, as well as the oil and gas industry in general. The combined company could incur substantial costs to comply with environmental laws and regulations, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our production.

    Environmental and other governmental regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and other facilities of the combined company. Each company individually has expended and the combined company will expend significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements. Increasingly strict environmental laws, regulations and enforcement policies, and claims for damages to property, employees, other persons and the environment resulting from our operations, could cause the combined company to incur substantial costs and liabilities in the future.

    ESTIMATES OF OIL AND GAS RESERVES MAY CHANGE. The calculations of proved reserves of crude oil and natural gas included in this document are only estimates. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, these estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from our estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this proxy statement/prospectus. In addition, the proved reserve information may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which will be beyond the combined company's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to the combined company's reserves will likely vary from the estimates used, and such variances may be material.

    Approximately 42.39% of Esenjay's and none of 3DX's total proved reserves at December 31, 1998 were undeveloped, which are by their nature less certain than proved developed reserves. Recovery of these reserves will require significant capital expenditures and successful drilling operations. The reserve data set forth in Esenjay's financial data assumes that substantial capital expenditures will be required to develop the reserves. Although cost and reserve estimates attributable to oil and gas reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

    The present value of future net revenues referred to in this proxy statement/prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In accordance with applicable SEC requirements, the estimated future net cash flows from proved reserves generally are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with the development and production of oil and gas properties. In addition, the 10% discount factor, which the SEC requires to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor.

    THE COMBINED COMPANY WILL CONTINUE TO FACE STRONG COMPETITION. There is strong competition relating to all aspects of the oil and natural gas industry, and in particular in the exploration and development of new oil and natural gas reserves. We compete with major integrated and independent gas and oil companies for the acquisition of desirable gas and oil properties and leases, for the equipment and labor required to develop and operate these properties, and in the marketing of natural gas to end-users. Many of these competitors have financial and other resources substantially greater than ours. In addition, many of our larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. We also compete in attracting and retaining technical personnel, including geologists, geophysicists and other specialists. There can be no assurance we will be able to attract or retain technical personnel in the future.

    THE COMBINED COMPANY MAY NOT BE ABLE TO REPLACE RESERVES. Without successful exploration, development or acquisition activities, the combined company's reserves and revenues will decline over time. Exploration, the continuing development of reserves and acquisition activities will require significant expenditures. If our cash flow from operations is not sufficient for this purpose, we may not be able to obtain the necessary funds. The inability to replace reserves could reduce the amount of credit available to us since the maximum amount of borrowing capacity available under our revolving credit facility will be based, at least in part, on the estimated quantities of our proved reserves.

    THE COMBINED COMPANY IS NOT LIKELY TO PAY DIVIDENDS. Neither 3DX nor Esenjay pays dividends on its common stock. Furthermore, Esenjay does not anticipate paying dividends in the near future. Esenjay is restricted under the terms of its bank credit agreement from making distributions of any type with respect to any class of its capital stock unless it meets certain financial covenants. Esenjay currently does not meet all of the financial requirements and, unless it receives a waiver from such tests, is restricted under the terms of the bank credit agreement from making any dividend payments or other distribution with respect to any class of its capital stock.

    THE COMBINED COMPANY WILL ENCOUNTER SIGNIFICANT EXPLORATION RISKS INCLUDING RISKS RELATED TO ITS HEAVY RELIANCE ON 3-D SEISMIC TECHNOLOGIES AND COMPUTER AIDED EXPLORATION. Exploratory drilling is a speculative activity, and there can be no assurance as to the success of our drilling program. Both Esenjay's and 3DX's strategy is to enhance the value of exploration projects through the use of 3-D seismic and computer aided exploration technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-D displays of subsurface geological formations that enable our explorationists to detect seismic anomalies and structural features that are not apparent in 2-D seismic surveys. However, these technologies require greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators, and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present in such structures. Exploratory drilling and, to a lesser extent, development drilling involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells are uncertain. Our future drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

    ESENJAY HAS A HISTORY OF LOSSES AND WORKING CAPITAL DEFICITS. For the years ended December 31, 1997 and 1998, Esenjay had net losses of $4,953,803 and $29,321,347. We had a net loss of $4,081,478 for the three months ended March 31, 1999. Our accumulated deficit as of March 31, 1999 was $46,568,341. On a pro forma basis for the year ended December 31, 1998 and the three months ended March 31, 1999, we had net losses of $31,500,732 and $5,009,759 respectively. Even if the combined company generates substantial cash flow, we could continue to generate losses for financial reporting purposes under our successful efforts accounting procedures.

    THE COMBINED COMPANY WILL REQUIRE SUBSTANTIAL CAPITAL TO FUND ITS EXPLORATION AND DEVELOPMENT PROJECTS. Esenjay has made and intends to make substantial capital expenditures in connection with the exploration and development of its gas and oil properties. Esenjay must obtain approval of this transaction from its lender prior to closing. Historically, it has funded its capital expenditures through a combination of internally generated funds, equity and long-term debt financing, and short-term financing arrangements. Based on its current operations, Esenjay anticipates that its capital expenditures through the end of 1999 will be funded from:

    - the availability of credit under Esenjay's bank credit agreement and other credit facilities;

    - sales of promoted interests in the exploration projects to industry partners; and

    - if the foregoing financing sources are inadequate, the sale of interests in Esenjay's assets to unaffiliated third parties.

    The availability of credit under the bank credit agreement is subject to several variables, such as the level of production from existing wells, prices of gas and oil and Esenjay's success in locating and producing new reserves. Our cash generated from operations and borrowing capacity will not be sufficient to fund our exploration budget in full. Therefore, unless Esenjay finds additional sources of capital it will be required to seek additional sources of capital to fund its capital expenditure budget, sell interests in its exploration projects, or curtail its drilling program. There can be no assurance that funds available to Esenjay will be sufficient for it to carry out its proposed plans.

    MORTGAGES ON GAS AND OIL PROPERTIES AND CREDIT AGREEMENT COVENANTS AND RESTRICTIONS LIMIT THE COMBINED COMPANY'S ABILITY TO BORROW ADDITIONAL
FUNDS. Esenjay has granted to Bank of America NT&SA a mortgage on substantially all of its proved developed gas and oil properties to secure repayment under the bank credit agreement. In addition, Esenjay granted a mortgage to Bank of America NT&SA as collateral agent on behalf of itself and Duke Energy Financial Services on substantially all of the company's other proven and unproven gas and oil properties to secure loans from Bank of America NT&SA and Duke Energy Financial Services. The party providing financing for the Starboard Project has been granted an overriding royalty interest in the Starboard Project properties. Repayment of this financing will be made only from the proceeds of the overriding royalty interest, but such payments are secured by a mortgage on the Starboard Project properties. These liens limit Esenjay's ability to borrow additional funds. The amount of borrowings under the bank credit agreement is based on the maintenance of adequate natural gas and oil reserves to support the amount borrowed. Should the estimated proved natural gas and oil reserves or the price to be received for these reserves decline below the required reserve value, Esenjay would be required either to accelerate payment, repay a specified amount of the borrowings so as to have adequate reserve value to support the borrowing, or provide additional collateral for the loan. A failure by Esenjay to comply with the covenants and restrictions contained in the credit agreements, or to obtain a waiver to such covenants and restrictions, will constitute a default under the terms of the bank credit agreement and the Starboard Project Financing, resulting in the indebtedness under all of those credit arrangements becoming immediately due and payable and enabling the lenders to foreclose against the collateral for the loans.

    At March 31, 1999, Esenjay's tangible net worth as calculated pursuant to the credit agreement with Bank of America NT&SA was $31,241,110. This tangible net worth amount violated a covenant in the credit agreement with Bank of America NT&SA. Bank of America NT&SA has waived noncompliance with this covenant through June 30, 1999. Esenjay and Bank of America NT&SA have been in discussions, both recognizing that the covenant as initially established did not give adequate consideration to the effects of Esenjay's successful efforts method of accounting on the future book value of its properties, in particular the accounting treatment that Esenjay has adopted, which requires the amortization over a period not to exceed forty-eight months of a substantial portion of the property values recorded pursuant to acquisitions. As such, Bank of America NT&SA has agreed with Esenjay in concept to reduce the tangible net worth requirement to an amount not in excess of $25,000,000, subject to approval of Bank of America NT&SA's credit committee, which is anticipated in the second quarter of 1999. In the event the credit committee does not approve the modification of the covenant, Esenjay would be in noncompliance of this provision and will seek alternative long-term financing arrangements. Esenjay expects Bank of America NT&SA to approve the modification.

    Further, as of March 31, 1999, Esenjay's current ratio was 0.6939 and Esenjay's interest coverage ratio was (0.7006) to 1, both of which violated the covenants in the credit agreement. Bank of America NT&SA has waived said noncompliance at March 31, 1999. Esenjay believes it has improved its current ratio and its interest coverage ratio since March 31, 1999 significantly. Although Esenjay believes it can be in compliance with both of these covenants throughout the remainder of 1999, there can be no assurance that it will be in compliance. As a result it is possible that additional waivers may be needed in the future. In the event Bank of America NT&SA did not grant such waivers, if needed, Esenjay would be in noncompliance of the covenants and would seek alternative financing arrangements.

    TITLE TO THE COMBINED COMPANY'S UNDEVELOPED OIL AND GAS LEASES MAY BE SUBJECT TO REVIEW. Title to Esenjay's oil and gas leases, including those acquired from 3DX, will not be examined until drill sites are selected. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition other than a preliminary review of local records. Although title will be examined before drilling on a site commences, as is customary in the industry, we do not intend to purchase title insurance, and there can be no assurance that losses relating to any lease will not result from title defects, defects in the assignment of leasehold rights or prior encumbrances.

    THE COMBINED COMPANY FACES SUBSTANTIAL COMPETITION FOR OIL AND GAS LEASES AND SEISMIC PERMITS. Substantial competition exists for oil and gas leases and there can be no assurance Esenjay will be able to acquire the oil and gas leases it seeks. Similar competition exists for seismic permits without which 2-D and 3-D seismic surveys cannot be conducted. There can be no assurance Esenjay can obtain the permits necessary to conduct seismic surveys it may desire to conduct. The seismic permitting risk can be greater in the State of Louisiana, where current law requires permits from owners of at least an undivided 80% interest in each tract over which a seismic survey is proposed to be conducted.

    OUR CERTIFICATE OF INCORPORATION PROVIDES FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS AND LIMITS THEIR LIABILITY. Esenjay's Certificate of Incorporation, as permitted by Delaware law, eliminates in some circumstances the monetary liability of Esenjay's directors for breach of their fiduciary duty as directors. In those circumstances Esenjay's directors will not be liable to Esenjay or its stockholders for breach of such duty. The Certificate of Incorporation also provides that Esenjay shall indemnify its directors and officers to the full extent permitted by Delaware law.

RISK FACTORS SPECIFIC TO ESENJAY

    ESENJAY IS CONTROLLED BY TWO PRINCIPAL STOCKHOLDERS. Esenjay Petroleum currently owns approximately 32.7% and Aspect currently owns approximately 27.7% of Esenjay's issued and outstanding common stock. Following the merger, Esenjay Petroleum and Aspect will own approximately 26.8% and 22.6% respectively of Esenjay's issued and outstanding common stock assuming 50% of 3DX common stock elects Esenjay preferred stock and the ultimate conversion of each share of preferred stock into one share of Esenjay common stock. Therefore, each of Esenjay Petroleum and Aspect are in a position to substantially influence the outcome of stockholder votes on the election of directors and other matters. Moreover, Esenjay Petroleum and Aspect together have sufficient voting power to control the approval of any matter brought before Esenjay's stockholders. Esenjay Petroleum and Aspect have entered into an agreement to vote their common stock in favor of the merger. In addition, if Esenjay Petroleum or Aspect were to sell a significant number of their shares of common stock in the public market, the prevailing market price of the common stock could be adversely affected.

    SEVERAL ESENJAY DIRECTORS HAVE CONFLICTS OF INTEREST. Michael E. Johnson and Charles J. Smith each own 50% of Esenjay Petroleum common stock and Alex M. Cranberg owns a controlling interest in Aspect. Their respective relationships with Esenjay Petroleum and Aspect create conflicts of interest with their serving as directors of Esenjay.

    Aspect has retained a substantial interest in many of the projects that Aspect transferred to Esenjay, and Aspect has the right to acquire oil and gas interests in areas adjacent to those covered by Esenjay's exploration projects. Aspect's participation in these additional exploration projects creates a conflict of interest with Esenjay. Aspect will not participate in any exploration project in the areas of mutual interest created pursuant to the acquisition agreement. In addition, Aspect and Esenjay have entered into an agreement that for a period of three years beginning May 19, 1998, before selling any projects that Aspect owns now or may own during the three year period in certain defined counties surrounding the exploration projects, Aspect will first offer to sell the project to Esenjay at a price and on terms identical to those initially offered to third party purchasers. Nonetheless, Aspect may continue to participate in oil and gas exploration activities outside the areas established by the acquisition agreement and the areas adjacent thereto. Aspect is not obligated to offer Esenjay a participation in those projects, and Aspect will be in competition with Esenjay to that extent.

    Aspect has been involved in several exploration programs with 3DX and Alex
M. Cranberg was instrumental in arranging the June 3, 1998 private stock offering pursuant to which 3DX sold approximately $2,200,000 of 3DX common stock. This transaction is described in footnote 8 to 3DX's December 31, 1998 financial statements attached hereto. In the June 3, 1998 private offering, Mr. Cranberg's wife, Susan Morrice, and a corporation she controls, Minnowburn Corporation, purchased 344,480 shares of 3DX common stock. According to 3DX's records, Ms. Morrice currently owns 175,867 shares of 3DX common stock and Minnowburn Corporation owns 369,202 shares of 3DX common stock.

    ESENJAY ENCOUNTERS RISKS IN ITS HEDGING ACTIVITIES. In order to manage our exposure to price risks in the marketing of oil and natural gas, Esenjay has in the past and expects to continue to enter into oil and gas hedging arrangements. These arrangements may include futures contracts on the New York Mercantile Exchange, fixed price delivery contracts and financial swaps. These hedging arrangements may apply to only a portion of our production and provide only partial price protection against a decline in natural gas prices. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains if oil and natural gas prices rise substantially over the price established by the hedging transaction. In addition, these transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

    - production is less than expected;

    - there is a widening of price differentials between delivery points for our production and the delivery point assumed in the arrangement;

    - the counter parties to our hedge contracts fail to perform under the contracts; or

    - a sudden, unexpected event has a material impact on oil or natural gas prices.

    Esenjay's only current swap arrangement is required by our credit agreement with Bank of America NT&SA. In October of 1998, Esenjay entered into two swap agreements, one for 4,000 MMBtu's per day of its Gulf Coast natural gas production for $2.14 per MMBtu net to the wellhead for the period beginning November 1998 and ending in October 1999, and the second one for 700 MMBtu's per day of its Gulf Coast natural gas production for $2.13 per MMBtu net to the wellhead for the period beginning November 1998 and ending in October 1999. Both of these swap agreements were supplemented in December 1998 when Esenjay entered into additional swap agreements, one of which was for 4,000 MMBtu's per day of its Gulf Coast natural gas production for $2.07 per MMBtu net to the wellhead for the period beginning November 1999 and ending in October 2000, and the second one was for 700 MMBtu's per day of its Gulf Coast natural gas production for $2.07 per MMBtu net to the wellhead for the period beginning November 1999 and ending in October 2000. As a result of the foregoing transactions, Esenjay has 4,700 MMBtu's per day of its Gulf Coast natural gas production hedged through October 2000.

    ESENJAY DEPENDS ON KEY PERSONNEL WHO DO NOT HAVE EMPLOYMENT
AGREEMENTS. Esenjay's business is dependent upon the performance of certain of its executive officers. Esenjay has not entered into employment agreements with these executive officers. There can be no assurance Esenjay will be able to enter into any such employment agreements or otherwise retain such officers. Furthermore, Esenjay does not maintain key-man life insurance on any of our employees.

    THE MARKET PRICE OF ESENJAY'S COMMON STOCK COULD BE ADVERSELY AFFTECTED BY SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE PERCEPTION THAT SUCH SALES COULD OCCUR. As of March 31, 1999, Esenjay had a total of 15,784,834 shares of common stock outstanding, 15,769,934 of which are freely tradeable without restriction or further registration under the Securities Act. In addition, 14,900 shares of common stock issued under Esenjay's 401-k Plan are "Restricted Securities" within the meaning of

Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration under the Securities Act of 1933, unless an exemption from registration is available.

    Approximately 1,262,918 shares of common stock are issuable upon the exercise of existing options and warrants with exercise prices ranging from $7.20 to $21.73 per share and 210,667 shares are issuable upon the exercise of additional existing options and warrants with exercise prices ranging from $1.96 to $3.78. All of such shares have been or may be registered for resale pursuant to registration rights agreements.

    The sale of a material number of the shares of common stock eligible for resale without restriction in the public markets or that will be eligible for resale without restriction upon registration pursuant to applicable registration rights agreements could have a material adverse effect on the trading price of Esenjay's common stock.

    ESENJAY MAY ENCOUNTER YEAR 2000 COMPLIANCE ISSUES. Esenjay is exposed to the risk that the Year 2000 issue could cause system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send joint interest billings, or engage in similar normal business activities. During 1998, Esenjay undertook a corporate-wide initiative designed to assess the impact of the Year 2000 issue on software and hardware utilized in Esenjay's operations.

    Esenjay's initiative is to be conducted in these phases: assessment, implementation and testing. During the assessment phase, Esenjay completed a comprehensive inventory of all "mission critical" systems and equipment. Many of Esenjay's systems include hardware and packaged software purchased from large vendors who have represented that these systems are already Year 2000 compliant.

    Esenjay relies on other producers and transmission companies to conduct its basic operations. Should any third party with which Esenjay has a material relationship fail, the impact could impair Esenjay's ability to perform its basic operation. Examples of such changes are an inability to transport production to market or an inability to continue drilling activities. As part of Esenjay's assessment phase, Esenjay will address the most reasonably likely worst-case scenarios and potential costs.

    The majority of Esenjay's technical applications are not date sensitive. However, if such modifications are not adequate or do not operate properly, the Year 2000 issue could have a material impact on Esenjay. Of those applications that are date sensitive, most have recently been, or are currently being, upgraded. Esenjay intends to complete the testing of Year 2000 modifications during the third quarter of 1999. Esenjay has not established a contingency plan but intends to formulate one to address unavoidable risks, including those discussed above. Esenjay expects to have the contingency plan formulated by mid-1999.

    Esenjay's efforts with respect to the Year 2000 issue have been handled internally by management and other Company personnel. Costs of developing and carrying out this initiative are being funded from Esenjay's operations and have not represented a material expense to Esenjay. Esenjay has not completed its assessment but currently believes that the costs of addressing the Year 2000 issue should not be significant and should not have a material adverse impact on Esenjay's financial condition.

    DISCRETIONARY ISSUANCE OF PREFERRED STOCK AND OTHER ANTI-TAKEOVER PROVISIONS INHIBIT A CHANGE OF CONTROL OF ESENJAY. Esenjay's certificate of incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Esenjay, which could have the effect of discouraging bids for Esenjay and, thereby, prevent stockholders from receiving the maximum value for their shares.

    In addition to the provision for the issuance of preferred stock, Esenjay's certificate of incorporation and bylaws include several other provisions that may have the effect of inhibiting a change of control of Esenjay. These include a classified board of directors, no stockholder action by written consent and advance notice requirements for stockholder proposals and director nominations. These provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of Esenjay. Moreover, as a Delaware corporation, Esenjay is subject to the provisions of the Delaware General Corporation Law that could make it difficult or tend to discourage attempts to acquire Esenjay. Delaware law includes provisions that are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with Esenjay's board of directors rather than pursue non-negotiated takeover attempts.

                                   THE MERGER

    THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF CERTAIN MATERIAL TERMS AND CONDITIONS OF THE MERGER. THE DESCRIPTION OF THE MERGER IS QUALIFIED BY, AND SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE PLAN AND AGREEMENT OF MERGER, WHICH IS ATTACHED HERETO AS EXHIBIT A, AND THE STATEMENT OF ESENJAY EXPLORATION, INC. ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES A CONVERTIBLE PREFERRED STOCK, WHICH IS ATTACHED HERETO AS EXHIBIT B, BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE MERGER.

    On May 11, 1999, Esenjay and 3DX entered into the Plan and Agreement of Merger. If the merger is approved by the stockholders of both companies and is consummated, 3DX will be merged into Esenjay with Esenjay being the surviving company. The merger will be effective when Esenjay files a Certificate of Merger with the Secretary of State of the State of Delaware. On the effective date of the merger, and without any further action by the stockholders, the following events will occur:

    - 3DX will cease to exist as a separate entity, except as required to continue by statute;

    - The existing directors of Esenjay will continue in their positions with the addition of C. Eugene Ennis as a director of Esenjay representing the holders of the preferred stock;

    - The incumbent officers of Esenjay before the effective date shall continue in their respective offices until their successors are duly elected and qualified; and

    - holders of 3DX common stock will have their choice of either of the following forms of merger consideration or a combination thereof:

       - 3.25 shares of issued and outstanding 3DX common stock for one share of Esenjay common stock; or

       - 2.75 shares of issued and outstanding 3DX common stock for one share of Esenjay Series A Convertible Preferred Stock.

    If holders of an aggregate of more than 50% of the shares of 3DX common stock elect to receive preferred stock in the merger, the amount electing to receive preferred stock will be pro rated so that an aggregate of only 50% of the total shares of 3DX common stock will be converted into preferred stock, with the other shares of 3DX common stock being converted into Esenjay common stock.

BACKGROUND

    In August 1998, 3DX began exploring possibilities for an additional capital infusion or for a possible sale or merger of 3DX. The 3DX board of directors determined that either a significant additional capital infusion or a strategic combination resulting in a larger company was necessary for 3DX to compete effectively in the conditions facing the oil and gas industry. From August 1998 to March 1999, representatives from 3DX met with 18 different merger candidates, including Esenjay. 3DX met with 10 additional parties throughout this period to explore alternative financing transactions in lieu of a merger or sale. Discussions with sources of additional capital were ultimately abandoned due to the high cost of capital and the resulting severe dilution that would be suffered by 3DX's shareholders.

    3DX initially met with Esenjay to discuss a possible merger on August 20, 1998 in a meeting suggested by Mr. Alex Cranberg. Mr. Cranberg is a director of Esenjay. Mr. Cranberg is also the President of Aspect, which has been involved in several exploration programs with 3DX. Mr. Cranberg was instrumental in arranging the June 3, 1998 private stock offering pursuant to which 3DX sold approximately $2,200,000 of 3DX common stock. This transaction is described in footnote 8 to 3DX's December 31, 1998 financial statements attached hereto. In the June 3, 1998 private offering, Mr. Cranberg's wife, Susan Morrice, and a corporation she controls, Minnowburn Corporation, purchased 344,480 shares of 3DX common stock.

According to 3DX's records, Ms. Morrice currently owns 175,867 shares of 3DX common stock and Minnowburn Corporation owns 369,202 shares of 3DX common stock.

    Several prospective merger partners were allowed access to information about 3DX and its properties in order to further evaluate a proposed transaction. After several weeks of discussions, on November 2, 1998 3DX signed a letter of intent to merge with Fortune Natural Resources Corporation. In December 1998, 3DX learned that Fortune's expected source of financing to complete the merger transaction as originally proposed had been withdrawn. 3DX notified Fortune that it was unwilling to extend the letter of intent and confirmed its termination by a letter to Fortune and a press release dated January 4, 1999. 3DX then reopened discussions with Esenjay and several other candidates.

    On February 17, 1999, Esenjay made a presentation on a proposed merger to the 3DX board of directors. After several discussions between the companies in the following weeks, 3DX presented an offer to Esenjay on March 5, 1999. Esenjay made a counter-offer to 3DX on March 11, 1999, at which time the board of directors of 3DX determined to begin developing a mutually acceptable merger agreement. 3DX, Esenjay, and their respective financial and legal advisors began negotiating the terms of the merger agreement on March 26, 1999 and substantially completed their negotiations by May 3, 1999. Meanwhile, 3DX continued discussions with other merger candidates, with one other candidate continuing to propose possible merger terms until just prior to 3DX's May 5, 1999 board of directors meeting.

    After being presented with an oral opinion from Harris Webb & Garrison, Inc. on the fairness of the proposed merger, the 3DX board of directors approved the merger agreement on May 5, 1999.

    The merger agreement was approved by the board of directors of Esenjay on May 4, 1999. The vote of the board of directors was a unanimous vote of those directors voting. Two directors, Alex Cranberg and Alex Campbell, abstained from voting because they are also officers of Aspect and affiliates of Aspect own 3DX common stock. Mr. Cranberg and Mr. Campbell felt that the overlapping ownership may have been perceived as a conflict of interest. The merger agreement was signed on May 11, 1999 and was publicly announced on May 12, 1999.

    In connection with the execution of the merger agreement, the officers and directors of 3DX executed voting agreements covering shares owned by them and certain of their affiliates. 2,408,414 shares of 3DX common stock (representing 22.5% of the amount of the 3DX shares anticipated to be outstanding as of the time of the merger) are currently owned by, or are expected to be owned at the time of the merger by, officers and directors of 3DX and their affiliates. Esenjay obtained voting agreements from Esenjay Petroleum and Aspect in which they agree to vote in favor of the merger. Esenjay's voting agreements require Esenjay Petroleum and Aspect to vote their 9,533,367 shares of Esenjay common stock (or approximately 60.4% of Esenjay's outstanding shares) for the merger.

ESENJAY'S REASONS FOR MERGER

    Both Esenjay and 3DX are in the business of exploring for and producing natural gas and oil through the use of 3-D seismic and computer aided exploration technologies. Esenjay's board of directors learned that 3DX was seeking a merger candidate or capital infusion and entered discussions with 3DX in August 1998 which terminated upon the announcement by 3DX of its intent to merge with Fortune Natural Resources Corporation. After 3DX's proposed transaction with Fortune was terminated, Esenjay's board of directors confirmed that a potential merger with 3DX could be in Esenjay's best interest due to each Company's complimentary business focuses. Esenjay believes consummating the merger is in its best interest for a number of reasons, in particular, the following:

    - Esenjay and 3DX have interests in some of the same exploration projects, including interests in seismic data in those exploration projects; therefore, consummation of the merger will increase the combined Company's interest in these projects, thereby giving the combined company greater control over their operation and development;

    - 3DX currently owns interests in exploration projects in which Esenjay does not have an interest, but which Esenjay believes can be value additions to its project inventory;

    - the merger of Esenjay and 3DX results in the acquisition by Esenjay of interests in exploration assets at attractive prices, including interests in proven developed natural gas and oil properties;

    - the increased asset base resulting from the merger may result in access to capital to which Esenjay might not otherwise find available and access to capital at more attractive financing costs;

    - certain key professional technical personnel at 3DX may remain on the staff of the combined company, thereby expanding its array of professional exploration personnel;

    - Esenjay expects that the merger will result in cost savings due to the elimination of redundant facilities and personnel;

    - the structure of the merger, which is intended to be tax-free to Esenjay and its stockholders; and

    - Esenjay has received an opinion from an independent investment firm that the merger will be fair to Esenjay and its stockholders, despite conflicts of interest that may arise due to the overlapping ownership by certain shareholders of Esenjay common stock and 3DX common stock.

    The foregoing discussion of the information and factors that were given weight by Esenjay's board of directors is not exhaustive. In view of the variety of factors considered, the Esenjay board of directors did not deem it useful to, and did not assign relative weights to, the various factors considered in reaching its conclusion. Instead, it conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Esenjay's management and outside legal and financial advisors, as well as discussions with 3DX's management. In considering these factors, individual directors may have given different weights to different factors.

3DX'S REASONS FOR MERGER

    For the reasons described in "Background of the Merger", the 3DX board of directors and management have been pursuing a merger or other financing transaction since August 1998. The auditor's report relating to 3DX's audited balance sheet as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 contains an explanatory paragraph as to 3DX's ability to continue as a going concern. If the merger with Esenjay is not closed, 3DX will be required to explore other possibilities for additional capital infusions or for possible sale or merger of the company. There can be no assurance that such attempts would be successful. 3DX's recent delisting from The NASDAQ SmallCap Market will exacerbate the difficulty in pursuing additional capital.

    The 3DX board of directors has determined that the proposed merger with Esenjay is fair to, and in the best interest of, 3DX and its stockholders. Accordingly, the 3DX board has unanimously approved the merger and recommends that the 3DX stockholders vote "for" approval and adoption of the merger and the merger agreement.

    The failure of 3DX's shareholders to approve the merger with Esenjay could have a severe negative impact upon 3DX. In order to secure Esenjay's agreement to the terms of the merger agreement, 3DX was required to agree to pay a termination fee in certain circumstances, including the failure of 3DX's stockholders to approve the merger. The board of 3DX acceded to Esenjay's demand for a termination fee in this circumstance after concluding that this transaction was likely to be approved by 3DX's stockholders, and a negative vote was only likely to occur if a superior offer emerged. However, in the event the stockholders of 3DX do not approve the merger and no superior offer for 3DX has been made, 3DX will owe Esenjay a termination fee of $250,000 and be required to reimburse Esenjay's fees and expenses in connection with the proposed transaction. This will have a material adverse effect on 3DX's liquidity and will make the need for a merger, sale or other financing transaction more acute.

    The principal reasons favoring the proposed merger with Esenjay considered by 3DX's board of directors are as follows:

    - The ratio at which shares of 3DX common stock will be exchanged for shares of Esenjay common stock in the merger was determined to be fair to holders of 3DX common stock from a financial point of view by management and 3DX's financial advisor, Harris Webb & Garrison, Inc.

    - 3DX shareholders will have the opportunity to elect to receive Esenjay preferred stock, which is designed to provide some protection from downward movement in the Esenjay common stock price during the year following the merger.

    - The structure of the merger, which is intended to be a tax-free transaction for federal income tax purposes.

    - The merger is intended to provide holders of 3DX common stock with the opportunity to receive a significant premium over current market prices for 3DX common stock.

    In addition to these factors, 3DX's board of directors considered a number of operational and financial efficiencies resulting from the combination of the two companies, including the following:

    - The merger is intended to result in a combined company whose common stock will trade on the Nasdaq Small Cap market in substantially greater dollar volumes than that of 3DX alone, thereby providing greater liquidity for 3DX shareholders.

    - The merger is intended to result in a combined company with greater discretionary cash flow and debt capacity than 3DX alone. This will increase the combined company's ability to grow reserves through exploration and development of a greater number of prospects using internally generated funds.

    - The merger is intended to result in a combined company with a greater access to capital, lower cost of capital, increased flexibility in capital allocation and added resilience against fluctuations in commodity prices.

    - The businesses and assets of Esenjay and 3DX are highly complementary in key areas and will result in larger interests in properties.

    - The merger is intended to create an organization with operating efficiencies by combining common interests in onshore Gulf Coast properties, consolidation of the corporate offices of the two companies and elimination of the fixed costs of one of the two public companies.

    - The merger will result in a combined entity with a business vision similar to 3DX's, which relies on high-technology based 3D seismic data to select exploration prospects.

The foregoing discussion of the information and factors that were given weight by 3DX's board of directors is not exhaustive. In view of the variety of factors considered, the 3DX board of directors did not deem it useful to, and did not, assign relative weights to the various factors considered in reaching its conclusion. Instead it conducted an overall analysis of the factors described above, including thorough discussions with and questioning of 3DX's management and outside legal and financial advisors. In considering these factors, individual directors may have given different weights to different factors.

CERTIFICATE OF DESIGNATIONS FOR SERIES A PREFERRED STOCK

    RANKING. With respect to distributions upon liquidation, dissolution or winding up, the Series A preferred stock ranks:

    - junior to any future series of preferred stock designated to be senior to Series A preferred stock;

    - equal to any future series of preferred stock designated to be equal in ranking to the Series A preferred stock; and

    - senior to Esenjay's common stock and any future series of preferred stock designated to be subordinate to the Series A preferred stock.

    As long as any Series A preferred stock remains outstanding, any future series or class of stock issued by Esenjay, other than common stock, shall specify its ranking relative to the Series A preferred stock. Esenjay may issue additional preferred stock; provided, however, that two-thirds of the members of the board of directors voting must approve the issuance of preferred stock to Aspect and its affiliates or to Esenjay Petroleum and its affiliates.

    DIVIDENDS. Holders of Series A preferred stock are entitled to receive dividends as if each of their shares of preferred stock had been fully converted into one share of Esenjay common stock.

    LIQUIDATION PREFERENCE. In the event Esenjay files voluntary or involuntary bankruptcy or otherwise winds up, holders of Series A preferred stock will receive the greater of either $1.875 per share or the amount to be received by the holders of common stock had each share of Series A preferred stock been converted into one share of common stock. Holders of Series A preferred stock will receive their liquidation distribution before any holders of common stock or future series of preferred stock that rank junior to the Series A preferred stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series A preferred stock will not be entitled to any further distribution of Esenjay's assets. Neither a consolidation, merger or other business combination of Esenjay with or into another corporation or other entity, nor a sale, lease, or exchange or transfer of all or part of Esenjay's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Esenjay.

    VOTING. The holders of the Series A preferred stock will have no voting rights except as described below or as required by law. In exercising any vote, each outstanding share of Series A preferred stock will be entitled to one vote. Shares held by Esenjay or any entity controlled by Esenjay shall have no voting rights.

    As long as any shares of Series A preferred stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to elect one director to serve on Esenjay's board of directors. Any vacancy on the board of directors caused by the death or resignation of the director representing the Series A preferred stock shall be filled at the next annual meeting of the stockholders of Esenjay. However, the board of directors shall promptly appoint any qualified person designated in writing by the holders of more than 50% of the then outstanding Series A preferred stock to fill such vacancy. The term of office of the director designated by the holders of the Series A preferred stock will terminate immediately upon there being no shares of Series A preferred stock outstanding.

    So long as Series A preferred stock is outstanding, Esenjay shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series A preferred stock, voting separately as a class:

    - amend, alter or repeal any provision of the certificate of incorporation or the bylaws of Esenjay so as to adversely affect the designations, preferences, limitations and relative rights of the Series A preferred stock;

    - effect any reclassification of the Series A preferred stock; or

    - amend, alter or repeal any provision of the Certificate of Designations; however, Esenjay may make technical, corrective, administrative or similar changes that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A preferred stock.

    REDEMPTION. For a period of one year from the effective date of the merger and at its sole option, Esenjay may redeem any or all of the Series A preferred stock at a price of $1.925 per share plus accumulated and unpaid dividends, if any.

    No holder of Series A preferred stock shall have any right to require Esenjay to redeem any or all of the shares of Series A preferred stock.

    OPTIONAL CONVERSION. If Esenjay has not exercised its optional redemption right and the average trading price of Esenjay common stock during the twelfth calendar month after the effective date of the merger is less than $1.875, the holders of Series A preferred stock may elect for optional conversion. If a holder of Series A preferred stock elects optional conversion, Esenjay may choose, at its sole option, to convert each electing share of Series A preferred stock into either:

    - a number of shares of Esenjay common stock equal to $1.875 divided by the average trading price of Esenjay's common stock during the twelfth calendar month after the effective date of the merger, to a maximum of
      3.75 shares; or

    - $1.65 in cash per share of preferred stock.

    AUTOMATIC CONVERSION. Each share of Series A preferred stock that remains issued and outstanding shall be automatically converted into one share of Esenjay common stock:

    - on the first day of the thirteenth calendar month after the effective date of the merger, if the average trading price of Esenjay common stock during the twelfth calendar month after the effective date of the merger is greater than, or equal to, $1.875; or

    - on the first day of the fourteenth calendar month after the effective date of the merger if the average trading price of Esenjay common stock during the twelfth calendar month after the effective date of the merger is less than $1.875 and the Series A preferred stock is not converted pursuant to the optional conversion provisions set forth above.

    ADJUSTMENTS TO CONVERSION PRICE. The conversion price will be subject to adjustment in certain events, including:

    - the issuance of stock as a dividend on the common stock;

    - subdivisions or combinations of the common stock;

    - the issuance to all holders of common stock of certain rights or warrants to subscribe for or purchase common stock at a price less than current market price and such rights or warrants expire within 45 days after the record date for determining stockholders entitled to receive them; or

    - the distribution to all holders of common stock of evidences of indebtedness of Esenjay or cash (excluding ordinary cash dividends), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above).

No adjustment in the conversion price will be required until cumulative adjustments aggregate 1% or more of the conversion price as last adjusted; however, any adjustment not made shall be carried forward.

    Esenjay may increase the number of shares into which each share of Series A preferred stock can be converted by any amount for any period of at least 20 days, in which case Esenjay shall give at least 15 days notice of such increase. Additionally, Esenjay may make such increases in the number of shares into which each share of Series A preferred stock can be converted as the board of directors of Esenjay deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend distribution of stock or issuance of rights or warrants or from any event treated as such for income tax purposes.

    Holders of outstanding Series A preferred stock will be entitled to convert their shares of preferred stock into the same consideration received by holders of Esenjay common stock in the event that:

    - Esenjay merges with or into another entity;

    - Esenjay sells or transfers all or substantially all of its assets; or

    - Esenjay initiates any compulsory share exchange in which Esenjay common stock is converted into other securities, cash or other property.

    OTHER PROVISIONS. Esenjay shall reserve and keep available out of its authorized but unissued shares of common stock sufficient shares of common stock to effect conversion of the shares of Series A preferred stock. Upon issuance by Esenjay, all shares of common stock that may be issued upon conversion of the shares of Series A preferred stock will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance. The holders of shares of Series A preferred stock are not entitled to any preemptive or subscription rights in respect of any securities of Esenjay.

OPINION OF 3DX FINANCIAL ADVISOR

    Harris Webb & Garrison, Inc. was retained by the board of directors of 3DX to render an opinion to the board as to the fairness from a financial point of view of the consideration to be received by the stockholders in the merger. On May 11, 1999, pursuant to 3DX's request, Harris Webb & Garrison delivered its written opinion to the board of directors of 3DX to the effect that, as of the date of the opinion, the consideration to be received by stockholders of 3DX in the merger was fair to such stockholders from a financial point of view. Harris Webb & Garrison has consented to the use of its name and the fairness opinion in this prospectus. A copy of the Harris Webb & Garrison fairness opinion is included as EXHIBIT C to this prospectus.

    The summary of the fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to read the opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by Harris Webb & Garrison. In arriving at its opinion, Harris Webb & Garrison considered a possible range of fair value with respect to the shares, and made its determination as to the fairness of the consideration based on the financial and comparative analyses described below.

    The Harris Webb & Garrison fairness opinion was prepared for the board of directors of 3DX and is directed only to the fairness, from a financial point of view, as of May 11, 1999, of the consideration to be received by stockholders in the merger. The Harris Webb & Garrison fairness opinion does not constitute a recommendation to any stockholder as to how to vote on the merger. In addition, Harris Webb & Garrison was not asked to opine as to, and its opinion does not address, the underlying business decision of the board of directors of 3DX to proceed with or to effect the merger, nor did Harris Webb & Garrison participate in the determination of the terms of the merger.

    In connection with rendering its opinion, Harris Webb & Garrison, among other things:

    - reviewed the merger agreement in its substantially final form;

    - reviewed Esenjay's Annual Reports on Form 10-KSB/A for the fiscal year ended December 31, 1998 and 3DX's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the period ended March 31, 1999;

    - reviewed the report prepared by Ryder Scott Company Petroleum Engineers, along with certain operating and financial information provided to Harris Webb & Garrison by management of 3DX relating to 3DX's properties, business and prospects;

    - discussed the Ryder Scott Report with representatives of Ryder Scott;

    - met with certain members of 3DX's senior management to discuss their operations, historical financial statements and future prospects;

    - reviewed certain operating and financial information, including projections, provided to Harris Webb & Garrison by management of Esenjay relating to its properties, business and prospects, including a reserve report prepared by Netherland, Sewell & Associates, Inc.;

    - reviewed the historical prices and trading volumes of 3DX and Esenjay common stock;

    - reviewed publicly-available financial data and stock market performance data of companies deemed generally comparable to 3DX;

    - reviewed the terms of recent acquisitions of publicly-held oil and gas assets and entities deemed generally comparable to 3DX; and

    - conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

    In rendering its opinion, Harris Webb & Garrison assumed, without independent verification, the accuracy, completeness and fairness of all financial and other information that was available to it from public sources or that was provided to it by 3DX, Esenjay, Ryder Scott, Netherland, Sewell or their representatives. Harris Webb & Garrison relied upon the assurances of 3DX and Esenjay that they have no actual knowledge of any facts that would make information they provided to Harris Webb & Garrison incomplete or misleading. Stockholders are cautioned, however, that the valuations concerning 3DX contained in the Ryder Scott report and the information regarding 3DX and Esenjay's future prospects provided to Harris Webb & Garrison by 3DX and Esenjay are based on numerous variables and assumptions that are inherently uncertain. These include, without limitation, general economic conditions and competitive conditions within the oil and gas industry and that the inclusion of such information should not be regarded as an indication that 3DX, Esenjay or any persons who received such information consider it other than an estimate of future events. These financial projections are not publicly available, to Harris Webb & Garrison's knowledge, and have not been disseminated to any party other than Harris Webb & Garrison.

    The fairness opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed upon by 3DX, Harris Webb & Garrison does not have any obligation to update, revise or reaffirm its opinion.

    In arriving at its opinion, Harris Webb & Garrison did not perform any independent appraisal of the assets of 3DX or Esenjay. In analyzing the value of proved reserves of 3DX, Harris Webb & Garrison relied substantially on the evaluations of Ryder Scott Company in the Ryder Scott Report. Harris Webb & Garrison also reviewed reserve evaluations prepared by management of 3DX and Esenjay prepared at the request of Harris Webb & Garrison near May 1, 1999. While Harris Webb & Garrison viewed these evaluations as important to their fairness analysis, Harris Webb & Garrison did not view them as conclusive as to the value of 3DX, but rather one of many indications of value analyzed by Harris Webb & Garrison.

    The following is a summary of the most significant factors considered and the principal financial analyses performed by Harris Webb & Garrison to arrive at its opinion dated May 11, 1999.

    - VALUE RANGE COMPARISON. Harris Webb & Garrison's fairness analysis was primarily that the estimated fair market value range of "value received" by a public stockholder was within a range of value reasonably equivalent to or somewhat greater than the estimated fair market value range of "value surrendered."

    - DISCOUNTED CASH FLOW ANALYSIS CONTAINED IN THE RYDER SCOTT REPORT AND UPDATED REPORTS PREPARED BY MANAGEMENT OF 3DX. Harris Webb & Garrison considered the present value of the future cash flows that the proved reserves of 3DX could be expected to generate after approximately May 1, 1999 based on these reserve reports.

    - ANALYSIS OF CERTAIN OTHER PUBLICLY-HELD OIL AND GAS ENTITIES. Harris Webb & Garrison compared selected operating and financial ratios for 3DX to corresponding data and ratios for selected oil and gas entities whose securities are publicly held and which Harris Webb & Garrison believed were comparable in certain respects to 3DX. These entities were selected for comparison as they are oil and gas entities with similar properties and business characteristics to 3DX. Harris Webb & Garrison calculated the market capitalization and market value for each of the following publicly traded companies: Brigham Exploration Company, Edge Petroleum Corporation, Fortune Natural Resources Corporation, Parallel Petroleum Corporation, Patina Oil & Gas Corporation and Texoil, Inc. For this purpose, Harris Webb & Garrison defined "market capitalization" as "the market value of the relevant company's common equity plus total debt less excess cash and cash equivalents." Harris Webb & Garrison calculated the market capitalization of each of the comparable companies as a multiple of each such company's December 31, 1998 proved reserves, the latest twelve months earnings (as of December 31, 1999) before interest, taxes, depreciation, depletion, amortization, impairments and exploration costs ("EBITDX") and the present value of future net revenues of proved reserves (before taxes) discounted at 10% (SEC method pricing). The multiples yielded by such calculations for the comparable companies were (i) with respect to proved reserves, between $0.52 per Mcfe and $1.25 per Mcfe, (ii) with respect to the latest twelve months EBITDX, between 3.9x and 7.4x and (iii) with respect to the SEC PV 10% value, between 86% and 158%. Applying these multiples to 3DX yielded a value range of $2.9 to $6.4 million for 100% of 3DX.

      Because of the inherent differences between the businesses, operations and the prospects of 3DX and the businesses, operations and prospects of the comparable companies and the recent significant changes in the oil and gas markets, Harris Webb & Garrison believed that it was inappropriate to, and therefore did not, give significant weight to the quantitative results of this analysis of comparable companies.

    - COMPARABLE CONVERTIBLE PREFERRED STOCKS. Harris Webb & Garrison reviewed 22 publicly traded convertible preferred stocks and compared yield and conversion premiums to the new preferred stock. None of the 22 companies, however, was very comparable to Esenjay and thus Harris Webb & Garrison gave little weight to this analysis.

    - COMPARABLE TRANSACTIONS. Harris Webb & Garrison reviewed certain recent transactions, but none were believed significantly comparable to the merger to provide meaningful analysis.

    In addition to the financial analyses set forth above, Harris Webb & Garrison considered a number of qualitative factors in arriving at its opinion, including without limitation, the following:

    - the potential capital appreciation of the Esenjay common stock and the potential for new proved reserves for Esenjay;

    - the potential protection available if the preferred stock is elected as consideration in the merger;

    - the greater number and diversity of properties of Esenjay resulting from the merger; and

    - the priority of the liquidation preference of the preferred stock with respect to Esenjay common stock.

    The summary set forth above is not a complete description of the analyses performed by Harris Webb & Garrison. Preparation of the fairness opinion involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Notwithstanding the separate factors summarized above, Harris Webb & Garrison believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying its fairness opinion. In performing its analyses, Harris Webb & Garrison made numerous assumptions with respect to oil and gas industry performance, market prices for oil and gas and economic conditions and other matters. The analyses performed by Harris Webb & Garrison are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    The board of directors of 3DX selected Harris Webb & Garrison as its financial advisor because Harris Webb & Garrison is a regionally recognized investment banking firm with substantial experience in assignments similar to that undertaken with regard to evaluating the merger. As part of its investment banking business, Harris Webb & Garrison is regularly engaged in the valuation of business and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Pursuant to an engagement letter with 3DX, Harris Webb & Garrison will be paid $25,000 from 3DX for rendering the fairness opinion. 3DX has also agreed to reimburse Harris Webb & Garrison for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Harris Webb & Garrison against certain liabilities arising out of or in connection with the services rendered by Harris Webb & Garrison under the engagement, including liabilities under federal securities laws. The terms of the fee arrangement with Harris Webb & Garrison, which are customary in transactions of this nature, were negotiated at arms length between 3DX and Harris Webb & Garrison.

RECOMMENDATION OF ESENJAY'S BOARD OF DIRECTORS

    The board of directors of Esenjay recommends a vote FOR approval and adoption of the merger. A vote of at least a majority of all outstanding Esenjay common stock is required to approve the merger. The merger proposal will be voted upon at the annual meeting of stockholders of Esenjay. Failure to approve the merger will result in the abandonment by Esenjay of the merger and 3DX's nominee will not become a member of the board of directors. Abstentions and broker non-votes will have the effect of a vote against the merger.

RECOMMENDATION OF 3DX'S BOARD OF DIRECTORS

    The board of directors of 3DX recommends a vote FOR approval and adoption of the merger. A vote of at least a majority of all outstanding 3DX common stock is required to approve the merger. The merger proposal will be voted upon at the special meeting of stockholders of 3DX. Failure to approve the merger will result in the abandonment by 3DX of the merger, 3DX's nominee will not be elected to the board of directors of Esenjay and 3DX may be required to pay Esenjay's reasonable costs and expenses incurred in negotiating and implementing the merger plus a $250,000 termination fee. Abstentions and broker non-votes will have the effect of a vote against the merger.

MANAGEMENT

    Upon consummation of the merger, Esenjay's board of directors will consist of the eight existing directors and C. Eugene Ennis, who has been designated by 3DX to serve as the Esenjay director representing the preferred stock. All of Esenjay's current executive officers will retain their positions.

COMPARISON OF STOCKHOLDERS' RIGHTS

                                              ESENJAY                                      3DX
                             -----------------------------------------  -----------------------------------------

Authorized Capital           40,000,000 shares of Common Stock, $.01    20,000,000 shares of Common Stock, $.01
                             par value                                  par value
                             5,000,000 shares of Preferred Stock, $.01  1,000,000 shares of Preferred Stock, $.01
                             par value                                  par value

Preferred Stock              May be issued from time to time in one or  May be issued from time to time in one or more series as determined by the board of  more series as determined by the board of directors. Terms of each series to be set  directors. Terms of each series to be set
                             by resolution of the board of directors.   by resolution of the board of directors.

Board of Directors           No less than four nor more than fourteen   No less than three nor more than nine
                             directors as determined by the board of    directors as determined by the board of
                             directors. Board is divided into three     directors. Board is divided into three
                             classes serving three year terms with as   classes serving three year terms with as
                             nearly equal a number of directors in      nearly equal a number of directors in
                             each class as possible. Currently have     each class as possible.
                             eight members. Directors may be removed
                             with or without cause by a majority vote
                             of stockholders.

Indemnification              Officers and directors indemnified         Officers and directors indemnified
                             against personal liability to the fullest  against personal liability to the fullest
                             extent allowed by Delaware law.            extent allowed by Delaware law.

Compromise or Agreement by   In the event of bankruptcy,                Not applicable.
Corporation with Creditor    reorganization or dissolution, if
or Stockholders              creditors or stockholders of three-
                             fourths of the value of such class agrees
                             to any compromise or agreement sanctioned
                             by the court as necessary, the agreement
                             or compromise will bind the entire class.

Action by Stockholders       Any action required or permitted to be     Any action required or permitted to be
                             taken by stockholders must be effected at  taken by stockholders must be effected at
                             an annual or special meeting of the        an annual or special meeting of the
                             stockholders.                              stockholders.

Annual Meeting               Time and place to be set by the board of   Time and place to be set by the board of
                             directors.                                 directors. If not set by the board of
                                                                        directors, the annual meeting will be
                                                                        held on the second Tuesday of May at
                                                                        10:00 a.m. at the corporate office.

                                              ESENJAY                                      3DX
                             -----------------------------------------  -----------------------------------------
Special Meetings             May be called at any time by a majority    May be called at any time by the board of
                             of the board of directors or by the        directors or the President. Time and
                             stockholders owning 10% in the aggregate   place to be set by the board of
                             amount of issued and outstanding shares    directors.
                             of common stock. Time and place to be set
                             in the meeting notice.

Notice of Meetings           Written notice stating the date, time,     Written notice stating the date, time,
                             place and purpose for which the special    place and purpose for which the special
                             meeting is called shall be given to        meeting is called shall be given to
                             stockholders entitled to vote at least     stockholders entitled to vote at least
                             ten days but not more than sixty days      ten days but not more than sixty days
                             before the meeting date.                   before the meeting date.

Quorum                       A quorum consists of holders of a          A quorum consists of holders of a
                             majority of outstanding shares of each     majority of outstanding shares of each
                             class of stock entitled to vote at the     class of stock entitled to vote at the
                             meeting either present or represented by   meeting either present or represented by
                             proxy.                                     proxy.

Voting                       May vote in person or by proxy.            Except as otherwise provided, each
                             Directors are elected by a plurality of    stockholder shall be entitled to one vote
                             votes cast at the meeting. All other       for each share of capital stock
                             items require majority of the votes cast   registered in the stockholder's name on
                             at the meeting.                            the books of 3DX. Proxies are allowed if
                                                                        in writing and are revocable.
                                                                        Voting need not be by written ballot.
                                                                        Votes on ballots must be signed by the
                                                                        stockholder or stockholder's proxy and
                                                                        state the number of shares voted.
                                                                        Directors are elected by a plurality of
                                                                        votes cast at the meeting. All other
                                                                        items require a majority of the votes
                                                                        cast at the meeting.

Inspectors                   The board of directors may appoint one or  The board of directors may appoint one or
                             more inspectors. If not appointed by the   more inspectors. If not appointed by the
                             board of directors, inspectors may be      board of directors, inspectors may be
                             appointed by the person presiding at the   appointed by the person presiding at the
                             meeting and shall be appointed upon        meeting and shall be appointed upon
                             request of any stockholder entitled to     request of any stockholder entitled to
                             vote at the meeting.                       vote at the meeting.

                                              ESENJAY                                      3DX
                             -----------------------------------------  -----------------------------------------
Business at Stockholders     To properly bring business before a        To properly bring business before a
Meetings                     meeting of the stockholders, a             meeting of the stockholders, a
                             stockholder must give written notice to    stockholder must give written notice to
                             the secretary of Esenjay not less than 40  the secretary of 3DX not less than 80
                             days prior to the meeting. The notice      days prior to the first anniversary of
                             must set forth a brief description of the  the prior year's annual meeting. The
                             business, the name and address of the      notice must set forth a brief description
                             stockholder proposing such business, the   of the business, the name and address of
                             class and number of shares held by the     the stockholder proposing such business,
                             stockholder proposing the business and     the class and number of shares held by
                             any material interests the stockholder     the stockholder proposing the business
                             has in the business proposed.              and any material interests the
                                                                        stockholder has in the business proposed.

Fiscal year                  The fiscal year begins on the 1st day of   The fiscal year is determined by the
                             January and ends on the 31st day of        board of directors.
                             December.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the opinion of Porter & Hedges, L.L.P. as to the material federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986 ("Code"), as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those 3DX stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their 3DX common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their 3DX common stock as part of a straddle or conversion transaction. This discussion assumes that 3DX stockholders hold their respective shares of 3DX common stock as capital assets within the meaning of Section 1221 of the Code.

    This discussion assumes the absence of certain changes in the existing facts and relies on assumptions, representations and covenants made by 3DX, Esenjay and others, including those contained in certificates of officers of 3DX and Esenjay. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. Neither 3DX nor Esenjay intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO 3DX AND ESENJAY. Neither Esenjay nor 3DX will recognize gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO ESENJAY STOCKHOLDERS. Holders of Esenjay common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO 3DX STOCKHOLDERS. Except as provided below, holders of shares of 3DX common stock will (i) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of 3DX common stock for Esenjay common stock or preferred stock in the merger and (ii) have a tax basis in the Esenjay common stock received in the merger equal to the tax basis of the 3DX common stock surrendered in the merger. The 3DX stockholders' holding period with respect to the Esenjay common stock or preferred stock received in the merger will include the holding period of the 3DX common stock surrendered in the merger.

    SPECIAL CONSIDERATIONS FOR 3DX STOCKHOLDERS ELECTING TO RECEIVE PREFERRED STOCK--POSSIBLE DIVIDEND TREATMENT. Generally, except to the extent received for declared and unpaid dividends, the redemption of all or a portion of a holder's preferred stock for cash would result in capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the preferred stock redeemed. Such gain or loss would be long-term capital gain or loss if the holding period for the preferred stock were to exceed one year. A redemption of shares of preferred stock by Esenjay for cash may be treated, however, as a distribution taxable as a dividend to redeemed stockholders to the extent of Esenjay's current or accumulated earnings and profits unless under the rules of section 302 of the Code, the redemption (i) results in a "complete termination" of the stockholder's interest in Esenjay (within the meaning of section 302(b)(3) of the Code) which would include ownership of both common and preferred stock, (ii) is "substantially disproportionate" with respect to the holder or (iii) is "not essentially equivalent to a dividend." Shares considered to be owned by the holder by reason of the constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, will be taken into account. Although the matter is not entirely free from doubt, based on legislative history of section 302 and existing IRS rulings, because there will be no proportional relationship between the holdings of common stock and preferred stock, the redemption of a stockholder's preferred stock for cash will be treated as "not essentially equivalent to a dividend" if taking into account the stockholder's actual and constructive stock ownership, (a) the stockholder's relative stock interest in Esenjay is minimal, (b) the stockholder is not able to exercise control over Esenjay's affairs, and (c) the redemption causes a reduction in the holder's proportionate interest of Esenjay.

    SPECIAL CONSIDERATIONS FOR 3DX STOCKHOLDERS ELECTING TO RECEIVE PREFERRED STOCK--REDEMPTION PREMIUM. Certain tax consequences may apply to a 3DX stockholder who elects to receive preferred stock in the merger if the preferred stock is classified as "preferred stock" for purposes of section 305(c) of the Code. Whether the Esenjay preferred stock meets the Section 305(c) test, is subject to uncertainty. The discussion in the immediately following paragraph assumes that the preferred stock meets the requirements of Section 305(c).

    Because the preferred stock may be redeemed by Esenjay at a price higher than its issue price, the IRS could take the position that a 3DX stockholder who elects to receive preferred stock is treated as having received a dividend from Esenjay in an amount equal to the excess, if any, of the redemption price of the preferred stock over the fair market value of the 3DX common stock exchanged for the preferred stock. If a 3DX stockholder is treated as having received such a dividend, then a portion of the dividend must be included in the stockholder's gross income as ordinary income in each taxable year preceding the redemption. However, the excess of the redemption price of the preferred stock over its fair market value will not be treated as a dividend if it is more likely than not that no redemption will occur. Whether the IRS would conclude that redemption is more likely than not to occur is subject to uncertainty. A "safe harbor" exists, however, whereby redemption is not more likely than not to occur if three requirements are met: (i) the stockholder is not "related" to Esenjay under the rules contained in section 267(b) or 707(b) of the Internal Revenue Code (after substituting "20 percent" for "50 percent" in those sections); (ii) Esenjay has no plans, arrangements, or agreements that effectively require or are intended to compel it to redeem the preferred stock; and (iii) Esenjay's exercise of its right to redeem the preferred stock will not reduce the yield on the preferred stock. Esenjay has represented that the latter two requirements of this safe harbor are met. Determining whether a 3DX stockholder is "related" to Esenjay will depend upon each stockholder's specific facts and 3DX stockholders should consult their tax advisors to determine whether they may be "related" to Esenjay for purposes of the first requirement of the safe harbor.

    SPECIAL CONSIDERATIONS FOR 3DX STOCKHOLDERS ELECTING TO RECEIVE PREFERRED STOCK--SECTION 306 STOCK. The Internal Revenue Service could take the position that the Preferred Stock received by the 3DX shareholders pursuant to the Merger is "section 306 stock." The Company believes that the Preferred Stock is not "section 306 stock" because the receipt of such stock by 3DX shareholders will not be "substantially the same as the receipt of a stock dividend." If the Preferred Stock were determined to be section 306 stock, the entire amount paid the 3DX shareholders in a redemption of such stock could be taxable as ordinary income to the extent of Esenjay's earnings and profits at the time of the redemption, with any excess treated as a recovery of capital gain or a recovery of basis. In a disposition of such stock other than by redemption, ordinary income treatment would be based on Esenjay's earnings and profits at the time of the Merger. Because the effects of a disposition of section 306 stock depend on each stockholder's particular facts, 3DX stockholders contemplating an election to receive Preferred Stock should consult their tax advisors.

    WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting. Esenjay will be treated as the acquiror of 3DX's business and as a result, the total value of Esenjay shares issued in the merger will be allocated and recorded based upon the estimated fair values of the net assets of 3DX. See Esenjay's Unaudited Pro Forma Financial Statements appearing elsewhere in this proxy statement/prospectus setting forth a description of the adjustments expected to be recorded to 3DX's financial statements.

BUSINESS COMBINATIONS WITH INTERESTED PARTIES

    Section 203 of the Delaware General Corporation Law limits "business combinations" between corporations and interested persons, which definition would include 3DX with respect to Esenjay following the consummation of the merger. However, the statute exempts business combinations with interested stockholders who become stockholders in a transaction approved by the board of directors. The board of directors of Esenjay and 3DX approved the merger on May 11, 1999. Accordingly, this statute will not apply to 3DX in connection with the merger.

RIGHTS OF DISSENTING STOCKHOLDERS OF 3DX

    SECTION 262 OF DGCL IS REPRINTED IN ITS ENTIRETY AS EXHIBIT D TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT D. THIS DISCUSSION AND EXHIBIT D SHOULD BE REVIEWED CAREFULLY BY ANY 3DX STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    A holder of record of 3DX common stock as of the record date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective date of the merger, who otherwise complies with the statutory requirements of section 262 of DGCL and who neither votes in favor of the merger nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery of the fair value of its shares of 3DX common stock. Except as set forth herein, stockholders of 3DX will not be entitled to appraisal rights in connection with the merger.

    Under section 262, where a merger is to be submitted for approval at a meeting of stockholders not less than 20 days before the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of section 262.

    3DX stockholders who desire to exercise their appraisal rights must not vote in favor the merger and must deliver a separate written demand for appraisal to 3DX before the vote by the stockholders of 3DX on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform 3DX of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the 3DX common stock. A person having a beneficial interest in shares of 3DX common stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of 3DX common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of 3DX common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds shares of 3DX common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of 3DX common stock outstanding in the name of such record owner.

    A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his, her or its written demand to: 3DX at 12012 Wickchester, Houston, Texas 77079.

    The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of 3DX common stock owned, and that the stockholder is thereby demanding appraisal of its shares. A vote against the merger will not itself constitute such a demand. Within ten days after the effective date of the merger, the surviving corporation must provide notice of the effective date of the merger to all stockholders who have complied with section 262.

    Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, 3DX stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in section
262. If appraisal rights are available, within 120 days after the effective date of the merger, any stockholder who has theretofore complied with the applicable provisions of section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of 3DX common stock not voting in favor of the merger and with respect to which demands for appraisal were received by 3DX and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

    If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of 3DX common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In WEINBERGER V UOP INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262; HOWEVER, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of 3DX, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

    Any holder of shares of 3DX common stock who has duly demanded appraisal in compliance with section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date before the effective date of the merger.

    At any time within 60 days after the effective date of the merger, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective date of the merger, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger, except that (i) any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

                        DESCRIPTION OF MERGER AGREEMENT

    THE FOLLOWING DESCRIBES THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A TO THIS DOCUMENT AND IS INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT.

STRUCTURE OF SURVIVING COMPANY AND TIMING AT THE MERGER

    The merger agreement provides for the merger of 3DX with and into Esenjay, with Esenjay surviving the merger. Once the merger has become effective, 3DX will no longer exist as a separate entity. All of 3DX's operations, assets and liabilities will belong to Esenjay.

    The merger will become effective when Esenjay files a certificate of merger with the Secretary of State of the State of Delaware. Esenjay expects this filing to occur as soon as practicable after the last condition precedent to the merger set forth in the merger agreement has been satisfied or waived.

CONVERSION OF 3DX COMMON STOCK

    Under the terms of the merger agreement, 3DX stockholders will have their choice of either of the following forms of merger consideration or a combination of both:

    - 3.25 shares of issued and outstanding 3DX common stock for one share of Esenjay common stock; or

    - 2.75 shares of issued and outstanding 3DX common stock for one share of Esenjay Series A convertible preferred stock.

    Any 3DX stockholder who fails to make an election will automatically receive Esenjay common stock in exchange for its 3DX common stock. If holders of an aggregate of more than 50% of the shares of 3DX common stock elect to receive preferred stock in the merger, the amount electing to receive preferred stock will be pro rated so that an aggregate of only 50% of the total shares of 3DX common stock will be converted into preferred stock, with the other shares of 3DX common stock being converted into Esenjay common stock. Any fractional shares of preferred stock will be rounded to the nearest whole share. Generally, each share of preferred stock is convertible into one share of Esenjay common stock. A description of the preferred stock is set forth in this proxy statement/prospectus under the caption "The Merger--Certificate of Designations."

ESENJAY BOARD OF DIRECTORS AND OFFICERS

    The merger agreement provides that holders of preferred stock will be entitled to elect one representative to Esenjay's board of directors as long as any shares of preferred stock remain issued and outstanding. 3DX's board of directors has designated C. Eugene Ennis to serve in this position immediately upon the effective date of the merger.

    The existing officers of Esenjay immediately prior to the effective date shall continue in their positions with the combined company after the effective date of merger.

EXCHANGE OF 3DX COMMON STOCK CERTIFICATES

    Beginning on the effective date, each holder of outstanding 3DX common stock may exchange their stock certificates for a certificate representing the number of whole shares of Esenjay preferred stock or common stock into which their shares of 3DX common stock shall be converted. However, after the effective date, issued and outstanding 3DX common stock certificates shall only evidence ownership of the number of whole shares of Esenjay preferred stock or common stock into which such shares have been converted. Upon the effective date, the stock transfer books of 3DX shall be closed, and no transfer of any certificates representing shares of 3DX shall be made.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, both Esenjay and 3DX have made various representations and warranties relating to certain issues, including the following:

    - the valid organization and continued good standing of the companies;

    - the merger agreement will be a duly authorized, valid and binding agreement when approved by stockholders;

    - the financial statements and reports filed with the SEC are accurate and fairly represent the financial condition of each company;

    - the absence of any undisclosed liabilities;

    - the absence of any material change since December 31, 1998; and

    - the compliance with all laws, regulations and court orders.

In addition, Esenjay has represented and warranted that it has no plans or agreements which would effectively require or compel Esenjay to exercise its right to redeem the preferred stock. These representations and warranties of both Esenjay and 3DX will expire on the effective date.

CONDUCT OF BUSINESS BEFORE THE EFFECTIVE DATE

    From the date Esenjay and 3DX executed the merger agreement until the effective date of the merger, both companies are required to conduct their business only in the ordinary course and consistent with past practice and industry standard practices. The companies agreed to use reasonable efforts to preserve their present business organization, employees and officers, and relationships with customers and suppliers. The companies have also agreed to promptly notify each other of any change or event which could reasonably be expected to jeopardize the other party's ability to obtain the expected benefits of the merger. Both Esenjay and 3DX have agreed to use their reasonable best efforts to take all appropriate and necessary action to consummate the merger.

    Additionally, during the period from the execution of the merger agreement until the effective date, 3DX agrees to take the following actions:

    - not enter into any employment contracts;

    - not incur any indebtedness outside the ordinary course of business;

    - not commit to capital expenditures in an aggregate amount in excess of $250,000;

    - not dispose of assets, other than in the ordinary course of business;

    - maintain insurance at least at present levels;

    - not amend its certificate of incorporation, by-laws or rights of capital stock;

    - except for certain specified issuances, not issue, sell or acquire any shares of its capital stock;

    - not declare or pay any dividends or distributions on capital stock;

    - promptly call and hold a stockholders' meeting to approve the merger;

    - deliver quarterly unaudited financial statements to Esenjay;

    - not authorize or permit its agents to:

       - solicit or encourage any inquiry or proposal that could lead to a merger, combination or other transaction which could interfere with, prevent or delay the merger of 3DX with Esenjay; or

       - propose, participate or co-operate with any other person seeking such a merger, combination or other transaction unless 3DX's board of directors concludes in good faith, after consultation with its financial advisors, that the alternative proposal is a BONA FIDE offer that is clearly and unambiguously more favorable to 3DX's stockholders than the merger described in this prospectus; and

       - make the professional services of 3DX's professional geophysicists and reservoir engineers available to Esenjay for up to a total of ten full person days per week.

During this same period, Esenjay agrees to take the following actions:

    - promptly call and hold a stockholders' meeting to:

       - approve the merger;

       - elect C. Eugene Ennis to the board of directors; and

       - authorize the preferred stock and the issuance of common stock or preferred stock to 3DX stockholders;

    - take the necessary actions to have the preferred stock listed on the Nasdaq Bulletin Board System and have the common stock to be issued quoted on the Nasdaq Small-Cap Market;

    - take the steps necessary to designate the Series A preferred stock, including filing the Certificate of Designations with the Secretary of State of Delaware; and

    - either:

       - add directors and officers insurance coverage for 3DX's existing directors and officers to Esenjay's existing insurance policy; or

       - consent to 3DX spending up to $94,000 to pay for an extension to 3DX's directors and officers insurance policy to cover claims made after the effective date of the merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of both Esenjay and 3DX are subject to the completion of the following conditions:

    - the representations and warranties made by both companies are true as of the effective date;

    - no legal action relating to the merger is pending or threatened;

    - the legal counsel for each company has provided a favorable opinion satisfactory to the other company;

    - the majority of stockholders of each company have approved the merger;

    - the companies have obtained any required consents to the merger from:

       - holders of the companies' material debt (other than 3DX's lender Bank of America);

       - lessors of property leased by the companies; and

       - and parties to other material contracts.

    CONDITIONS TO THE OBLIGATIONS OF ESENJAY. The obligation of Esenjay to consummate the merger is further subject to the satisfaction of the following conditions:

    - all options to purchase 3DX common stock have been:

       - exercised as of or before the effective date; or

       - terminated under the terms of the option as of or immediately before the effective date;

    - waiver of the right to receive 3DX common stock by all persons entitled to receive such stock pursuant to the anti-dilution provisions of the 3DX Common Subscription Agreement dated June 3, 1998;

    - make employment offers to certain of 3DX's technical staff; and

    - 3DX obtaining voting agreements from its officers and directors stating that they will vote their shares:

       - in favor of the merger;

       - in favor of the related issuance of preferred stock;

       - in favor of electing C. Eugene Ennis to Esenjay's board of directors;
         and

       - against any other action that would delay or impede the consummation of the merger.

    CONDITIONS TO THE OBLIGATIONS OF 3DX. The obligation of 3DX to consummate the merger is further subject to the satisfaction of the following conditions:

    - obtain a written fairness opinion from an independent investment advisor/banker that the merger agreement and exchange ratio are fair, from a financial point of view, to the 3DX stockholders, which shall not have been withdrawn;

    - Esenjay obtaining a voting agreement from their controlling stockholders stating that they will vote their shares:

       - in favor of the merger;

       - in favor of the related issuance of preferred stock;

       - in favor of electing C. Eugene Ennis to Esenjay's board of directors;
         and

       - against any other action which would delay or impede the consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the effective date, whether before or after approval by the boards of directors or stockholders of Esenjay or 3DX:

    - by the mutual consent of Esenjay and 3DX;

    - by Esenjay if:

       - any condition on Esenjay's obligation to consummate the merger has not been met and has not been waived by Esenjay;

       - there has been a material adverse change in the financial condition of 3DX since the date of 3DX's most recent financial statements filed with the SEC; or

       - if before the effective date, 3DX's stockholders or board of directors has withdrawn their approval of the merger in a manner adverse to Esenjay.

    - by 3DX if:

       - any condition on 3DX's obligation to consummate the merger has not been met and has not been waived by 3DX; or

       - there has been a material adverse change in the financial condition of Esenjay since the date of Esenjay's most recent financial statements filed with the SEC.

    - by either Esenjay or 3DX if:

       - any legal proceeding is threatened or pending that seeks to restrain, prohibit or otherwise affect consummation of the merger; or

       - the effective date has not occurred on or before September 15, 1999.

    EFFECT OF TERMINATION. If the merger agreement is terminated for one of the reasons stated above, the merger agreement becomes void without any liability on the part of the parties, including stockholders, controlling persons, directors and officers, except as otherwise provided for.

    WAIVER OF CONDITIONS. The board of directors, executive committee of the board of directors, or the chief executive officer of either Esenjay or 3DX may waive any term of the merger agreement benefiting that company.

    EXPENSES ON TERMINATION. If the merger agreement is terminated in accordance with the termination provisions, all expenses will be paid by the company incurring them, except:

    - if 3DX terminates the merger agreement because it failed to obtain stockholder approval, then it will pay all of Esenjay's reasonable costs and expenses, including legal fees, incurred in connection with negotiating and implementing the merger agreement, plus a termination fee of $250,000;

    - if 3DX terminates the agreement because it accepts a superior offer or violates its covenant against soliciting offers from other persons, 3DX will pay all of Esenjay's reasonable costs and expenses, including legal fees, incurred in connection with negotiating and implementing the merger agreement, plus a $250,000 termination fee;

    - if Esenjay terminates the merger agreement because 3DX:

       - modifies or withdraws its board of directors' recommendation or stockholders' vote; or

       - the written fairness opinion is withdrawn after it was issued,

     3DX will pay all of Esenjay's reasonable costs and expenses, including legal fees, incurred in connection with negotiating and implementing the merger agreement, plus a $250,000 termination fee.

3DX agrees that the $250,000 termination fee plus all of Esenjay's reasonable expenses, including legal fees, is a reasonable approximation of the loss Esenjay would actually sustain if 3DX terminates the agreement for failing to obtain stockholder approval, accepting a superior offer, or failing to recommend to stockholders to approve the merger. The payment of reasonable expenses and the termination fee is the exclusive remedy for termination of the merger agreement in the circumstances giving rise to the obligation. However, this exclusive remedy does not limit the right to indemnification discussed below.

    INDEMNIFICATION FOR STATEMENTS IN PROXY STATEMENT PROSPECTUS. Both Esenjay and 3DX agree to indemnify each other against any claims based upon false or misleading statements about itself or any omissions to state information in this proxy statement/prospectus. This indemnification applies to the other company, its officers, its directors, and each person who controls the other company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934. Such indemnification extends to losses, claims, damages, legal fees and other expenses incurred to investigate or defend against such claims.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following financial statements set forth unaudited pro forma financial information which is presented to give effect to the merger. The merger will be accounted for as a purchase in accordance with generally accepted accounting principles. 3DX utilizes the full cost method of accounting for oil and gas activities. Esenjay utilizes the successful efforts method of accounting for oil and gas activities.

    The historical financial information for the year ended December 31, 1998 is derived from Esenjay's and 3DX's respective audited consolidated financial statements. The unaudited pro forma consolidated statements of operations information for the year ended December 31, 1998 and for the three months ended March 31, 1999 combine Esenjay's and 3DX's historical information as adjusted to give effect to the merger between Esenjay and 3DX as if the merger had occurred on January 1, 1998. The unaudited pro forma consolidated balance sheet as of March 31, 1999 gives effect to the merger between Esenjay and 3DX as if the merger had occurred on March 31, 1999.

    The unaudited pro forma financial information is not necessarily indicative of the results of operations or the financial position which would have occurred had the merger been consummated at January 1, 1998, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of 3DX included elsewhere in this proxy statement/prospectus and the Esenjay historical consolidated financial statements incorporated by reference in this document. See "Where You Can Find More Information."

                           ESENJAY EXPLORATION, INC.
                        UNAUDITED PROFORMA BALANCE SHEET
                                 MARCH 31, 1999

                                                                                             PRO FORMA
                                        ESENJAY           3DX           PRO FORMA            MARCH 31,
                                      HISTORICAL      HISTORICAL       ADJUSTMENTS             1999
                                     -------------   -------------   ----------------      -------------
Cash...............................  $     515,092   $     784,355                         $   1,299,447
Accounts receivable, net of
  allowance for doubtful
  accounts.........................      4,564,250       1,082,178                             5,646,428
Prepaid and other expenses.........      1,269,995         101,061                             1,371,056
Receivables from affiliates........        841,264              --                               841,264
                                     -------------   -------------   ----------------      -------------
  Total current assets.............      7,190,601       1,967,594                             9,158,195
Oil and gas properties.............     70,935,974      39,955,134   $(30,986,004)(b)         77,960,972
                                                                       (9,075,988)(a)
                                                                        7,131,856(a)
Other property and equipment.......      1,461,691         273,780                             1,735,471
                                     -------------   -------------   ----------------      -------------
                                        72,397,665      40,228,914    (32,930,136)            79,696,443
Less accumulated dd&a..............    (18,438,002)    (30,986,004)    30,986,004(b)         (18,438,002)
                                     -------------   -------------   ----------------      -------------
  Property and equipment, net......     53,959,663       9,242,910     (1,944,132)            61,258,441
Other assets.......................        604,433          63,771                               668,204
                                     -------------   -------------   ----------------      -------------
  Total other assets...............        604,433          63,771                               668,204
                                     -------------   -------------   ----------------      -------------
Total assets.......................  $  61,754,697   $  11,274,275   $ (1,944,132)         $  71,084,840
                                     -------------   -------------   ----------------      -------------
                                     -------------   -------------   ----------------      -------------
Accounts payable...................  $   5,531,132   $     956,148                         $   6,487,280
Accounts payable to affiliate,
  net..............................      4,281,750              --                             4,281,750
Revenue distribution payable.......      3,669,924              --                             3,669,924
Accrued expenses...................      1,202,387         492,139                             1,694,526
Current portion of long-term
  debt.............................      1,960,000              --                             1,960,000
                                     -------------   -------------   ----------------      -------------
  Total current liabilities........     16,645,193       1,448,287                            18,093,480
Long-term debt.....................     12,640,000         750,000                            13,390,000
Non-recourse debt..................        864,000              --                               864,000
Accrued interest on non-recourse
  debt.............................        364,394              --                               364,394
                                     -------------   -------------   ----------------      -------------
  Total liabilities................     30,513,587       2,198,287                            32,711,874
Common stock, $.01 par value.......        157,849          93,994        (93,994)(a)            193,508
                                                                           35,659(a)
Deferred compensation..............                       (110,523)       110,523(a)                   0
Paid in capital....................     77,651,602      39,993,637    (39,993,637)(a)         84,747,799
                                                                        7,096,197(a)
Retained deficit...................    (46,568,341)    (30,901,120)    30,901,120(a)         (46,568,341)
                                     -------------   -------------   ----------------      -------------
  Total shareholders' equity.......     31,241,110       9,075,988     (1,944,132)            38,372,966
                                     -------------   -------------   ----------------      -------------
  Total liabilities and
    shareholders' equity...........  $  61,754,697   $  11,274,275   $ (1,944,132)         $  71,084,840
                                     -------------   -------------   ----------------      -------------
                                     -------------   -------------   ----------------      -------------

                           ESENJAY EXPLORATION, INC.
                   UNAUDITED PROFORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

                                       ESENJAY          3DX           PRO FORMA
                                      HISTORICAL     HISTORICAL      ADJUSTMENTS         PRO FORMA
                                     ------------   ------------   ---------------      ------------
Oil & gas revenues.................  $    964,245   $    554,943                        $  1,519,188
Gain on commodities transactions...       190,849             --                             190,849
Gain on sale of assets.............       271,652             --                             271,652
Operating fees.....................        63,734             --                              63,734
Other revenues.....................        20,522         12,624                              33,146
                                     ------------   ------------   ---------------      ------------
  Total revenues...................     1,511,002        567,567                           2,078,569
                                     ------------   ------------   ---------------      ------------
Lease operating expenses...........       253,971         44,879                             298,850
Production taxes...................        63,793         40,451                             104,244
Depletion, depreciation and
  amortization.....................       619,000        592,771   $       (10,794)(c)     1,200,977
Amortization of unproved
  properties.......................     2,383,000                                          2,383,000
Impairment of oil and gas
  properties.......................                      990,809          (990,809)(d)             0
Exploration costs--geological &
  geophysical......................       745,458                          444,898(e)      1,190,356
Interest expense...................       123,286            924                             124,210
General & administrative...........     1,403,972        382,719                           1,786,691
                                     ------------   ------------   ---------------      ------------
  Total expenses...................     5,592,480      2,052,553          (556,705)        7,088,328
                                     ------------   ------------   ---------------      ------------
Net income (loss)..................  $ (4,081,478)  $ (1,484,986)  $       556,705      $ (5,009,759)
                                     ------------   ------------   ---------------      ------------
                                     ------------   ------------   ---------------      ------------
Net loss per common and common
  stock equivalent.................  $      (0.26)                                      $      (0.26)
                                     ------------                                       ------------
                                     ------------                                       ------------
Weighted average number of shares
  outstanding......................    15,784,834                                         19,273,734
                                     ------------                                       ------------
                                     ------------                                       ------------

                           ESENJAY EXPLORATION, INC.
                   UNAUDITED PROFORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                        ESENJAY          3DX           PRO FORMA
                                      HISTORICAL      HISTORICAL      ADJUSTMENTS          PRO FORMA
                                     -------------   ------------   ---------------      -------------
Oil & gas revenues.................  $   1,372,002   $  4,544,690                        $   5,916,692
Loss on commodities transactions...       (113,911)            --                             (113,911)
Gain on sale of assets.............          5,375             --                                5,375
Unrealized gain on commodity
  transactions.....................        128,936             --                              128,936
Operating fees.....................        282,020             --                              282,020
Other revenues.....................         42,051         53,984                               96,035
                                     -------------   ------------   ---------------      -------------
  Total revenues...................      1,716,473      4,598,674                            6,315,147
                                     -------------   ------------   ---------------      -------------
Lease operating expenses...........        270,881        411,875                              682,756
Production taxes...................         95,728        319,874                              415,602
Transportation & gathering.........          1,719             --                                1,719
Depletion, depreciation and
  amortization.....................      1,522,771      3,545,328   $    (1,217,420)(c)      3,850,679
Amortization of unproved
  properties.......................      6,937,300             --                            6,937,300
Impairment of oil and gas
  properties.......................      5,832,024      7,863,536        (7,863,536)(d)      5,832,024
Exploration costs--geological &
  geophysical......................      5,882,307             --         1,671,799(e)       7,554,106
Exploration costs--dry hole........      5,213,930             --                            5,213,930
Delay rentals......................        159,383             --                              159,383
Interest expense...................        620,121         12,847                              632,968
General & administrative...........      4,501,656      2,033,756                            6,535,412
                                     -------------   ------------   ---------------      -------------
  Total expenses...................     31,037,820     14,187,216        (7,409,157)        37,815,879
                                     -------------   ------------   ---------------      -------------
Net income (loss)..................    (29,321,347)    (9,588,542)        7,409,157        (31,500,732)
Preferred stock dividends..........         48,136             --                               48,136
                                     -------------   ------------   ---------------      -------------
Net income (loss) applicable to
  common stockholders..............  $ (29,369,483)  $ (9,588,542)  $     7,409,157      $ (31,548,868)
                                     -------------   ------------   ---------------      -------------
                                     -------------   ------------   ---------------      -------------
Net Loss per common and common
  stock equivalents................  $       (2.97)                                      $       (2.36)
                                     -------------                                       -------------
                                     -------------                                       -------------
Weighted average number of shares
  outstanding......................      9,882,227                                          13,371,127
                                     -------------                                       -------------
                                     -------------                                       -------------

                           ESENJAY EXPLORATION, INC.

                NOTES TO UNAUDITED PROFORMA FINANCIAL STATEMENTS

(a) Assumes the issuance of 3,565,928 shares of Esenjay Exploration, Inc. common stock at $2.00 per share in exchange for all of the outstanding common stock (9,685,791), the shares issued as part of this merger (231,080) plus common stock equivalents (780,944) expected to be converted upon consummation of the merger. This assumes 50% of the total outstanding 3DX shares are initially exchanged for Esenjay common stock and the remainder are exchanged for Esenjay preferred stock, and each share of the Esenjay preferred stock is ultimately converted into one share of Esenjay common stock. In connection with the merger, all of the equity of 3DX is eliminated and the assets and liabilities assumed are recorded at their estimated fair values in relation to the total value of consideration received.

(b) As part of the recording of the assets and liabilities recorded, the accumulated DD&A of 3DX is offset against oil and gas properties.

(c) Pro Forma depletion, depreciation and amortization of 3DX for the year ended December 31, 1998 and for the three months ended March 31, 1999 amounted to $2,327,908 and $581,977, respectively. These amounts were calculated using production rates for the related period and the allocated fair market value of the oil and gas properties acquired from 3DX, utilizing the successful efforts method of accounting.

(d) Represents the elimination of the full cost ceiling writedown as the assets were acquired at their fair value as of the beginning of the period presented.

(e) Internal costs related to exploration and development activities and geological and geophysical costs for the year ended December 31, 1998 and the three months ended March 31, 1999 amounted to $1,671,799 and $444,898, respectively. These amounts are expensed under the successful efforts method of accounting, whereas they had been capitalized by 3DX under the full cost method of accounting.

                               DESCRIPTION OF 3DX

THE COMPANY

    3DX is an independent oil and gas company that explores, develops and produces oil and gas from the onshore and offshore Gulf Coast region of the United States. Started in 1993, 3DX recognized a niche for technical expertise due to the increasing use of 3-D seismic as an exploration tool for the onshore areas of the United States. 3DX focuses on technically advanced reservoir imaging and applied technology in the search of commercial hydrocarbons with a core competency in the application and utilization of 3-D seismic. 3DX participates in selected exploration projects as a non-operating working interest owner, sharing both the risk and rewards with its partners. By reducing drilling risk through 3-D imaging and analysis, 3DX expects its return on investment to exceed industry standards.

STRATEGY

    3DX's goal is to grow with an "educated drill bit" by increasing the proven reserve base and production rate to generate additional cash flow. To realize its goal, 3DX's business strategy includes:

    FOCUS ON THE EXPERTISE OF 3-D IMAGING AND ANALYSIS. 3DX focuses all of its technical resources on obtaining the best possible subsurface image to reduce exploration risk and identify the most effective location and target for each prospect. By focusing on the technical issues of a 3-D project, 3DX relies on the strategic relationships with its partners to provide other core needs, such as drilling operations.

    MAINTAIN AND SUPPORT TECHNOLOGICALLY ADVANCED EXPLORATIONISTS. The quality and interpretation of information derived from 3-D imaging is often dependent on 3DX's ability to retain and develop creative, experienced geoscientists and engineers. In order to capitalize on these intellectual resources, 3DX is committed to motivate the technical staff by providing and utilizing the most advanced imaging and analytical technology available on the market. Additionally, 3DX offers each employee an incentive with options to purchase common stock.

    EMPHASIZE TECHNICAL ADVANTAGES AND NICHES. 3DX's internal seismic processing capabilities are a competitive advantage over similar size companies. With internal processing, 3DX has developed the process of 3DXpress. 3DXpress is an innovative technique used in exploration that improves the quality of seismic data and significantly compresses the traditional time frame for acquisition through interpretation. This process allows analysis of 3-D data while the survey is being conducted, giving 3DX's explorationists the ability to ensure data quality and steer data collection toward areas where prospects are more likely to exist. Utilizing this technology, 3DX has proven its capability to image and analyze projects for potential drilling sites more rapidly and accurately than with traditional methods.

    FOCUS EXPLORATION PROJECTS IN THE UNITED STATES GULF COAST. 3DX has been involved in projects both domestically and internationally, spreading its technical expertise to many parts of the world. 3DX re-directed its focus to the Gulf Coast area of the United States during 1998. By focusing on the Gulf Coast, 3DX participates in projects in which it has an established knowledge base and track record. Additionally, these opportunities can lead to core areas for 3DX. With a focus on knowledge based areas, 3DX also believes the probability of success in its program will be higher. Finally, with an emphasis on the U.S. Gulf Coast, 3DX will have a focus on projects that can deliver a shorter cycle time to positive cash flow.

    SELECTIVE PROJECT PARTICIPATION, PARTNERING AND DRILLING EFFORTS. 3DX's project screening process continually adapts the criteria to select projects that are likely to maximize the return on its capital investments and continually builds a balanced portfolio. 3DX's selection criteria favor projects which:

    - are managed by reliable and successful operating partners;

    - are located on properties to which 3-D imaging can be effectively applied to evaluate the primary geologic risk;

    - have prospect repeatability or upside potential;

    - have projected rates of return which make the production of hydrocarbons economically attractive.

    BALANCE BETWEEN GROWTH AND CASH FLOW. 3DX believes that a key to achieving long-term viability is growth based on an expanding cash flow. By committing its talents and resources to expanding the proven reserve base and hydrocarbon production rate, 3DX will develop the cash flow necessary to sustain future growth.

                PROJECTS, BUSINESS RELATIONSHIPS AND TECHNOLOGY

PROJECT GENERATION AND BUSINESS RELATIONSHIPS

    By its participation in multiple projects, many with multiple partners, 3DX has been able to build upon a knowledge base outside of 3DX, create a resource for future opportunities and generate a partner base for 3DX's internally generated projects. 3DX has also undertaken the initiative to bring geologic consultants into 3DX to support the geophysical skills. This has already proven beneficial with the Hall Ranch Project in Karnes County, Texas, providing an integrated interpretation and better understanding of the remaining drilling opportunities.

TECHNOLOGY

    3DX maintains an extensive computer facility to support its oil-finding activities. A Silicon Graphics Power Challenge provides the large-scale computing capacity to support real-time data processing and imaging. A network of nine workstations, functioning in a client-server environment, provides the framework for synthesis of the geological, geophysical and engineering data into an integrated image of the subsurface. The principal supplier of the software used by 3DX for both data processing and interpretation is Landmark Graphics Corporation and its subsidiaries. In addition, 3DX owns licenses for certain geological and geophysical applications including Hampson-Russell Software, Inc., Paradigm Geophysical, Inc., Interpretative Imaging and Petrosoft Inc.

SIGNIFICANT PROPERTIES AND ACTIVITIES

    During 1998, 3DX undertook an evaluation of its core producing properties and the focus of its exploration activities. Some of the exploration plays were located outside the Gulf Coast of the United States including international plays in offshore West Africa, carbonate plays in Florida and deepwater plays in the Gulf of Mexico. In some cases, the prospect opportunities were associated with high drilling and operating costs, a long cycle time to positive cash flow or limited technical knowledge in the area. 3DX undertook the task of reducing its exposure in the high cost projects and non-core properties. The results of this effort were two-fold. First, it provided 3DX with needed cash. Second, it allowed 3DX to participate in seven drilling opportunities at no cost to 3DX. This was accomplished by selling and converting working interest to a carried interest on selected projects while preserving significant interest for upside potential.

    In April 1999, 3DX closed an agreement with Esenjay whereby 3DX sold its interest in five non-producing prospect areas, including leasehold interests and 3-D seismic data, for $200,000 cash and additionally farmed out one half of its interest in the Hall Ranch and Gillock projects in return for partial reimbursement of leasehold costs and a carry through completion of the first well in Hall Ranch and the first four wells in the Gillock project. 3DX received $150,000 at closing and will receive an additional $50,000 on completion of certain assignments. This transaction was entered independently of the merger agreement and the proposed merger.

    HALL RANCH PROJECT, KARNES COUNTY, TEXAS. The Hall Ranch Project has become one of the core areas for 3DX. After two drilling successes in the area, 3DX looks forward to drilling an additional key prospect in 1999. 3DX has a twelve and one-half percent (12.5%) working interest in Hall Ranch.

    GILLOCK PROJECT, GALVESTON COUNTY, TEXAS. In 1998, 3DX participated in the Gillock Project, a sixty (60) mile shoot in the area of southern Galveston County. This project covers several prolific Frio fields and is in the vicinity of the recent Eagle Point Vicksburg discovery in Galveston Bay. 3DX took a fifteen (15%) working interest and applied the 3DXpress process to the project. Results from the interpretation have added additional prospects to 3DX's inventory with drilling beginning in the second quarter of 1999. As discussed above, 3DX farmed out one-half of its interest to Esenjay in April 1999.

    FOUR ISLE DOME PROJECT, TERREBONNE PARISH, LOUISIANA. The impact and integration of 3-D seismic on an existing field is clearly demonstrated by the Four Isle Dome Project. A proprietary 3-D survey was shot on the dome in 1996, which identified new fault blocks and updip potential to production. 3DX participated in two successful wells during 1998 with a combined production rate of 33 million cubic feet of gas per day (MMCFG/D) and over 700 barrels of condensate per day (BC/D). This is the highest production rate for the field since 1982. 3DX owns a five- percent (5%) working interest in the project.

    SMITH POINT 3-D PROJECT, CHAMBERS COUNTY, TEXAS. The drilling evaluation phase on the Smith Point 3-D Project in Chambers County, Texas was started in 1998. In April 1998, 3DX elected to farmout fifty percent (50%) of its working interest in the project. This resulted in 3DX retaining a 7.5% working interest (after payout) of the first three (3) prospects drilled. During 1998, two of the three prospects were drilled with one success. In 1999, the third well was completed as a successful well.

    RAMROD 3-D PROJECT, MATAGORDA COUNTY, TEXAS. By late 1997, 3DX established a significant discovery on its Ramrod property in Matagorda County, Texas. The St. George #1 well had sustained flow rates of 8 MMCFG/D and 140 BC/D. Deeper potential was recognized on the property and in November 1998, 3DX elected to sell one half (50%) of its interest in the property for cash and a one hundred percent (100%) carry on a 15,500' exploration well. Based on the drilling results from the new well (St. Andrew #1), 3DX elected to sell its remaining interest in the project.

    REPUBLIC OF COTE D'IVOIRE. Through a partnership for technical services, 3DX established a position in two offshore blocks in offshore Cote d'Ivoire. This area is located off the West Coast of Africa. In August 1998, 3DX converted a ten percent (10%) working interest to a two and one half percent (2.5%) carried interest through a sale transaction and stock trade with the operator. The result of the transaction gives 3DX a carry on all drilling costs for two wells, one in Block 24 (drilled during 1998) and the remaining test well on Block 202 which is anticipated to spud in 1999.

    SUNNILAND TREND PROJECT, FLORIDA. In 1996, through a joint partnership with the operator, 3DX acquired an eight percent (8%) working interest in exchange for technical expertise and support on the Sunniland Trend. One well was drilled in the Raccoon Point prospect area during 1998 and was non-economic. Due to poor drilling results, high operating and development costs and low oil prices, 3DX elected to sell its interest and exit the play at the end of 1998. This sale represents a continuing divestment of non-core properties in the 3DX portfolio.

REGULATION

    3DX's operations are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. Offshore drilling in certain areas has been opposed by environmental groups and, in certain areas, has been restricted. 3DX believes that the trend of more expansive and stricter environmental legislation and regulations will continue. To the extent laws are enacted or other governmental action is taken which prohibit or restrict onshore and offshore drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general, the business and prospects of 3DX could be adversely affected.

    THE OIL POLLUTION ACT OF 1990. The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages including natural resource damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

    Under the OPA and regulations promulgated thereunder, owners and operators of "offshore facilities" must satisfy certain financial assurance requirements to evidence their ability to cover potential environmental cleanup and restoration costs. In projects in which 3DX has a participating working interest, the operator partner is responsible for all demonstrations of financial responsibility including the posting of any indemnity bonds which are required by applicable governmental regulations. The expenses incurred in the operator partner's demonstration of financial responsibility are expenses which are allocated to each project partner based on the respective partner's working interest.

    The OPA also imposes other requirements, such as the preparation of an oil spill contingency plan. 3DX has such a plan in place. Failure to comply with ongoing requirements or inadequate cooperation during a spill event may subject a responsible party to civil or criminal enforcement actions.

    THE OIL SPILL PREVENTION AND RESPONSE ACT. To complement the OPA, the State of Texas enacted the Oil Spill Prevention and Response Act ("OSPRA"). The Texas General Land Office ("GLO") is the lead agency for carrying out OSPRA, and to that end the GLO has promulgated regulations affecting anyone who owns or operates a vessel or facility that stores or transfers oil in areas where a spill could reach Texas coastal waters.

    THE OUTER CONTINENTAL SHELF LANDS ACT. The Outer Continental Shelf Lands Act ("OCSLA") authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf (the "OCS"). Specific design and operational standards may apply to OCS vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations issued pursuant to the OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution.

    THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY
ACT. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

    THE RESOURCE CONSERVATION & RESERVATION ACT. Certain oilfield wastes are subject to the Resource Conservation & Reservation Act ("RCRA") with respect to the regulation of hazardous wastes. The RCRA regulates the generation, transportation and disposal of hazardous wastes. The Texas Railroad Commission has issued rules for management of certain types of hazardous waste generated in the oilfield. However, until delegation of the RCRA program to the Railroad Commission, hazardous wastes generated in the oilfield are regulated by the Texas Natural Resources Conservation Commission ("TNRCC"). The Texas Railroad Commission regulates pollution of groundwater and surface water resulting from exploration, production and development of oil and natural gas resources.

    THE CLEAN WATER ACT. The Clean Water Act ("CWA") and regulations promulgated thereunder prohibit the discharge of pollutants into waters of the United States without a permit pursuant to the National Pollutant Discharge Elimination System ("NPDES") provisions. The CWA also requires reporting of oil spills to the National Response Center. The United States Environmental Protection Agency

("EPA") has issued general NPDES permits for oil and gas platforms in the Gulf of Mexico, which impose limits on discharges of such things as oil, grease, produced water and drilling fluids. Onshore platforms may also be subject to the requirement for NPDES permits for both production discharges and for discharges of stormwater. In Louisiana, the NPDES permit program has recently been delegated to the State of Louisiana. In Texas, the NPDES permit program is administered by the TNRCC. Failure to obtain the proper permit may result in both civil and criminal penalties as well as an order to cease discharges, which in effect is an order to shut down production.

    Management believes that 3DX is in substantial compliance with current applicable environmental laws and regulations. Compliance with such laws and regulations has not historically represented a significant expense for 3DX and management does not foresee the need for material expenditures to ensure continued compliance with currently existing laws and regulations. Laws and regulations in these areas are, however, subject to change and there can be no assurance that future laws or regulations will not have a material adverse effect on 3DX.

OPERATING HAZARDS AND INSURANCE

    The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-out, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to 3DX due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In addition to the foregoing, offshore operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions.

    3DX maintains insurance coverage against some, but not all, operating risks. The insurance maintained generally does not cover claims relating to failure of title to oil and gas leases, trespass during 3-D survey acquisition or surface damage attributable to seismic operations, business interruption nor does it protect against loss of revenues due to well failure. There can be no assurance that any insurance obtained by 3DX covering claims related to worker's compensation, comprehensive general liability for bodily injury and property damage, comprehensive automobile liability and pollution, cleanup, underground blowout and evacuation will be adequate to cover any losses or liabilities which may be incurred within projects in which 3DX participates. 3DX cannot predict the continued availability of insurance coverage or the availability of insurance at premium levels that justify its purchase. If 3DX were unable to procure insurance at an acceptable cost with respect to each of the projects in which 3DX participates, the occurrence of significant adverse events not fully insured or indemnified against could materially and adversely affect 3DX's financial condition and operations.

COMPETITION

    Competition in the oil and gas industry is intense, particularly with respect to the acquisition of acreage and capital. 3DX's competitors in the exploration for oil and gas include numerous major and independent oil and gas companies, smaller, technology-driven service companies, individual proprietors, drilling and income programs and partnerships. Many of 3DX's competitors possess and employ financial and personnel resources substantially in excess of those available to 3DX and may, therefore, be able to define, evaluate, bid for and participate in a greater number of oil and gas properties than 3DX. 3DX believes that technology, experience and reliability are the primary elements upon which 3DX competes in the industry. Although 3DX believes that it competes effectively in each of these areas, there can be no assurance that 3DX's ability to attract and invest in high quality projects will not be adversely affected if its current competitors or new market entrants introduce new services with better quality technology than those available to 3DX.

EMPLOYEES

    As of March 31, 1999, 3DX had six full-time employees. 3DX believes that its relationship with its employees is good. None of 3DX's employees is covered by a collective bargaining agreement.

SIGNIFICANT PROJECTS AND PROPERTIES

    3DX's exploration activities are focused in the onshore Gulf Coast region of the United States, principally in Texas, but also include projects in Louisiana, Mississippi, and Alabama. Additionally, 3DX has exploration projects offshore in the Gulf of Mexico and internationally in the Republic of Cote d'Ivoire.

    3-D seismic imaging is an effective tool to identify the structural and stratigraphic features in the Gulf Coast region and provides 3DX with an ability to identify hydrocarbon potential in and around existing fields that could not be detected with 2-D seismic and earlier exploration techniques. Due to geologic complexities within the Gulf Coast, it may be possible to identify multiple prospects within a single project. These prospects typically offer multiple drilling opportunities with individual wells capable of penetrating multiple reservoirs.

    The extensive drilling history within Gulf Coast trends provides a powerful subsurface and production database to which seismic data can be calibrated. This data provides the foundation required to design a seismic program that optimizes resolution at targeted reservoirs. This subsurface information, when combined with 3-D seismic data, provides a more accurate assessment of reservoir quality, productivity, reserve potential and, in some instances, fluid type.

    The major producing areas in which 3DX holds an interest are reflected in the table below as of and for the year ended December 31, 1998:

                                     PROVED RESERVES    1998 PRODUCTION
                                     ----------------   ----------------
                                       GAS      OIL       GAS      OIL
AREA/TREND                            MMCF      MBBL     MMCF      MBBL
-----------------------------------  -------   ------   -------   ------
Texas Frio Trend...................    1,482      27        830      24
Texas Wilcox trend.................    1,307      12        140       2
Texas Miocene Trend................      471      --        516      --
Other Properties...................      625      23        392      12
                                                  --                 --
                                     -------            -------
                                       3,885      62      1,878      38
                                                  --                 --
                                                  --                 --
                                     -------            -------
                                     -------            -------

GULF COAST AREA

    Of the 15 wells drilled in 1998, 14 were in the Gulf Coast area, including 10 in Texas, 2 in Louisiana, and 1 in Florida. All of 3DX's 8 successful wells in 1998 were in the Gulf Coast area.

    TEXAS GULF COAST. This area includes both onshore and near-shore properties and generally extends along the Texas coast for a distance of approximately 100 miles inland from the coastline. Prospective geology in the trend is characterized by numerous stacked sand formations that were deposited continuously by river channels and deltas. The trend's primary oil and gas producing formations include the Miocene, Frio, Vicksburg, Yegua, and Wilcox. 3DX has exploration projects targeting each of these oil and gas formations from depths of 3,000 feet to 16,000 feet. 3DX acquired 120 square miles of new 3-D seismic data in the Texas Gulf Coast region during 1998. Below is a discussion of certain of the active exploration projects in this area:

    TEXAS MIOCENE TREND. 3DX has participated in six projects, with over 200 square miles of 3-D seismic data in this trend. 3DX currently has nine producing gas wells in the Miocene Trend, in Calhoun and

Matagorda counties, Texas, at depths between 3,000 feet and 6,000 feet. 3DX owns working interests ranging from 15% to 20% in these wells, which are operated by Prime Operating Company, a subsidiary of PrimeEnergy Corporation. In addition to these projects, 3DX is actively pursuing additional opportunities in this trend.

    TEXAS FRIO TREND. 3DX has participated in nine projects, with over 400 square miles of 3-D seismic data in this trend. This includes 120 square miles acquired during 1998. The 1998 new projects are located in Galveston and Chambers counties, Texas, and have resulted in additional exploration prospects added to 3DX's drilling inventory. While the primary target for these new projects are Frio sands, significant Vicksburg potential exists within the projects. 3DX spud seven wells for Frio objectives in 1998, three of which were successful, and one was drilling at December 31, 1998. 3DX owns working interests ranging from 3.75% to 22% in these projects.

    TEXAS WILCOX TREND. 3DX has four active projects in the Texas Wilcox Trend, located in Karnes, Lavaca, Goliad, and Dewitt counties, Texas. These projects cover approximately 140 square miles of 3-D seismic data. Wilcox objectives have been identified within these projects at depths of 10,000 feet to 15,000 feet. 3DX drilled three wells in the trend during 1998, two of which were successful. 3DX owns working interests ranging from 12.5% to 25% in these projects.

OTHER PROJECTS

    LOUISIANA. 3DX has two active exploration projects in Louisiana. The Four Isle Dome project in Terrebonne Parish, operated by Burlington Resources, targets Miocene-age sands at depths up to 15,000 feet. 3DX participated in the sidetrack of one well and drilling of another during 1998. Both wells were successful, resulting in a combined rate of over 30 million cubic feet of gas per day. 3DX has a 5% working interest in Four Isle Dome. The second project area is located in Calcasieu and Jefferson Davis Parishes. 3DX participated in a 14,000 feet wildcat well during 1998, which was unsuccessful. 3DX has a 10% working interest in this project.

    OFFSHORE GULF OF MEXICO. 3DX had two producing properties offshore in the Gulf of Mexico. The two producing properties, the Cove project at Matagorda Island Block 487-L and the Hollywood project at East Cameron Block 42, are considered to be fully developed. 3DX elected to sell it's 7% in the Cove project during 1998, while retaining it's 5% working interest in East Cameron Block 42. 3DX also has a 1% carried interest in 3 exploratory projects located in the deep water flex trend of the Gulf of Mexico. These projects have eight-year lease terms which expire in March 2005.

    WEST AFRICA. 3DX joined its partner, Santa Fe Energy Resources (Cote d'Ivoire) Ltd., in 1997 to evaluate Block CI-24 and Block CI-202 located in the offshore waters of The Republic of Cote d'Ivoire, and a 3 million acre concession offshore Ghana. Late in 1997, the partnership began work on a 400 square kilometer 3-D seismic survey, which was completed during the first quarter of 1998. After interpreting the 3-D seismic data for the partnership, 3DX converted it's 10% working interest in Block CI-202 and Block CI-24 to a 2.5% carried interest, and elected to exit the offshore Ghana project. The partnership drilled one exploratory well on Block CI-24 during 1998, which was unsuccessful.

OIL AND GAS RESERVES

    All of 3DX's proved reserves described below are located onshore and offshore Texas and in the Federal waters offshore Louisiana. All of 3DX's proved reserves reflected in the table are proved developed reserves. The reserve estimates were prepared by the independent engineering consulting firm Ryder Scott Company Petroleum Engineers. In accordance with applicable requirements of the SEC, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. 3DX has not provided any estimates of total proved reserves, comparable to those disclosed herein, in any reports filed with federal authorities or agencies other than the SEC.

                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Estimated Net Proved Reserves Data:
  Gas (Mmcf).........................................................................      3,885      3,932      2,464
  Oil and condensate (Mbbl)..........................................................         62         89         32
  Total equivalent, converted at 6:1 (Mmcfe).........................................      4,257      4,466      2,656
Pre-tax present value of proved reserves discounted at 10% (in thousands)............  $   5,782  $   7,048  $   6,623
Standardized Measure of Discounted Future Net Cash Flows (in thousands)(1)...........  $   5,782  $   7,048  $   6,623

------------------------

(1) In accordance with statutory requirements of the SEC, these amounts represent the present value of estimated future net revenues after income taxes discounted at 10%. The present value amounts are the same before taxes and after projected income taxes as a result of 3DX's substantial net operating loss carryforwards.

    The process of estimating proved developed and proved undeveloped oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of available geologic, engineering and economic data for each reservoir. The data for a given reservoir may change over time as a result of additional development activity, production history and viability of production under varying economic conditions. The actual production, revenues, severance taxes, development and operating expenditures with respect to 3DX's reserves will likely vary from such estimates, and such variances could be material.

PRODUCTIVE WELLS

    At December 31, 1998, 1997 and 1996, 3DX held interests in the following productive wells:

                                                          AT DECEMBER 31,
                                     ---------------------------------------------------------
                                           1998                1997                1996
                                     -----------------   -----------------   -----------------
                                      GROSS      NET      GROSS      NET       NET       NET
                                     -------   -------   -------   -------   -------   -------
Oil Wells..........................       4       0.66        9       0.54        8       0.31
Gas Wells..........................      22       3.34       21       4.49       11       1.71
                                         --                  --                  --
                                               -------             -------             -------
  Total Wells......................      26       4.00       30       5.03       19       2.02
                                         --                  --                  --
                                         --                  --                  --
                                               -------             -------             -------
                                               -------             -------             -------

    The number of gross wells equals the total number of wells in which 3DX owns a working interest. The number of net wells equals the sum of 3DX's fractional working interests owned in gross wells.

OIL AND GAS DRILLING ACTIVITIES

    The following table sets forth the gross and net number of productive, dry and total exploratory and development wells that 3DX drilled in each of 1998, 1997, and 1996:

                                           GROSS WELLS                NET WELLS
                                     -----------------------   ------------------------
                                     PRODUCTIVE   DRY  TOTAL   PRODUCTIVE   DRY   TOTAL
                                     ----------   ---  -----   ----------   ----  -----
EXPLORATORY WELLS
  Year ended December 31, 1998.....       3         6    9        0.49      0.56   1.05
  Year ended December 31, 1997.....      11         9   20        2.98      1.83   4.81
  Year ended December 31, 1996.....       7         7   14        0.74      0.84   1.58

DEVELOPMENT WELLS
  Year ended December 31, 1998.....       5        --    5        0.36        --   0.36
  Year ended December 31, 1997.....      --         3    3          --      0.48   0.48
  Year ended December 31, 1996.....       3        --    3         0.6        --    0.6

    As of December 31, 1998, 3DX was participating in 1 gross (0.20 net) exploratory wells.

PRODUCTION

    The following table summarizes the net volumes of oil and gas produced and sold and the average prices received with respect to such sales from all properties in which 3DX held an interest during 1998, 1997 and 1996, respectively.

                                                                             GAS                        OIL
                                                                   ------------------------  --------------------------
                                                                       NET        AVERAGE         NET         AVERAGE
                                                                   PRODUCTION      SALES      PRODUCTION       SALES
                                                                     (MMCF)      PRICE/MCF      (MMCF)       PRICE/BBL
                                                                   -----------  -----------  -------------  -----------
Year ended December 31, 1998.....................................     1,877.9    $    2.17          37.8     $   12.20
Year ended December 31, 1997.....................................     1,131.8    $    2.46          14.1     $   18.54
Year ended December 31, 1996.....................................       271.2    $    2.50           8.5     $   20.43

    Average oil and gas operating expenses per Mcfe including severance and ad valorem taxes, were $0.35, $0.36, and $0.33 for 1998, 1997 and 1996, respectively.

ACREAGE

    The following table sets forth the developed and undeveloped oil and gas acreage in which 3DX held an interest as of December 31, 1998. Undeveloped acreage consists of those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                                              DEVELOPED            UNDEVELOPED
                                                         --------------------  --------------------
                                                           GROSS       NET       GROSS       NET
                                                         ---------  ---------  ---------  ---------
Texas..................................................      9,221      1,441     97,193     22,967
Louisiana..............................................        325         16     20,081      1,122
Mississippi/Alabama....................................         82         19        107         44
Offshore Federal.......................................       1440         72         --         --
International..........................................         --         --    162,842      4,071
                                                         ---------  ---------  ---------  ---------
  Total................................................     11,068      1,548    280,223     28,204
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

LEGAL PROCEEDINGS

    3DX has not been the subject of any legal proceedings since its organization. There can be no assurance, however, that 3DX will not in the future be involved in litigation incidental to the conduct of its business.

MARKET FOR 3DX'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    In September 1998, 3DX received a letter from The Nasdaq Stock Market, Inc. notifying 3DX that it failed to maintain a closing bid price of greater than or equal to $1.00 and that 3DX's common stock failed to maintain a market value of public float greater than or equal to $5 million, as required by Nasdaq rules. 3DX met with officials from The Nasdaq Stock Market, Inc. on February 12, 1999, at which time 3DX presented several alternatives to regain compliance with the minimum bid price and market value of public float requirements. On March 22, 1999, The Nasdaq Stock Market Inc. responded to the meeting with the decision to transfer the listing of 3DX's securities to The Nasdaq SmallCap Market ("SmallCap"), effective with the open of business on March 24, 1999, pursuant to the following exception. On or before April 5, 1999, 3DX must evidence a minimum closing bid price of $1.00 per share for a minimum of ten consecutive trading days. In order to fully comply with the terms of this exception, 3DX must be able to demonstrate compliance with all requirements for continued listing on SmallCap. Accordingly, effective, March 24, 1999, the trading symbol of 3DX's securities was changed from TDXT to TDXTC. As 3DX was unable to comply with the requirement, at the close of business on April 7, 1999, 3DX's securities were removed from conditional listing on SmallCap. Trading of the common stock is now conducted in the over-the-counter market. As a result, a holder of the common stock may find it more difficult to dispose of or to obtain accurate price quotations about the common stock.

    When common stock is not listed on Nasdaq and has a market price of less than $5.00 per share, it may be classified as a "penny stock". SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The shares are subject to Section 15(b)(6) of the Securities Exchange Act of 1934 which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. Because the common stock is subject to the rules on penny stocks, the market liquidity for the common stock could be severely adversely affected.

    The listed quotations for periods after April 7, 1999 reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

    The following table sets forth the high and low sales price (or, in the period after April 7, 1999, bid price) for 3DX common stock for the periods indicated.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1999
  Second Quarter (through June 3, 1999)....................................  $    0.56  $    0.10
  First Quarter ended March 31, 1999.......................................  $    0.72  $    0.25

1998
  Fourth Quarter ended December 31, 1998...................................  $    0.72  $    0.25
  Third Quarter ended September 30, 1998...................................  $    1.50  $    0.56
  Second Quarter ended June 30, 1998.......................................  $    1.88  $    1.38
  First Quarter ended March 31, 1998.......................................  $    3.72  $    1.50
1997
  Fourth Quarter ended December 31, 1997...................................  $    9.25  $    2.25
  Third Quarter ended September 30, 1997...................................  $   12.50  $    8.00
  Second Quarter ended June 30, 1997.......................................  $   10.50  $    7.75
  First Quarter ended March 31, 1997.......................................  $   13.13  $   10.00

The listed quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

DIVIDEND POLICY

    3DX has not declared or paid any cash dividends on its common stock since its formation. 3DX's current credit agreement prohibits the payment of cash dividends. 3DX does not anticipate paying cash dividends on its common stock in the foreseeable future. 3DX currently intends to retain any future earnings to finance the expansion and continued development of its business.

SELECTED FINANCIAL DATA

    The financial information set forth below for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and
1994 is derived from the financial statements of 3DX. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of 3DX, the notes related thereto and other financial data included elsewhere in this proxy statement/prospectus.

                                                                                                    THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       MARCH 31,
                                           ------------------------------------------------------  --------------------
                                             1998        1997       1996       1995       1994       1999       1998
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------

                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues(a):
  Oil and gas............................  $   4,545  $    3,046  $     852  $     275  $     304  $     555  $     861
  Interest and other.....................         54         585        248        236         53         13         10
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
    Total Revenues.......................      4,599       3,631      1,100        511        357        568        871
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Costs and Expenses:
  Lease operating........................        732         437        107         79         34         85        172
  Impairment of oil and gas properties...      7,864       9,061      1,477      1,627         --        991        878
  Depletion, depreciation &
    amortization.........................      3,545       2,636        423        158         91        593        659
  General and administrative and
    other(a).............................      2,047       2,533      1,828      1,135        617        384        699
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
    Total costs and expense..............     14,188      14,667      3,835      2,999        742      2,053      2,408
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Net loss.................................     (9,589)    (11,036)    (2,735)    (2,488)      (385)    (1,485)    (1,537)
Dividends and accretion on preferred
  stock..................................         --          --       (941)    (1,108)      (452)        --         --
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to common
  stockholders...........................  $  (9,589) $  (11,036) $  (3,676) $  (3,596) $    (837) $  (1,485) $  (1,537)
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per common
  share as previously reported...........  $   (1.15) $    (1.53) $   (1.16) $   (1.14) $   (0.33) $   (0.16) $   (0.21)
Retroactive effect of change in
  accounting principle(b)................         --          --      (0.05)     (0.06)     (0.02)        --         --
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per common
  share..................................  $   (1.15) $    (1.53) $   (1.21) $   (1.20) $   (0.35) $   (0.16) $   (0.21)
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares
  outstanding............................      8,328       7,194      3,042      2,988      2,373      9,380      7,272
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ----------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF CASH--FLOW DATA
Net cash provided by (used in) operating
  activities.............................  $   2,484  $    1,430  $     615  $    (503) $      16  $     169  $     535
Net cash used in investing activities....      5,960      21,187      5,022      4,113      2,018        386      1,961
Net cash provided by (used in) financing
  activities.............................      3,356       3,803     16,225      7,876      2,515       (446)        13

                                                             AS OF DECEMBER 31,                      AS OF MARCH 31,
                                            -----------------------------------------------------  --------------------
                                              1998       1997       1996       1995       1994       1999       1998
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficit).................  $     801  $    (632) $  15,987  $   7,265  $   2,103  $     519  $  (3,784)
Property and equipment, net...............     10,866     18,372      8,576      2,935      2,669      9,243     20,077
Total assets..............................     13,501     21,310     26,827     10,451      5,197     11,274     21,312
Borrowings on Credit Agreement............      1,200         --         --         --         --        750         --
Series B preferred stock..................         --         --         --      6,278      5,452         --         --
Series C preferred stock..................         --         --         --      7,904         --         --         --
Stockholder's equity (deficit)............  $  10,531  $  17,818  $  24,574  $  (4,240) $    (674) $   9,076  $  16,370

------------------------

(a) As discussed in Note 2 to the 3DX's December 31, 1998 financial statements, rental income has been reflected as a reduction of general and administrative expenses in all periods presented.

(b) As discussed in Note 2 to the 3DX's December 31, 1998 financial statements, earnings per share for periods prior to 3DX's initial public offering have been restated to retroactively reflect the effect of SAB No. 98.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following is a discussion of the financial condition and results of operations of 3DX for the three years ended December 31, 1998 and the three months ended March 31, 1999 and 1998. This discussion should be read in conjunction with the financial statements of 3DX, the notes thereto and the other financial data. The discussion includes forward-looking information concerning 3DX's future plans, financial condition, liquidity and capital resources. If the merger with Esenjay is consummated, 3DX's plans will not be implemented and the financial condition of the combined company will be materially different.

    OVERVIEW. 3DX is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D imaging and other advanced technologies in the search for commercial quantities of hydrocarbons. 3DX enters into arrangements that enable it to combine its expertise and exploration capabilities with the operating skills of other oil and gas companies. 3DX participates in selected exploration projects as a non-operating working interest owner, sharing both risks and rewards with its partners. 3DX commenced operations in January 1993 to take advantage of perceived opportunities emerging from changes in the domestic oil and gas industry, including the divestiture of domestic oil and gas properties, advances in technology and the outsourcing of specialized technical capabilities. By reducing drilling risk through 3-D imaging and analysis, 3DX seeks to improve the expected return on investment in its oil and gas projects.

    As a working interest partner, 3DX shares all project costs in proportion to its working interest percentage. In instances in which exploration and development activities are unsuccessful, 3DX incurs an economic loss equal to its proportionate share of project costs prior to the time the project is abandoned. Similarly, 3DX incurs an economic loss if 3DX's proportionate share of revenues generated from production is insufficient to cover 3DX's share of project costs.

    3DX's future financial results will depend primarily on:

    - 3DX's ability to continue to source and screen potential projects;

    - 3DX's ability to discover commercial quantities of hydrocarbons;

    - the market price for oil and gas; and

    - 3DX's ability to fully implement its exploration and development program, which is dependent on the availability of capital resources.

There can be no assurance that 3DX will be successful in any of these respects, that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production, or that 3DX will be able to obtain additional funding to increase its currently limited capital resources.

    3DX does not and has not engaged in any hedging transactions to reduce its risks arising from changes in oil and gas prices or from interest rate fluctuations.

    RESULTS OF OPERATIONS. The following table sets forth certain operating information of 3DX during the periods indicated:

                                                                               THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                              --------------------
                                                                                1999       1998
                                                                              ---------  ---------
PRODUCTION:
  Gas (MMcf)................................................................      281.1      368.8
  Oil and condensate (MBbls)................................................        5.8        6.6
  Total equivalent (MMcfe)..................................................      315.9      408.3

AVERAGE SALES PRICE:
  Gas (per Mcf).............................................................  $    1.77  $    2.09
  Oil and condensate (per Bbl)..............................................  $    9.63  $   13.78

AVERAGE EXPENSES (PER MCFE):
  Lease operating(1)........................................................  $    0.27  $    0.42
  Depletion of oil and gas properties.......................................  $    1.88  $    1.62

------------------------

(1) Includes all direct expenses of operating 3DX's properties, as well as production and ad valorem taxes.

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
PRODUCTION:
  Gas (MMcf)....................................................    1,877.9    1,131.8      271.2
  Oil and condensate (Mbbls)....................................       37.8       14.1        8.5
  Total equivalent (Mmcfe)......................................    2,104.8    1,216.2      322.2

AVERAGE SALES PRICE:
  Gas (per Mcf).................................................  $    2.17  $    2.46  $    2.50
  Oil and condensate (per Bbl)..................................  $   12.20  $   18.54  $   20.43

AVERAGE EXPENSES (PER MCFE):
  Lease operating(1)............................................  $    0.35  $    0.36  $    0.33
  Depletion of oil and gas properties...........................  $    1.68  $    2.17  $    1.31

------------------------

(1) Includes all lease operating expenses and taxes attributable to 3DX's properties, including production and ad valorem taxes.

    OIL AND GAS REVENUES. Oil and gas revenues decreased to $554,943 for the three months ended March 31, 1999 (the "1999 quarter") from $861,377 for the three months ended March 31, 1998 (the "1998 quarter"). The decrease was primarily attributable to lower oil and gas production levels. Production decreased by over 23% to 315.9 MMcfe for the 1999 quarter, from 408.3 MMcfe for the 1998 quarter. The decreased production resulted principally from the sale of producing properties during the third and fourth quarter of 1998 and first quarter of 1999. These properties represented approximately 20% and 34% of the oil and gas production, respectively, for the 1998 quarter. The decrease in production was partially offset by successful wells which began production during the second and third quarters of 1998. The average sales price for natural gas, which accounted for 89% of equivalent production during the 1999 quarter, decreased by 15% to $1.77 per Mcf from $2.09 per Mcf for the 1998 quarter. The average sales price for oil decreased to $9.63 per barrel during the 1999 quarter versus $13.78 per barrel for the 1998 quarter.

    Oil and gas revenues increased to $4,544,690 for the year ended December 31, 1998 (the "1998 period") from $3,045,447 for the year ended December 31, 1997 (the "1997 period"). This increase was attributable to higher oil and gas production levels. Production increased by over 73% to 2,104.8 Mmcfe for the 1998 period, from 1,216.2 Mmcfe for the 1997 period. The increased production resulted from successful wells drilled during the latter part of 1997 and throughout the year in 1998. The average sales price for natural gas, which accounted for 89% of equivalent production during the 1998 period, decreased by 12% to $2.17 per Mcf from $2.46 per Mcf for the 1997 period. The average sales price for oil decreased to $12.20 per barrel during the 1998 period versus $18.54 per barrel for the 1997 period.

    Oil and gas revenues increased to $3,045,447 for the 1997 period from $851,827 for the year ended December 31, 1996 (the "1996 period"). This increase was primarily attributable to higher oil and gas production levels. Production increased by over 277% to 1,216.2 Mmcfe for the 1997 period, from 322.2 Mmcfe for the 1996 period. The increased production resulted from successful wells drilled during the last three months of 1996 and throughout the year in 1997. The number of productive wells in which 3DX owned an interest increased to 30 (5.03 net) at the end of the 1997 period from 19 (2.02 net) at the end of the 1996 period. The average sales price for natural gas, which accounted for 93% of equivalent production during the 1997 period, decreased by 2% to $2.46 per Mcf from $2.50 per Mcf for the 1996 period. The average sales price for oil decreased to $18.54 per barrel during the 1997 period versus $20.43 per barrel for the 1996 period.

    LEASE OPERATING EXPENSES. Total lease operating expenses, including production taxes, decreased to $85,330 for the 1999 quarter from $171,524 for the 1998 quarter. This decrease was primarily attributable to the sale of producing properties with a partial offset from the additional costs of operating new producing wells. Lease operating expenses per Mcfe of production decreased to $0.27 per Mcfe for the 1999 quarter from $0.42 per Mcfe for the 1998 quarter.

    Total lease operating expenses, including production taxes, increased to $731,749 for the 1998 period from $436,243 for the 1997 period. This increase was primarily attributable to the additional costs of operating new producing wells drilled throughout the latter part of 1997 and into the 1998 period and is comparable to the increase in production during the corresponding periods. Lease operating expenses per Mcfe of production decreased to $0.35 per Mcfe for the 1998 period from $0.36 per Mcfe for the 1997 period.

    Total lease operating expenses, including production taxes, increased to $436,243 for the 1997 period from $107,676 for the 1996 period. This increase was primarily attributable to the additional costs of operating new producing wells drilled during the last three months of 1996 and throughout the year in 1997 and is comparable to the increase in production during the corresponding periods. Lease operating expenses per Mcfe of production increased slightly to $0.36 per Mcfe for the 1997 period from $0.33 per Mcfe for the 1996 period.

    DEPLETION, DEPRECIATION AND AMORTIZATION EXPENSE. Depletion of oil and gas properties for the 1999 quarter decreased to $592,771 from $659,489 for the 1998 quarter. The decrease in depletion of oil and gas properties resulted primarily from the reduction in oil and gas producing properties during the 1999 period, as discussed above, with a partial offset from the change in the depletion rate for this period. Depletion of oil and gas properties per Mcfe for the 1999 quarter increased to $1.88 per Mcfe, or 16%, from the rate of $1.62 per Mcfe in the corresponding period in 1998. The increase in the rate resulted from a reduction in proved reserves due to the sale of the Ramrod project (see "Liquidity and Capital Resources").

    Depletion of oil and gas properties for the 1998 period increased to $3,545,328 from $2,636,305 for the 1997 period. The increase in depletion of oil and gas properties resulted primarily from the increase in oil and gas production during the 1998 period, as discussed above. Depletion of oil and gas properties per Mcfe for the 1998 period decreased to $1.68 per Mcfe, or 23%, from the rate of $2.17 per Mcfe in the corresponding period in 1997. The decrease in the rate resulted from greater net additions to oil and gas reserves than the net additions to evaluated oil and gas property costs relative to the existing depletion rate per Mcfe.

    Depletion of oil and gas properties for the 1997 period increased to $2,636,305 from $422,839 for the 1996 period. The increase in depletion of oil and gas properties resulted from both the increase in oil and gas production during the 1997 period, as discussed above, and an increase in the depletion rate for this period. Depletion of oil and gas properties per Mcfe for the 1997 period increased to $2.17 per Mcfe, or 66%, from the rate of $1.31 per Mcfe in the corresponding period in 1996. The increase in the rate resulted from greater additions to evaluated oil and gas property costs than the additions to oil and gas reserves relative to the existing depletion rate per Mcfe. This was principally the result of the costs of unsuccessful wells drilled in 1997.

    IMPAIRMENT OF OIL AND GAS PROPERTIES. Under the rules of the full-cost accounting method as prescribed by the Securities and Exchange Commission, 3DX is required to compare the net costs of its evaluated properties to the net present value of its proved reserves, using the prices and costs in effect at the end of each quarterly period unless 3DX believes that post period prices are more representative of what might be received in future periods. If such evaluated costs, net of accumulated depreciation, depletion and amortization, exceed the present value of proved reserves, an impairment charge is required to writedown those excess costs. At March 31, 1999, 3DX recognized oil and gas impairments of $990,809, using post period pricing increases. Using March 31, 1999 prices, 3DX would have recognized an oil and gas impairment of $1,860,429. During the 1998 quarter, an oil and gas impairment of $878,346 was recorded. The writedown for the 1999 period was principally a result of mechanical difficulties in the wellbores of certain wells in the Ramrod project in Matagorda county, Texas which resulted in the sale of the remaining interest in the project.

    Oil and gas impairment charges recorded during 1998 were $7,863,536. The impairments recorded were principally the result of increased additions to evaluated property costs and the decline in oil and gas prices being received by 3DX on December 31, 1998 as compared to December 31, 1997.

    Oil and gas impairment charges recorded during 1997 were $9,061,240, all of which were attributable to the fourth quarter ended December 31, 1997. This writedown results principally from the significant decline in oil and gas prices being received by 3DX on December 31, 1997 as compared to September 30, 1997, and a relatively large investment in three unsuccessful exploratory wells, all of which were evaluated in the fourth quarter of 1997.

    INTEREST EXPENSE. Interest expense decreased to $924 for the 1999 quarter from $8,166 for the 1998 quarter. These expenses represent commitment fees and amortization of set up costs associated with the credit agreement 3DX executed with a commercial bank in December 1997. 3DX had outstanding borrowings of $750,000 under the credit agreement at March 31, 1999. 3DX capitalized interest of approximately $20,000 during the 1999 quarter relating to unusually significant investments in unproved properties.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense, net of costs capitalized to exploration and development projects, decreased to $382,719 for the 1999 quarter from $691,075 for the 1998 quarter. This decrease was primarily attributable to the reduction in personnel that occurred during the second quarter of 1998.

    General and administrative expense, net of costs capitalized to exploration and development projects, decreased 20% to $2,033,756 for the 1998 period from $2,532,474 for the 1997 period. This decrease was primarily attributable to a downsizing in personnel that occurred during the second quarter of 1998. The downsizing had the following effects on total general and administrative expenses: (1) an increase in compensation expense due to severance pay recorded, (2) a decrease in the amount of capitalized overhead, as the majority of the terminated personnel were from technical departments, and (3) a decrease in stock option expense to adjust the amortization of deferred compensation recorded for these employees relating to stock options issued within one year of the initial public offering. The 1997 amount represented a 39% increase from $1,827,946 incurred during the year ended December 31, 1996. The increase was primarily a result of personnel costs associated with hiring which occurred during 1997 and increased professional fees and other costs associated with being a public company, offset by a decrease in the amount of $390,616 relating to the amortization of deferred compensation expense.

    INTEREST AND OTHER INCOME. Interest and other income increased slightly to $12,624 for the 1999 quarter from $10,462 for the 1998 quarter. 3DX maintained an equivalent level of short term investments during both quarters.

    Interest and other income decreased 91% to $53,984 for the 1998 period from $585,154 for the comparable period during 1997. This decrease is primarily a result of a substantially lower balance of short-term investments during the 1998 period. The 1997 amount represents a 136% increase from the $247,960 earned during the comparable 1996 period. This increase reflects interest income on the higher level of short-term investments during 1997 as a result of investment of the proceeds of 3DX's initial public offering.

    NET LOSS. As a result of the foregoing, 3DX's net loss decreased to $1,484,986 for the 1999 quarter from $1,536,761 for the 1998 quarter. The most significant factors which caused the decrease in net loss were the reduction in general and administrative expenses as discussed above.

    3DX's net loss decreased to $9,588,542 for the 1998 period from $11,036,144 for the 1997 period. The significant factors which caused the decrease in net loss were the increase in revenues and the decrease in impairment of oil and gas properties, with a slight offset from the increase in depletion, depreciation and amortization of oil and gas properties. The net loss for the 1997 period increased from the net loss of $3,676,411 in the 1996 period. The most significant factor which caused the increase in net loss was the impairment of oil and gas properties recorded under full-cost accounting rules.

    INCOME TAXES. 3DX recorded a valuation allowance against the estimated amount of deferred tax assets for which realization is uncertain. 3DX reviews the valuation allowance at the end of each quarter and makes adjustments, as necessary, if it is determined that it is more likely than not that the deferred tax assets will be realized. As of December 31, 1998, 3DX had tax net operating loss carryforwards ("NOL's") of approximately $11.7 million which begin to expire in 2008. As a result of the recent stock transactions, including the initial public offering, there is a yearly limitation placed on 3DX's utilization of its NOL's under Section 382 of the Internal Revenue Code of 1986, as amended. See Note 5 to the financial statements of 3DX included elsewhere herein.

LIQUIDITY AND CAPITAL RESOURCES

    See further discussion of these issues under Note 2 to the 3DX March31, 1999 financial statements, "Going Concern".

    3DX has made and will be required to make oil and gas capital expenditures substantially in excess of its net cash flow from operations in order to complete the exploration and development of its existing properties. 3DX will also need to acquire exploration prospects and find additional oil and gas reserves in order for its asset base not to be depleted by current oil and gas production. Cash outlays for capital expenditures for oil and gas exploration and development activities for the quarters ended March 31, 1999 and 1998 were $993,913 and $1,845,431, respectively. The level of capital spending in 1999 and thereafter will be highly dependent upon 3DX's ability to obtain additional capital. 3DX expects that its projected net cash flows from currently producing properties will be sufficient to fund its general and administrative expenditures through December 31, 1999, including technical employee and related costs which are capitalized under full-cost accounting. However, such projected cash flows could be adversely affected by declines in oil and gas prices and unanticipated declines in oil and gas production from existing properties. This raises substantial doubt about 3DX's ability to pay its obligations as they become due.

    On December 18, 1997, 3DX executed a credit agreement with a commercial bank, the borrowing capacity of which was set at $2.0 million in April 1998. During the quarter ended June 30, 1998 3DX borrowed $2.0 million under the credit agreement and made payments of $200,000 and $600,000, during the third and fourth quarters of 1998, respectively, and an additional payment of $450,000 in the first quarter of 1999. The maximum amount currently available for borrowing under the credit facility is $750,000. The borrowing capacity is a function of the value of 3DX's proved oil and gas reserves, and is redetermined on a semi-annual basis. The credit agreement is secured by substantially all of 3DX's oil and gas properties and contains restrictions on dividends and additional liens and indebtedness and requires the maintenance of a minimum current ratio and net worth, each as defined in the credit agreement.

    As a result of 3DX's periodic review of each of its oil and gas exploration and development properties and its available capital, 3DX has occasionally sold partial interests in specific oil and gas projects to other investors to reduce its total investment commitment to such projects. In accordance with full-cost accounting rules, no gain or loss has been recognized on these transactions. In September 1998, 3DX sold one of its properties located in Cove Field, Texas for approximately $440,000 (of which $200,000 was used to reduce the balance of borrowings on 3DX's bank credit agreement). In November 1998, 3DX closed a sale of 50% of its working interest in the Ramrod project in Matagorda county, Texas. Proceeds to 3DX from this sale were $2 million and were used to reduce accounts payable and the bank loan. In the first quarter of 1999, 3DX sold all of the remaining interest in the Ramrod project for $600,000. As of March 31, 1999, 3DX had working capital of approximately $519,000.

    3DX will require additional sources of financing to fund drilling expenditures on properties currently owned by 3DX and to fund leasehold costs and geological and geophysical costs on its active exploration projects. 3DX's 1999 expenditure plans currently include up to twelve exploratory and development wells and various lease and seismic data acquisitions. 3DX generally has the right, but not the obligation, to participate for its percentage interest in drilling wells and can decline to participate if it does not have sufficient capital resources at the time such drilling operations are proposed. 3DX can also potentially transfer its right to participate in drilling wells in exchange for cash, a reversionary interest, or some combination thereof. To recover its investment in unevaluated properties, it is necessary for 3DX to either participate in drilling which finds commercial oil and gas production and produce such reserves or receive sufficient value through the sale or transfer of all or a portion of its interests.

    In April 1999, 3DX closed an agreement with Esenjay whereby 3DX sold its interest in five non-producing prospect areas, including leasehold interests and 3D seismic data, for $200,000 cash and additionally farmed out one half of its interest in the Hall Ranch and Gillock projects in return for partial reimbursement of leasehold costs and a carry through completion of the first well in Hall Ranch and the first four wells in the Gillock project. 3DX received $150,000 at closing and will receive an additional $50,000 on completion of certain assignments. This transaction with Esenjay was negotiated independently of the merger transaction.

    If the merger is not closed, management of 3DX will continue to seek financing for its capital program from a variety of sources. 3DX's inability to obtain additional financing would have a material adverse effect on 3DX. Without raising additional capital, 3DX anticipates that it will be required to limit or defer its planned oil and gas exploration and development program, which could adversely affect the recoverability and ultimate value of 3DX's oil and gas properties.

    Management intends to pursue exploration and development opportunities to the extent additional capital becomes available in the current oil and gas environment. However, the uncertainties about 3DX's future cash flows and the lack of firm commitments to attract additional capital at this time raise substantial doubt about the ability of 3DX to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should 3DX be unable to continue as a going concern.

EFFECTS OF INFLATION AND CHANGES IN PRICE

    3DX's results of operations and cash flows are affected by changing oil and gas prices. If the price of oil and gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that 3DX is required to bear for operations, as well as an increase (decrease) in revenues.

IMPACT OF THE YEAR 2000

    Many of the world's computer systems, including those embedded in process control equipment, currently record years in a two-digit format. On January 1, 2000, all hardware and software which use the two year convention could fail or create erroneous data because of an inability to properly interpret dates beyond 1999 (the Y2K issue).

    The Company's assessment of the Y2K issues that could affect its operations is not complete. However, based on information assembled to date, the Company believes that most, if not all, of the Y2K risk to the Company, if any, will come from third parties, primarily oil and gas operators, pipelines, banking institutions, governmental entities, communications systems providers and similar entities.

    The Company does not operate any oil and gas properties and relies minimally on the software of third parties, which consists primarily of purchased or leased operating system, analysis, accounting and seismic programs. These programs have been determined to be either Y2K compliant or capable of Y2K compliance with little cost to the Company.

    The Company will continue to assess the ability and timeliness of third parties becoming Y2K compliant, but presently believes that any cost to the Company will be minimal.

OTHER

    In connection with stock options granted within one year prior to the initial filing of the registration statement relating to the initial public offering, 3DX recorded deferred compensation expense based on the difference between the option exercise price and the fair value of 3DX's common stock at the date of grant, using the $11.00 per share initial public offering price as an estimate of the fair value. Such deferred compensation is being amortized as additional compensation expense over the vesting period for the options. As of December 31, 1998, 3DX had unamortized deferred compensation of $136,304 which will be charged to expense during the next three years. 3DX has elected not to adopt the fair value accounting of Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation", for employees and continues to account for these plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

DIRECTORS WHO WILL BECOME DIRECTORS OF ESENJAY

    The only directors or executive officers of 3DX who will serve as a director or executive officer of Esenjay after the merger will be C. Eugene Ennis, who will serve as a director of Esenjay.

    Mr. Ennis, age 55, has served as Chairman of the Board of 3DX since 1998. Mr. Ennis served as 3DX's President and Chief Executive Officer from 3DX's inception in December 1992 until June 1998. Since August 1998, Mr. Ennis has been a director of Object Reservoir, a supplier of software tools for the petroleum industry. Mr. Ennis has been Chief Executive Officer of Object Reservoir since January 1999. From September 1984 to December 1992, Mr. Ennis was President, Chief Executive Officer and a director and from October 1990 to December 1992 was also Chairman of the Board of Directors of Landmark Graphics Corporation ("Landmark"), a provider of interdisciplinary interpretation tools for the petroleum industry. Mr. Ennis holds a Bachelor of Science in electrical engineering from the University of Houston and began his career in 1969 as a design engineer in the Geophysical Products Division of Texas Instruments where he was employed until 1984.

COMPENSATION OF DIRECTORS

    Directors of 3DX who are not employees are entitled to receive a fee in the amount of $750 for every meeting of the Board of Directors which such director attends in person or by telephone and a fee of $500 for each meeting of a committee of the Board of Directors held separately which such director attends in person or by telephone. Beginning in 1998, the non-employee directors waived their right to receive fees for attending meetings. Directors who are employees of 3DX do not receive any additional compensation for their services as directors. All directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors. Under the Stock Option Plan, 3DX may, from time to time, and in the discretion of the Board of Directors, grant stock options to directors.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation awarded, earned or paid for services rendered in all capacities by Mr. Ennis during the past three fiscal years. The table also identifies the principal capacity in which Mr. Ennis served 3DX during 1998.

                                                                      LONG-TERM COMPENSATION
                                                                              AWARDS
                                                                    ---------------------------
                                            ANNUAL COMPENSATION      RESTRICTED     SECURITIES
                                           ----------------------   STOCK AWARDS    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR  SALARY ($)   BONUS ($)       ($)        OPTIONS (#)      COMPENSATION ($)
-----------------------------------  ----  ----------   ---------   ------------   ------------     ----------------
C. Eugene Ennis....................  1998   143,118         --           --          100,000(a)            --
  President, Chief Executive         1997   171,875         --           --                                --
  Officer(b) and Chairman of the     1996   150,000         --           --               --               --
  Board

------------------------

(a) Issued in 1997 and canceled and reissued in 1998.

(b) Mr. Ennis served as President and Chief Executive Officer through May 1998.

REPORT ON REPRICING OF OPTIONS

    It was determined by the Human Resource Committee during 1998 that the options held by directors, executive officers and employees no longer represented an incentive, as the market price of the stock had dropped below the exercise price of the options. Therefore, it was determined that the options, including those held by Mr. Ennis, should be repriced in line with the current market value.

                                               TEN-YEAR OPTION REPRICINGS
                                     ----------------------------------------------                     LENGTH OF
                                                 NUMBER OF     MARKET                                 ORIGINAL TERM
                                                 SECURITIES   PRICE OF    EXERCISE                    REMAINING AT
                                                 UNDERLYING   STOCK AT    PRICE AT        NEW            DATE OF
                                      DATE OF     OPTIONS      TIME OF     TIME OF     EXERCISE         REPRICING
NAME                                 REPRICING    REPRICED    REPRICING   REPRICING      PRICE          (MONTHS)
-----------------------------------  ---------   ----------   ---------   ---------   -----------     -------------
C. EUGENE ENNIS ...................   04/20/98    100,000      $1.625      $11.000    $   1.625(1)         111
  Chairman of the Board

------------------------

(1) In January 1999, the Human Resource Committee decided to reprice, at $0.3125 (the market price at the time), the currently outstanding options dated April 20, 1998.

STOCK OPTION PLAN

    In January1994, 3DX adopted the Stock Option Plan under which
"non-qualified" stock options ("NQSOs") to acquire shares of Common Stock may be granted to directors of and consultants to 3DX and incentive stock options ("ISOs") to acquire shares of Common Stock may be granted to employees and directors who are also employees of 3DX.

    Currently, the Stock Option Plan provides for the issuance of up to a maximum of 2,004,937 shares of Common Stock and is administered by the Human Resources Committee. Under the Stock Option Plan, the option price of any ISO may not be less than the fair market value of a share of Common Stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the Human Resources Committee so determines, but may not in any event be less than 85% of such fair market value. An ISO may not be granted to a "ten percent stockholder" (as such term is defined in Section 422A of the Internal Revenue Code of 1986, as amended) unless the exercise price is at least 110% of the fair market value of the Common Stock at the time of grant and the option must be exercised within five years. Options granted pursuant to the Stock Option Plan are evidenced by a written agreement executed by 3DX and the grantee, containing the terms, provisions and conditions of the grant. Stock options may not be assigned or transferred during the lifetime of the holder except as may be required by law. The maximum term of each stock option is ten years from the date of grant.

    For options to qualify as ISOs, the aggregate fair market value, determined on the date of grant, of the shares with respect to which the ISOs are exercisable for the first time by the grantee during any calendar year may not exceed $100,000. Payment by option holders upon exercise of an option may be made (i) in cash, (ii) by tender to 3DX of shares of 3DX's stock owned by the optionee having a fair market value, as determined by the Human Resources Committee (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for 3DX), not less than the exercise price, (iii) by delivery of a promissory note made by the optionee in a form approved by 3DX, (iv) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the option, (v) by the withholding of shares being acquired upon exercise of the option bearing a fair market value, as determined by the Human Resources Committee (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for 3DX), not less than the exercise price, or (vi) by any combination thereof. The Human Resources Committee may at any time or from time to time grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict the use of one or more forms of consideration. In addition, the Human Resources Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised stock option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Common Stock subject to such stock option and the aggregate option price of such Common Stock. In the Human Resources Committee's discretion, such payment may be made in cash, shares of Common Stock with a fair market value on the date of surrender equal to the payment amount or some combination thereof.

    The Stock Option Plan provides that outstanding options vest in their entirety and become exercisable in the event of certain mergers, consolidations or sales of all or substantially all of the assets of 3DX, unless the successor corporation assumes such options. As of December 31, 1998, options to purchase 826,404 shares of Common Stock were outstanding under the Stock Option Plan at exercise prices ranging from $0.19 to $1.625 per share, with 764,421 option shares available for grant.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

    The Human Resources Committee of the Board of Directors oversees the compensation policies applicable to all employees of 3DX, including its executive officers. The Human Resources Committee also has primary responsibility for administering stock-based compensation plans of 3DX.

    3DX seeks to provide a compensation program which will allow it to attract and retain highly qualified and motivated employees. Its compensation program is also designed to enhance stockholder value by providing significant incentives for employees to achieve 3DX's goals. 3DX is striving to promote an entrepreneurial environment which encourages all employees to focus on the continuing long-term growth of 3DX. Specifically, the compensation plan includes the following components:

    BASE SALARY. It is the goal of the Human Resources Committee that the primary element of compensation result from the achievement of performance-based objectives which contribute in a meaningful way to long-term stockholder value. However, 3DX must also provide a base salary and employee benefits which are competitive with compensation offered by other oil and gas exploration companies similar to 3DX. The Human Resources Committee expects that base salary will not exceed the average paid by 3DX's peers.

    STOCK OPTION PLAN. The Stock Option Plan is a broad-based stock option plan covering all employees which is designed to motivate and retain employees and allow all employees to benefit from performance which enhances long-term stockholder value. All stock options granted to employees have exercise prices which equal the fair market value of the Common Stock on the date of grant and vest ratably over a period of four years. Accordingly, the options provide a significant incentive for superior long-term performance and continued retention of employees by 3DX. For stock options awarded to executive officers during 1998, refer to the section "Stock Option Grants".

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of April 15, 1999, there were 9,399,353 shares of Common Stock outstanding and entitled to vote. The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of April 15, 1999, by (i) each person known to 3DX to own beneficially 5% or more of 3DX's outstanding shares of Common Stock, (ii) each director of 3DX, (iii) each of the Named Executive Officers, as defined in "Executive Compensation", and (iv) all executive officers and directors of 3DX as a group. The information with respect to beneficial ownership is based on the most recent filings with the Securities and Exchange Commission which have been furnished to 3DX by the respective stockholders of 3DX.

                                                 BENEFICIAL OWNERSHIP
                                               -------------------------
                                                NUMBER OF
NAME AND ADDRESS(1)                             SHARES(2)        PERCENT
---------------------------------------------  ------------      -------
Ronald P. Nowak..............................        50,000          *
Jon W. Bayless...............................       754,195(3)     8.0%
Charles E. Edwards...........................        25,267(4)       *
C. Eugene Ennis..............................       289,411        3.1%
C.D. Gray....................................            --          *
Douglas C. Williamson........................       727,073(5)     7.7%
Russell L. Allen.............................            --          *
Peter M. Duncan..............................       375,592        4.0%
Joseph Schuchardt III........................       189,978        2.0%
All directors and executive officers as a
  group (9 persons)..........................     2,411,516       25.7%
CWS Limited-Liability Company ...............     1,172,270       12.5%
  One Rockefeller Plaza, 31st Floor
  New York, NY 11002
Citi Growth Fund L.P. .......................       727,477        7.7%
  c/o CitiGrowth Funds, Sycamore Partners
  989 Lenox Drive
  Lawrenceville, New Jersey 08648
BA Capital Company, LP ......................       721,903        7.7%
  901 Main Street
  Dallas, Texas 75202

------------------------

 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each stockholder identified in the table is at the principal executive offices of 3DX at 12012 Wickchester, Houston, Texas 77079.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission"). In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Shares of Common Stock issuable upon exercise of stock options granted pursuant to 3DX's 1994 Stock Option Plan (the "Stock Option Plan"), which are currently exercisable or exercisable within 60 days of April 15, 1999, include 20,144 shares for Mr. Ennis, 5,170 shares for Mr. Bayless, 5,170 shares for Mr. Edwards, 5,170 shares for Mr. Williamson, and 35,654 shares for all directors and executive officers as a group. Except as indicated in the footnotes hereto, each stockholder named in the table has sole voting and investment power with respect to the shares set forth beside such stockholder's name.

(3) Includes 727,477 shares beneficially owned by Citi Growth Fund L.P. Mr. Bayless is the sole stockholder and director of Jon W. Bayless Inc., the general partner of Atlantic Partners L.P., the general partner of Citi Growth Fund L.P.

(4) Includes 1,200 shares of Common Stock owned by Mr. Edwards' spouse.

(5) Includes 721,903 shares of Common Stock held by BA Capital Investors. Mr. Williamson is a Managing Director in the Venture Capital Group of BA Capital Company, LP.

               ELECTION OF DIRECTORS OF ESENJAY EXPLORATION, INC.

NOMINEES

    The Esenjay board of directors has nominated the three director candidates named below. Personal information on each of our nominees is also given below. All of our nominees currently serve as Esenjay directors. These director nominees will serve as class II directors, with their terms expiring in 2002. If a director nominee becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the board of directors names one.

    DAVID W. BERRY served as President of Esenjay after the incorporation of its predecessor in August 1988 and until May 14, 1998, and has served as Chairman of the Board of Directors since 1991. In 1978, he formed Berry Petroleum Corporation, which was a regional natural gas and oil exploration company. In 1976 he co-founded Vulcan Energy Corporation, a Tulsa, Oklahoma based exploration and production company. Mr. Berry has served as the State Finance Chairman of the Oklahoma State Republican Party, as a Trustee for the Oklahoma Museum of Art and on the United States Senatorial Trust Committee. Mr. Berry is a member of the Independent Petroleum Association of America.

    CHARLES J. SMITH has been a director of Esenjay since May 14, 1998. He has served as Chairman of Esenjay Petroleum since its formation in 1978. Mr. Smith serves as chairman of the Executive Committee of Esenjay. Mr. Smith acts as Esenjay Petroleum's senior land and administrative officer. He was a practicing attorney specializing in oil and gas law from 1963 to 1987. Before 1963, he was a petroleum landman for Humble Oil and Refining Company. Mr. Smith received a BBA in industrial management from the University of Texas and was admitted to practice law in Texas in 1959 after attending South Texas School of Law and the completion of off-campus studies.

    ALEX B. CAMPBELL has been a director of Esenjay since May 14, 1998. He has been Vice President of Aspect Management Corporation since August 1996 and is responsible for land and corporate development and legal issues for Aspect. He served as landman for Grynberg Petroleum and TXO Production Corp. from 1980 to 1984, focusing on the Rocky Mountain Region, then as division landman for Lario Oil & Gas Company from 1984 to 1996, where he was responsible for administration, prospect marketing, contract lease negotiation, exploration permitting, surface owner negotiations and property acquisition negotiation and due diligence. He has a BA in business/pre-law from Colorado State University, and an MBA from Colorado State University.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of issued and outstanding shares of Esenjay common stock and a majority of the issued and outstanding 3DX common stock is required to approve the merger agreement.

    2,408,414 shares of 3DX common stock (representing 22.5% of the amount of the 3DX shares anticipated to be outstanding as of the time of the merger) are currently owned by, or are expected to be owned at the time of the merger by, officers and directors of 3DX and their affiliates. All of these shares are subject to voting agreements pursuant to which the holders have agreed to vote their shares in favor of the merger.

    9,533,367 shares of the Esenjay common stock (representing 60.4% of the amount of the Esenjay shares anticipated to be to be outstanding as of the time of the merger) are currently owned by, and are expected to be owned at the time of the merger by, two of Esenjay's shareholders. All of these shares are subject to voting agreements pursuant to which the holders have agreed to vote their shares in favor of the merger.

    SINCE A MAJORITY OF THE OUTSTANDING SHARES OF BOTH ESENJAY AND 3DX ARE REQUIRED FOR APPROVAL OF THE MERGER (RATHER THAN A MAJORITY OF THE SHARES REPRESENTED AT THE MEETINGS), FAILURE TO VOTE OR AN ABSTENTION FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

    A plurality of the votes present at the Esenjay annual meeting is required for the election of the director nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                                    EXPERTS

    The consolidated financial statements of Esenjay as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 incorporated by reference in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

    The financial statements of 3DX as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report included herein, which contains an explanatory fourth paragraph with respect to the existence of substantial doubt about 3DX's ability to continue as a going concern, as described more fully in
Note 3 to the financial statements.

    The report of independent petroleum engineers, Ryder Scott Company Petroleum Engineers, dated January 27, 1999 is referred to in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the common stock and preferred stock to be issued in the merger and certain tax matters relating to the merger have been passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                         INDEX TO 3DX TECHNOLOGIES INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           PAGE NO.
                                                                                                          -----------
Report of Independent Public Accountants................................................................         F-1

Audited Finanacial Statements for the year ended December 31, 1998......................................         F-2

Notes to Audited Financial Statements for the year ended December 31, 1998..............................         F-6

Unaudited Supplemental Information......................................................................        F-18

Unaudited Financial Statements for the three months ended March 31, 1999................................        F-22

Notes to Unaudited Financial Statements for the three months ended March 31, 1999.......................        F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board

of Directors of 3DX Technologies Inc.:

    We have audited the accompanying balance sheets of 3DX Technologies Inc. (a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of 3DX's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3DX Technologies Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that 3DX will continue as a going concern. As discussed in Note 3 to the financial statements, the uncertainties about 3DX's ability to pay its obligations when they become due and the lack of firm commitments to attract additional capital raise substantial doubt about the ability of 3DX to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should 3DX be unable to continue as a going concern.

Houston, Texas

March 22, 1999

                                          ARTHUR ANDERSEN LLP

                             3DX TECHNOLOGIES INC.

                                 BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1998            1997
                                                                                    --------------  --------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................  $    1,447,756  $    1,568,091
  Accounts receivable.............................................................       1,039,331       1,181,083
  Prepaid expenses................................................................          83,892         110,681
                                                                                    --------------  --------------
      Total current assets........................................................       2,570,979       2,859,855
                                                                                    --------------  --------------
Property and equipment:
  Oil and gas properties, full-cost method:
    Evaluated.....................................................................      32,664,307      22,521,673
    Unevaluated...................................................................       4,450,731      10,098,698
  Technical interpretation equipment..............................................       2,734,149       2,605,439
  Other property and equipment....................................................         273,780         273,780
                                                                                    --------------  --------------
                                                                                        40,122,967      35,499,590
  Less accumulated depletion, depreciation and amortization.......................     (29,256,556)    (17,127,846)
                                                                                    --------------  --------------
                                                                                        10,866,411      18,371,744
  Other assets....................................................................          63,771          78,041
                                                                                    --------------  --------------
                                                                                    $   13,501,161  $   21,309,640
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................  $    1,301,828  $    1,713,209
  Accrued liabilities.............................................................         468,028       1,778,543
                                                                                    --------------  --------------
      Total current liabilities...................................................       1,769,856       3,491,752
                                                                                    --------------  --------------
  Borrowings on credit agreement..................................................       1,200,000              --
                                                                                    --------------  --------------
      Total liabilities...........................................................       2,969,856       3,491,752
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued.......              --              --
  Common stock, $.01 par value, 20,000,000 shares authorized, 9,379,209 and
    7,225,462 shares issued and outstanding, respectively.........................          93,792          72,255
  Paid-in capital.................................................................      39,989,951      38,085,357
  Deferred compensation...........................................................        (136,304)       (512,132)
  Accumulated deficit.............................................................     (29,416,134)    (19,827,592)
                                                                                    --------------  --------------
      Total stockholders' equity..................................................      10,531,305      17,817,888
                                                                                    --------------  --------------
                                                                                    $   13,501,161  $   21,309,640
                                                                                    --------------  --------------
                                                                                    --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                            STATEMENTS OF OPERATIONS

                                                                                YEARS ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                          1998            1997           1996
                                                                      -------------  --------------  -------------
Revenues:
  Oil and gas.......................................................  $   4,544,690  $    3,045,447  $     851,827
  Interest and other................................................         53,984         585,154        247,960
                                                                      -------------  --------------  -------------
    Total revenues..................................................      4,598,674       3,630,601      1,099,787
                                                                      -------------  --------------  -------------
Costs and expenses:
  Lease operating...................................................        411,875         257,291         49,016
  Production taxes..................................................        319,874         178,952         58,660
  Impairment of oil and gas properties..............................      7,863,536       9,061,240      1,476,690
  Depletion, depreciation, and amortization of oil and gas
    properties......................................................      3,545,328       2,636,305        422,839
  Interest expenses.................................................         12,847             483             --
  General and administrative........................................      2,033,756       2,532,474      1,827,946
                                                                      -------------  --------------  -------------
    Total costs and expenses........................................     14,187,216      14,666,745      3,835,151
                                                                      -------------  --------------  -------------
Net loss............................................................     (9,588,542)    (11,036,144)    (2,735,364)
Dividends on preferred stock........................................             --              --       (520,393)
Redemption premium on Series B preferred stock......................             --              --       (365,810)
Accretion and preferred stock.......................................             --              --        (54,844)
                                                                      -------------  --------------  -------------
Net loss applicable to common stockholders..........................  $  (9,588,542) $  (11,036,144) $  (3,676,411)
                                                                      -------------  --------------  -------------
                                                                      -------------  --------------  -------------
Basic and diluted net loss per common share.........................  $       (1.15) $        (1.53) $       (1.21)
                                                                      -------------  --------------  -------------
                                                                      -------------  --------------  -------------
Weighted average number of common shares outstanding................      8,328,429       7,193,837      3,042,466
                                                                      -------------  --------------  -------------
                                                                      -------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      COMMON STOCK                                                      STOCK
                                   ------------------    PAID-IN      DEFERRED      ACCUMULATED     SUBSCRIPTIONS
                                    SHARES    AMOUNT     CAPITAL    COMPENSATION      DEFICIT        RECEIVABLE        TOTAL
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------
Balance at December 31, 1995.....  2,987,908  $29,879  $ 1,730,459   $(837,864)    $  (5,115,037)     $(47,756)     $ (4,240,319)
Principal collections............         --      --            --          --                --        47,756            47,756
Shares issued upon exercise of
  stock options..................      3,124      31           573          --                --            --               604
Accrual of dividends.............         --      --            --          --          (520,393)           --          (520,393)
Accretion on preferred stock.....         --      --            --          --           (54,844)           --           (54,844)
Deferred compensation related to
  certain stock options..........         --      --       922,806    (922,806)               --            --                --
Compensation expense related to
  certain stock options..........         --      --            --     867,630                --            --           867,630
Shares issued in Initial Public
  Offering (net of offering
  costs).........................  2,400,000  24,000    23,539,064          --                --            --        23,563,064
Conversion of Series C preferred
  to common stock................  1,450,145  14,502     7,996,798          --                --            --         8,011,300
Redemption of Series B preferred
  stock..........................         --      --            --          --          (365,810)           --          (365,810)
Net loss.........................         --      --            --          --        (2,735,364)           --        (2,735,364)
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------
Balance at December 31, 1996.....  6,841,177  68,412    34,189,700    (893,040)       (8,791,448)           --        24,573,624
Shares issued for
  over-allotment.................    375,000   3,750     3,796,396          --                --            --         3,800,146
Shares issued for exercise of
  stock options..................      9,285      93         3,155          --                --                           3,248
Deferred compensation related to
  certain stock options..........         --      --        96,106     (96,106)               --            --                --
Compensation expense related to
  certain stock options..........         --      --            --     477,014                --            --           477,014
Net loss.........................         --      --            --          --       (11,036,144)           --       (11,036,144)
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------
Balance at December 31, 1997.....  7,225,462  72,255    38,085,357    (512,132)      (19,827,592)           --        17,817,888
Shares issued for exercise of
  stock options..................    401,703   4,017       127,226          --                --            --           131,243
Deferred compensation related to
  restricted stock award.........     50,000     500        97,938     (98,438)               --            --                --
Compensation expense related to
  restricted stock award.........         --      --            --      41,016                --            --            41,016
Compensation expense related to
  certain stock options..........         --      --            --     180,905                --            --           180,905
Shares issued (net of offering
  costs).........................  1,702,044  17,020     2,307,918          --                --            --         2,324,938
Reversal of compensation expense
  for former employees related to
  certain stock options..........         --      --      (628,488)    252,345                --            --          (376,143)
Net loss.........................         --      --            --          --        (9,588,542)           --        (9,588,542)
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------
Balance at December 31, 1998.....  9,379,209  $93,792  $39,989,951   $(136,304)    $ (29,416,134)     $     --      $ 10,531,305
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------
                                   ---------  -------  -----------  ------------   --------------   -------------   ------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                            STATEMENTS OF CASH FLOW

                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------
                                                       1998          1997         1996
                                                    -----------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................  $(9,588,542) $(11,036,144) $(2,735,364)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Depletion, depreciation and amortization....    4,265,174     3,366,242      883,962
      Compensation related to certain stock
        options...................................     (154,222)      477,014      867,630
      Impairment of oil and gas properties........    7,863,536     9,061,240    1,476,690
      (Increase) decrease in accounts
        receivable................................      141,752      (626,873)    (440,506)
      (Increase) decrease in prepaid expenses.....       26,789        54,414      (79,309)
      Increase (decrease) in accounts payable.....       (5,460)     (107,291)     388,767
      Increase (decrease) in accrued
        liabilities...............................      (65,516)      240,963      253,415
                                                    -----------  ------------  -----------
  Net cash provided by operating activities.......    2,483,511     1,429,565      615,285
                                                    -----------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to oil and gas properties.............   (8,414,172)  (19,948,293)  (6,166,219)
  Sales of oil and gas properties.................    2,568,585            --           --
  Purchases of technical and other equipment......     (128,710)   (1,168,154)    (456,264)
  Proceeds from securities held to maturity.......           --            --    1,595,167
  Other assets....................................       14,270       (70,166)       5,000
                                                    -----------  ------------  -----------
  Net cash used in investing activities...........   (5,960,027)  (21,186,613)  (5,022,316)
                                                    -----------  ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on credit agreement..................    2,000,000            --           --
  Payment on borrowings on credit agreement.......     (800,000)           --           --
  Common stock proceeds, net of issuance costs....    2,024,938     3,800,146   23,563,064
  Proceeds from exercise of stock options.........      131,243         3,248          604
  Series C preferred stock proceeds, net of
    issuance costs................................           --            --      143,843
  Redemption of Series B preferred stock..........           --            --   (6,687,100)
  Payment of Series C preferred stock dividends...           --            --     (795,649)
                                                    -----------  ------------  -----------
Net cash provided by financing activities.........    3,356,181     3,803,394   16,224,762
                                                    -----------  ------------  -----------
Net change in cash and cash equivalents...........     (120,335)  (15,953,654)  11,817,731
Cash and cash equivalents at beginning of year....    1,568,091    17,521,745    5,704,014
                                                    -----------  ------------  -----------
Cash and equivalents at end of the year...........  $ 1,447,756  $  1,568,091  $17,521,745
                                                    -----------  ------------  -----------
                                                    -----------  ------------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION
NON-CASH TRANSACTIONS:
  Accretion on preferred stock....................           --            --       54,844
  Redemption premium on Series B preferred
    stock.........................................           --            --      365,810
  Issuance of common stock for reduction of
    accounts payable..............................      300,000            --           --
  Transfer of property interest for reduction of
    accounts payable..............................      655,407            --           --

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    3DX Technologies Inc. ("3DX" or the "Company") began operations in January 1993 to offer 3-D seismic imaging and computer-aided exploration capabilities as a partner to experienced oil and gas operators. 3DX combines its 3-D imaging capabilities with the operator's local knowledge and infrastructure to evaluate and exploit drilling opportunities. 3DX primarily invests in prospects in the Gulf Coast region of the U.S., where 3-D seismic evaluation and interpretation is expected to reduce drilling risk. Working interests in major prospects have ranged from 5% to 40% in property investments to date. 3DX's interests in oil and gas ventures are proportionately consolidated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OIL AND GAS PROPERTIES

    3DX accounts for its oil and gas properties using the full-cost method. All costs associated with the acquisition, exploration and development of oil and gas properties, including such costs as leasehold acquisition costs, geological and geophysical expenditure, dry hole costs and tangible and intangible development costs, are capitalized as incurred. Included in capitalized costs for 1998, 1997 and 1996 are $1,253,906, $1,962,691, and $1,146,722, respectively of payroll and related costs of exploration department personnel which are directly attributable to 3DX's current exploration and development activities. Other costs, such as office and facilities costs, technical equipment maintenance, depreciation and support, and communication costs are also capitalized to the extent they are attributed to 3DX's oil and gas property acquisition and exploration activities and would not otherwise be incurred if such activities were not being undertaken. The internal costs capitalized do not include any costs related to production, general corporate overhead, or similar activities.

    Dispositions of proved oil and gas properties are reported as adjustments to capitalized costs, with gains and losses not recognized unless such adjustments would significantly alter the relationship between capitalized costs and estimated proved oil and gas reserves. In 1998, 3DX sold its interests in certain properties for total cash proceeds of $2,568,585. In March 1999, 3DX sold its remaining interest in a property for proceeds of $450,000.

    The evaluated costs of oil and gas properties plus estimated future development and dismantlement costs are charged to operations as depletion, depreciation and amortization using the unit-of-production method based on the ratio of current production to estimated proved recoverable oil and gas reserves. 3DX excludes unevaluated property costs from the depletion, depreciation, and amortization calculations until proved reserves have been discovered or a determination of impairment has been made. Unevaluated properties are assessed for impairment on a property-by-property basis.

    Impairment of capitalized costs of oil and gas properties is determined for each cost center on a country-by-country basis. For each cost center, to the extent that capitalized costs of oil and gas properties, net of related accumulated depreciation, depletion and amortization and any related deferred income taxes, exceed the future net revenues of estimated proved oil and gas reserves, discounted at 10% and net of any income tax effects, plus the lower of cost or fair value of unevaluated properties, such excess costs are charged to operations as an impairment of oil and gas properties. Oil and gas impairment charges recorded during 1998 were $7,863,536. The impairments recorded were principally the result of increased additions to evaluated property costs and the decline in oil and gas prices being received by 3DX on December 31, 1998.

                             3DX TECHNOLOGIES INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Oil and gas impairment charges recorded during 1997 were $9,061,240, all of which were attributable to the fourth quarter ended December 31, 1997. This writedown results principally from the significant decline in oil and gas prices being received by 3DX on December 31, 1997 and a relatively large investment in three unsuccessful exploratory wells all of which were evaluated in the fourth quarter of 1997.

    Technical interpretation equipment and related software and other property and equipment, consisting of office furniture, equipment and leasehold improvements are recorded at cost. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Depreciation of other property and equipment totaled $719,846, $728,005, and $459,189 for 1998, 1997 and 1996, respectively, and is included in general and administrative expenses.

    ACCOUNTING FOR INCOME TAXES

    3DX provides deferred income taxes at the balance sheet date for the estimated tax effects of differences in the tax basis of assets and liabilities and their financial statement carrying amounts.

    NATURAL GAS REVENUES

    Natural gas revenues are recorded using the sales method, whereby 3DX recognizes natural gas revenues based on the amount of gas sold to product purchasers on its behalf. 3DX has no material gas imbalances.

    RENTAL INCOME

    3DX has an informal income-sharing arrangement with a seismic processing company whereby 3DX receives a percentage of the seismic processing company's gross billings in exchange for office space and the use of technical equipment provided by 3DX. 3DX's share of billings under this arrangement amounted to $301,304, $264,651, and $229,556 in 1998, 1997 and 1996, respectively, and is reflected as a reduction of 3DX's general and administrative expenses.

    NET LOSS PER COMMON SHARE

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which establishes new computation, presentation, and disclosure requirements for earnings per share for public companies. The statement is effective for financial statements issued for periods ending after December 15, 1997. In connection with this new statement, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98, which prescribes a new accounting treatment for the impact on earnings per share of "nominal issuances" of common stock and common stock options issued within one year prior to the filing of a registration statement for an initial public offering of common stock. Under the prior rules, common stock options having a nominal exercise price issued within one year of an initial public offering were required to be reflected retroactively in the computation of earnings per share for all periods even if the effect was antidilutive. Under SAB No. 98, these common stock options are only required to be reflected in earnings

                             3DX TECHNOLOGIES INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) per share if the effect is dilutive. 3DX has restated all prior periods to reflect this change in accounting principle. The effect of this change is presented in the following table:

                                                                       YEARS ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1998       1997       1996
                                                                    ---------  ---------  ---------
Basic and diluted net loss per common share, as previously
  reported........................................................  $   (1.15) $   (1.53) $   (1.16)
Retroactive effect of change in accounting principle..............         --         --      (0.05)
                                                                    ---------  ---------  ---------
Basic and diluted net loss per common share.......................  $   (1.15) $   (1.53) $   (1.21)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The computation of basic and diluted net loss per common share was based entirely on the weighted average common shares outstanding. Stock options which are potentially dilutive were excluded from the net loss per common share calculation in each of the years presented as the effect would have been antidilutive. See Note 9 for the number of stock options outstanding.

    STATEMENTS OF CASH FLOWS

    For the purposes of the statements of cash flows, 3DX considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    All of 3DX's receivables are due from oil and gas producing companies located in the United States. 3DX has not experienced any significant credit losses related to its receivables.

    MAJOR CUSTOMERS

    Operators for producing oil and gas wells in which 3DX holds working interests sold 3DX's share of gas production to four major customers during 1998 with one customer accounting for 31% of 3DX's 1998 oil and gas revenues and the remaining three customers each accounting for 13% to 15% of 1998 oil and gas revenue. Sales to one customer represented 63% and 58% of oil and gas revenues in 1997 and 1996, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are short-term in nature and approximate fair value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Oil and gas reserve estimates, which are the basis for units-of-production

                             3DX TECHNOLOGIES INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) depletion and impairment of oil and gas properties, are inherently imprecise and are expected to change as future information becomes available.

    PRIOR YEAR RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current presentation.

    ACCOUNTING PRONOUNCEMENTS

    SFAS No. 130, "Reporting Comprehensive Income", was issued in June 1997, with the adoption required for fiscal years beginning after December 31, 1997. SFAS No. 130 requires the presentation of an additional income measure (termed "comprehensive income"), which adjusts traditional net income for certain items that previously were only reflected as direct charges to equity. For the years ended December 31, 1998, 1997 and 1996 there is not a difference between "traditional" net income and comprehensive net income.

    SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", was issued in June 1997, establishing standards for public business enterprises to report information about operating segments and related information in interim and annual financial statements. 3DX has evaluated the applicability of SFAS No. 131 and has concluded that 3DX does not meet the criteria which require segment reporting as 3DX has only one operating segment.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

    SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after issuance. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 and, at 3DX's election, before January 1, 1998. Based on 3DX's current operations, SFAS No. 133 will not impact 3DX's disclosure or reporting.

3. GOING CONCERN

    The accompanying financial statements have been prepared assuming that 3DX will continue as a going concern. 3DX expects that its projected net cash flows from currently producing properties will be sufficient to fund its projected minimum levels of general and administrative expenditures through December 31, 1999, including technical employee and related costs which are capitalized under full-cost accounting. However, these projects do not consider any cash expenditures which could be required by 3DX's planned capital and exploration program discussed below. Available cash could also be limited by

                             3DX TECHNOLOGIES INC.

3. GOING CONCERN (CONTINUED)
declines in oil and gas prices and unanticipated declines in oil and gas production from existing properties. These matters could adversely affect 3DX's ability to pay its obligations as they become due.

    3DX has made and will be required to make oil and gas capital expenditures substantially in excess of its net cash flow from operations in order to complete the exploration and development of its existing properties. 3DX will also need to acquire exploration prospects and find additional oil and gas reserves in order for its asset base not to be depleted by current oil and gas production. The level of capital spending in 1999 and thereafter will be highly dependent upon 3DX's ability to obtain additional capital.

    3DX will require additional sources of financing to fund drilling expenditures on properties currently owned by 3DX and to fund leasehold costs and geological and geophysical costs on its active exploration projects. 3DX's 1999 expenditure plans currently include up to eleven exploratory and development wells and various lease and seismic data acquisitions. 3DX generally has the right, but not the obligation, to participate for its percentage interest in drilling wells and can decline to participate if it does not have sufficient capital resources at the time such drilling operations are proposed. 3DX can also potentially transfer its right to participate in drilling wells in exchange for cash, a reversionary interest, or some combination thereof. To recover its investment in unevaluated properties, it is necessary for 3DX to either participate in drilling which finds commercial oil and gas production and produce such reserves or receive sufficient value through the sale or transfer of all or a portion of its interests.

    Management of 3DX continues to seek financing for its capital program from a variety of sources. 3DX is actively soliciting new common or preferred equity investors, which could lead to a sale of all or a substantial portion of 3DX's equity interests to a merger partner. 3DX could also seek additional debt financing, although it has no additional borrowings currently available under its credit agreement. 3DX also recently sold interests in oil and gas properties to help fund its capital program, and will consider additional property sales, although no such sales are imminent. No assurance can be given that 3DX will be able to obtain additional financing by these or other means on terms that would be acceptable to 3DX. 3DX's inability to obtain additional financing would have a material adverse effect on 3DX. Without raising additional capital, 3DX anticipates that it will be required to limit or defer its planned oil and gas exploration and development program, which could adversely affect the recoverability and ultimate value of 3DX's oil and gas properties. 3DX may also be required to pursue other financial alternatives, which could include a sale or merger of 3DX.

    Management intends to pursue exploration and development opportunities to the extent additional capital becomes available in the current oil and gas environment. However, the uncertainties about 3DX's future cash flows and the lack of firm commitments to attract additional capital at this time raise substantial doubt about the ability of 3DX to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should 3DX be unable to continue as a going concern.

4. LISTING ON NASDAQ

    In September 1998, 3DX received a letter from The Nasdaq Stock Market, Inc. notifying 3DX that it failed to maintain a closing bid price of greater than or equal to $1.00 and that 3DX's common stock failed to maintain a market value of public float greater than or equal to $5 million, as required by Nasdaq rules. 3DX met with officials from The Nasdaq Stock Market, Inc. on February 12, 1999, at which time 3DX

                             3DX TECHNOLOGIES INC.

4. LISTING ON NASDAQ (CONTINUED)
presented several alternatives to regain compliance with the minimum bid price and market value of public float requirements. On March 22, 1999, The Nasdaq Stock Market Inc. responded to the meeting with the decision to transfer the listing of 3DX's securities to The Nasdaq SmallCap Market, effective with the open of business on March 24, 1999, pursuant to the following exception. On or before April 5, 1999, 3DX must evidence a minimum closing bid price of $1.00 per share for a minimum of ten consecutive trading days. In order to fully comply with the terms of this exception, 3DX must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. Accordingly, effective, March 24, 1999, the trading symbol of 3DX's securities was changed from TDXT to TDXTC. The "C" will be removed from the symbol when The Nasdaq Stock Market Inc. has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing. In the event 3DX is unable to meet the terms of this exception, 3DX's securities will be delisted from The Nasdaq Stock Market. If delisted, trading of the common stock would be conducted in the over-the-counter market or in what are commonly referred to as the "pink sheets". As a result, a holder of the common stock could find it more difficult to dispose of or to obtain accurate quotations of the price of the common stock. Such delisting could have an adverse effect on the market price and overall marketability of the common stock.

    If the common stock is not listed on Nasdaq and has a market price of less than $5.00 per share, it may be classified as a "penny stock". SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The foregoing required penny stock restrictions will not apply to the common stock if such securities are quoted on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the common stock will qualify for exemption from these restrictions. In any event, even if shares of the common stock were exempt from such restrictions, they would remain subject to Section 15(b) (8) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. If the common stock were subject to the rules on penny stocks, the market liquidity for the common stock could be severely adversely affected.

                             3DX TECHNOLOGIES INC.

5. INCOME TAXES

    Significant components of 3DX's deferred tax liabilities and assets are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1998           1997
                                                                  -------------  -------------
Deferred tax liability:
  Exploration and development expenditures deducted for tax and
    capitalized for books.......................................  $  (2,016,743) $    (981,479)
  Other items, net..............................................       (173,101)       (70,968)
                                                                  -------------  -------------
    Total deferred tax liability................................     (2,189,844)    (1,052,447)

Deferred tax assets:
  Net operating loss carryforwards..............................      3,979,073      3,803,419
  Other items, net..............................................      2,330,587        836,151
                                                                  -------------  -------------
    Total deferred tax assets...................................      6,309,660      4,639,570
  Less: Valuation allowance.....................................     (4,119,816)    (3,587,123)
                                                                  -------------  -------------
Net deferred tax assets.........................................      2,189,844      1,052,447
                                                                  -------------  -------------
Net deferred tax liability......................................  $          --  $          --
                                                                  -------------  -------------
                                                                  -------------  -------------

    3DX did not record any current or deferred income tax provision or benefit in any of the periods presented. 3DX's provision for income taxes differs from the amount computed by applying the statutory rate due principally to the valuation allowance recorded against its deferred tax asset account relating to net operating tax loss carryforwards. Management believes that such allowance is necessary until there is greater assurance that the net operating tax loss carryforwards can be utilized.

    3DX has recorded a valuation allowance against its deferred tax assets in each year to reflect the estimated portion for which realization is uncertain. As of December 31, 1998, 3DX had tax net operating loss carryforwards of approximately $11,703,000 which begin to expire in 2008. As a result of recent stock transactions, including the initial public offering, 3DX's utilization of its net operating losses is limited under Section 382 of the Internal Revenue Code.

6. CREDIT AGREEMENT

    On December 18, 1997, 3DX executed a credit agreement with a commercial bank which provides for advances under a borrowing base periodically determined by the Bank and set initially at $5 million. The credit agreement expires on December 31, 2000. During April 1998, the bank redetermined the borrowing base and established an availability of $2 million which was reduced to $1.2 million in November 1998. The credit agreement is secured by substantially all of 3DX's producing oil and gas properties. Advances carry an interest rate, at 3DX's option, of either the London Interbank Offered Rate ("LIBOR") plus 2% or the lender's base rate. The credit agreement contains restrictions on dividends and additional liens and indebtedness and requires the maintenance of a minimum current ratio and net worth, each as defined in the credit agreement. At December 31, 1998, the outstanding balance under this credit agreement was $1.2 million at a weighted average interest rate of-7.3 percent. There were no borrowings under the credit agreement during the year ended December 31, 1997. In March 1999, 3DX used the proceeds from a sale of an interest in oil and gas properties to pay down its outstanding balance to $750,000.

                             3DX TECHNOLOGIES INC.

7. MANDATORILY REDEEMABLE PREFERRED STOCK

    SERIES B

    In November 1993, 3DX issued 29,000 Series B equity units at $100 per unit, for total proceeds before offering costs of $2,900,000. In October 1994, 3DX issued 25,000 additional Series B equity units at $100 per unit, for total proceeds before offering costs of $2,500,000. Each equity unit consisted of one share of redeemable Series B preferred stock, par value $.01 per share ("Series N Preferred Stock"), at $94.1558 per share and 30.215 shares of common stock, par value $.01 per share, at $0.19 per share. The Series B Preferred Stock carried a redemption value of $100 per share. The difference between the sales price and the redemption value was subject to pro-rate accretion which was charged to retained earnings, such that the book value of each share of Series B Preferred Stock would equal $100 at the required mandatory redemption in two installments commencing in November 2002. The Series B Preferred Stock also carried a cumulative annual dividend, payable on December 31 of each year, of $12.50 per share if paid in cash or .13276 shares of Series B Preferred Stock if paid in stock. All dividends were paid in additional shares of Series B Preferred Stock. Series B equity units totaling $1,025,000, or 19% of the total proceeds of the offering, were sold to related parties, consisting of officers of 3DX, consultants and Landmark. Additionally, units totaling $3,032,000, or 56%, were sold to two investors and their affiliates, each of which required the right to designate one member of the Board of Directors of 3DX.

    In connection with the initial public offering which was completed on December 28, 1998 (see Note 8), all of the issued and outstanding shares of Series B Preferred Stock were redeemed. The unamortized redemption premium of $365,810 was charged to 3DX's accumulated deficit.

    SERIES C

    During the period from July 26, 1995 through September 25, 1995, 3DX sold a total of 2,662,241 shares of senior redeemable convertible Series C preferred stock, par value $.01 per share ("Series C Preferred Stock"), at $3.00 per share, for total proceeds before offering costs of $7,986,723. The Series C Preferred Stock carried a cumulative dividend at an annual rate of $.24 per share if paid in cash or .08 shares of Series C Preferred Stock if paid in stock, payable or accruing quarterly, commencing on December 31, 1995. Unpaid dividends earned interest at an annual interest rate of 8%. During the year ended December 31, 1996, 3DX paid accrued dividends on Series C Preferred Stock of $795,849. Shares totaling $925,515, or 12% of the total proceeds, were sold to related parties, including consultants to and officers of 3DX, as well as two directors and their affiliates. Additionally, one investor purchased shares totaling $3,999,999, or 50% of the offering, on the condition that it be given the right to designate one member of 3DX's Board of Directors.

    Each share of Series C Preferred Stock was convertible into one share of common stock. Subsequent to the reverse stock split in October 1996, each share was convertible into .517 shares of common stock. The Series C Preferred Stock could be automatically converted to common stock upon the occurrence of certain conversion events, including the successful completion of an initial public offering of 3DX's common stock if certain pricing and other criteria were met. The Series C preferred stock also contained a mandatory-redemption feature under which the stock could be redeemed, at the option of at least 67% of the holders, at the $3.00 per share liquidation value in two installments commencing in November 2002.

    In October 1995, the Board of Directors granted the holder of each share of Series C Preferred Stock a warrant to purchase additional shares equal to 10% of the shares owned by such holder, at an exercise price of $3.00 per share. Such shares were exercisable at any time until the earlier of (a) five years from the

                             3DX TECHNOLOGIES INC.

7. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED) date of issuance and (b) the effective date of an initial public offering of 3DX's securities. No value was assigned to these warrants as the computed value of the warrants using the Black-Scholes model was zero.

    In connection with the initial public offering which was completed on December 26, 1996, all of the issued and outstanding shares of Series C Preferred Stock, and all outstanding Series C Preferred Stock warrants were converted into common stock.

    STOCK SUBSCRIPTIONS RECEIVABLE

    Certain officers and directors of 3DX purchased Series B equity units and Series C Preferred Stock for promissory notes, which are reflected as an offset to equity in the accompanying financial statements. The promissory notes were full recourse and carried interest at a fixed rate of 6% per annum. The notes from 3DX's officers were collateralized by certain vested stock options the individuals held from their former employer. The principal and accrued interest on all notes for the purchase of equity securities of 3DX were paid off as of December 31, 1996.

    The following table summarizes the 1996 activity of Series B and Series C Preferred Stock:

                                                      REDEEMABLE PREFERRED STOCK
                                         ----------------------------------------------------
                                                 SERIES B                   SERIES C
                                         ------------------------  --------------------------
                                          SHARES       AMOUNT        SHARES        AMOUNT
                                         ---------  -------------  -----------  -------------
Balance at December 31, 1995...........     66,871  $   6,277,826    2,662,241  $   7,903,833
Accretion to redemption value..........         --         43,464           --         11,380
Redemption premium.....................         --        365,810
Redemption of Series B preferred.......    (66,871)    (6,687,100)          --             --

Exercise of outstanding warrants:
  For cash.............................         --             --       32,029         96,087
  Under cashless tender................         --             --      110,653             --
Conversion to common stock.............         --             --   (2,804,923)    (8,011,300)
                                         ---------  -------------  -----------  -------------
Balance at December 31, 1996...........         --  $          --           --  $          --
                                         ---------  -------------  -----------  -------------
                                         ---------  -------------  -----------  -------------

8. STOCKHOLDERS' EQUITY

    In May 1995, the stockholders approved a 10-for-l stock split of 3DX's common stock. In October 1996, the stockholders approved a reverse stock split whereby holders of common stock received .517 shares of common stock for every share previously owned. All references in this report to number of common shares outstanding reflect stock splits retroactively to inception of 3DX.

    On December 26, 1996, 3DX completed an initial public offering for the sale of 2,400,000 shares of common stock at $11.00 per share, less offering costs. In January 1997, 3DX's underwriters exercised their 30-day over-allotment option to purchase 375,000 additional shares of common stock at the offering price of $11.00 per share, less underwriting discounts and commissions. Total proceeds to 3DX from the initial public offering, net of offering costs, were approximately $27.4 million.

    On June 10, 1998, 3DX entered into a common stock subscription agreement dated as of June 3, 1998, with certain purchasers that provides for, among other things, the purchase of an aggregate of 1,462,044

                             3DX TECHNOLOGIES INC.

8. STOCKHOLDERS' EQUITY (CONTINUED)
shares of 3DX's common stock at $1.50 per share. Net proceeds from the issuance of shares on June 10, 1998 amounted to $2.1 million. The agreement, which was approved by the stockholders of 3DX at a special meeting of stockholders held on August 7, 1998, also granted to the purchasers an option to purchase, subject to stockholder approval, up to an aggregate of 1,871,290 additional shares of common stock at a purchase price of $1.50 per share. On August 10, 1998, the option expired unexercised.

    The agreement also grants the purchasers the right (1) to receive additional shares of common stock in the event of certain dilutive issuances at less than $1.50 per share which may be made by 3DX (dilution shares) and (2) to receive additional shares in the event 3DX fails to meet certain timing requirements with respect to the filing and effectiveness of a resale registration statement (penalty shares). A potentially dilutive issuance under this agreement occurred in the last quarter of 1998 which could result in an additional 292,408 shares of 3DX's common stock being issued under the anti-dilution provisions of the agreement.

    Under the terms of the June 3, 1998 agreement, 3DX's stockholders approved a proposal for the adoption of a one-for-five reverse stock split with respect to all of the outstanding common stock of 3DX. Such reverse stock split will not be effective until it is implemented by the Board of Directors of 3DX.

    In August 1998, 3DX issued 240,000 shares of common stock to an operating partner in satisfaction of an account payable on 3DX's books to that operating partner.

    Included in accrued liabilities at December 31, 1998 is $137,880 due to a consultant to 3DX. Under the terms of the consulting agreement, this amount is to be paid in 3DX's common stock at the average closing price in effect when the services were performed. The amount of common shares to be issued to satisfy the liability at December 31, 1988 is 225,000 shares.

9. STOCK OPTIONS

    In June 1994, the Board of Directors approved the 1994 Stock Option Plan (the "Plan") for employees, officers, directors and certain consultants of 3DX. The ten-year options vest over four years for employees (25% at the end of each of the first two years and monthly over the last 24 months). For directors and consultants, the options vest 50% at the end of the first year and 25% at the end of the second and third years. Certain of these options are eligible for accelerated vesting upon a change of control of 3DX. 3DX has reserved a total of 1,700,783 shares of common stock for issuance under this

                             3DX TECHNOLOGIES INC.

9. STOCK OPTIONS (CONTINUED)
Plan, of which 764,421 shares were available for grant as of December 31, 1998. The following table summarizes option balances and activity for the Plan:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                     NUMBER       EXERCISE
                                                                    OF SHARES       PRICE
                                                                   -----------  -------------
Options outstanding, December 31, 1995...........................      686,943    $    0.34
Granted..........................................................      267,806         1.52
Exercised........................................................       (3,124)        0.19
Canceled.........................................................     (157,146)        0.57
                                                                   -----------       ------
Options outstanding, December 31, 1996...........................      794,479    $    0.70
Granted..........................................................      628,656        10.33
Exercised........................................................       (9,285)        0.35
Canceled.........................................................      (33,100)        5.03
                                                                   -----------       ------
Options outstanding, December 31, 1997...........................    1,380,750    $    4.98
Granted..........................................................    1,598,251         2.00
Exercised........................................................     (401,703)        0.33
Canceled.........................................................   (1,750,894)        4.97
                                                                   -----------       ------
Options outstanding, December 31, 1998...........................      826,404    $    1.27
                                                                   -----------       ------
                                                                   -----------       ------
Exercisable options--
  December 31, 1996..............................................      344,396    $    0.28
  December 31, 1997..............................................      554,183         0.56
  December 31, 1998..............................................      210,844         0.40

                                                  WEIGHTED      WEIGHTED                  WEIGHTED
                                     OPTIONS       AVERAGE       AVERAGE      OPTIONS      AVERAGE
                                   OUTSTANDING    REMAINING     EXERCISE    EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES           AT 12/31/98   LIFE (YRS)       PRICE     AT 12/31/98     PRICE
---------------------------------  -----------  -------------  -----------  -----------  -----------
$0.19 to $0.58...................     234,163          6.12     $    0.36      210,844    $    0.40
$1.62............................     592,241          9.30     $    1.63                        --
                                   -----------                              -----------
    Total........................     826,404          8.40     $    1.27      210,844    $    0.40

    In connection with stock options granted within one year of the initial public offering, 3DX recorded deferred compensation as paid-in capital with a corresponding offset to stockholders' equity. The amount of deferred compensation is based on the difference between the option exercise price and the $11.00 per share initial public offering common stock price for those options. Deferred compensation is being amortized as compensation expense over the option vesting period, and totaled $180,905, $477,014 and $867,630 during the years ended December 31, 1998, 1997 and 1996, respectively. During the third quarter of 1998, 3DX reversed approximately $376,000 of stock option expense previously recorded for employees who were terminated as of September 30, 1998 and whose stock options were cancelled. Unamortized deferred compensation as of December 31, 1998 amounted to $136,304.

    In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation". SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. 3DX has

                             3DX TECHNOLOGIES INC.

9. STOCK OPTIONS (CONTINUED)
elected to continue accounting for employee stock options under Accounting Principles Board Opinion No. 25 "Accounting For Stock Issued to Employees". Had 3DX elected to apply SFAS No. 123, the estimated effects on net income and earnings per share resulting from grants made after December 31, 1994 would have been as follows:

                                                      1998            1997           1996
                                                  -------------  --------------  -------------
Net loss attributable to common stock:
  As reported...................................  $  (9,588,542) $  (11,036,144) $  (3,676,411)
  Pro forma.....................................     (9,797,089)    (11,587,856)    (3,391,345)

Basic and diluted earnings per share:
  As reported...................................  $       (1.15) $        (1.53) $       (1.21)
  Pro forma.....................................          (1.18)          (1.61)         (1.11)

Pro forma assumptions:
  Risk free interest rate:
    Maximum.....................................           5.63%           6.72%          6.68%
    Minimum.....................................           4.18%           5.91%          5.35%

  Expected option life:
    Maximum.....................................      4.5 years       4.5 years      4.5 years
    Minimum.....................................      3.7 years       3.7 years      3.7 years

Weighted average fair value of options granted
  during the year...............................  $        1.51  $         6.39  $        8.95
                                                  -------------  --------------  -------------
Volatility factor...............................           1.02            .703             --
                                                  -------------  --------------  -------------

    Volatility was not considered in the calculation of option values prior to December 26, 1996, as 3DX's common stock was not publicly traded.

10. GENERAL AND ADMINISTRATIVE EXPENSES

    During the second quarter of 1998, 3DX experienced a downsizing of its work force. All severance pay, approximately $86,000, associated with this downsizing was recorded as of June 30, 1998. In addition, stock option expense was decreased by approximately $376,000 to reverse the amortization of deferred compensation previously recorded for these employees relating to stock options issued within one year of the initial public offering.

11. COMMITMENTS

    In March 1995, 3DX entered into a 5-year office lease agreement. Future minimum payments under this non-cancelable office lease are as follows at December 31, 1998:

1999..............................................................  $  94,633
2000..............................................................     15,772
                                                                    ---------
Total minimum lease payments......................................  $ 110,405
                                                                    ---------
                                                                    ---------

    Rental expense under this office lease amounted to $99,206, $94,633, and $94,633 during the years ended December 31, 1998, 1997 and 1996, respectively.

                             3DX TECHNOLOGIES INC.

                      SUPPLEMENTARY INFORMATION--UNAUDITED

    QUARTERLY FINANCIAL DATA (UNAUDITED)

    The table below sets forth selected unaudited quarterly financial information for 1998 and 1997:

                                                          QUARTER ENDED:
                                     ---------------------------------------------------------
                                       MARCH 31       JUNE 30      SEPTEMBER 30   DECEMBER 31
                                     ------------   ------------   ------------   ------------
1998:
Revenues(a)........................  $    871,839   $  1,218,533   $  1,442,430   $  1,065,872
Net loss(b)........................    (1,536,761)    (4,854,001)    (2,495,375)      (702,405)
Net loss applicable to common
  stockholders.....................    (1,536,761)    (4,854,001)    (2,495,375)      (702,405)
Basic and diluted net loss per
  common
  share(c).........................         (0.21)         (0.63)         (0.28)         (0.08)

1997:
Revenues(a)........................  $    839,273   $    890,846   $    840,705   $  1,059,777
Net loss(b)........................       (40,458)      (460,474)      (590,225)    (9,944,987)
Net loss applicable to common
  stockholders.....................       (40,458)      (460,474)      (590,225)    (9,944,987)
Basic and diluted net loss per
  common
  share(c).........................         (0.01)         (0.06)         (0.08)         (1.38)

------------------------

(a) As discussed in Note 2, rental income has been reflected as a reduction of general and administrative expense in all periods presented.

(b) As discussed in Note 2, 3DX recorded a writedown of oil and gas properties totaling $7,863,536 in 1998, including $4,329,687 and $2,157,003 in the second and third quarters of 1998, respectively, and $9,061,240 in the fourth quarter of 1997.

(c) Net loss per common share are computed independently for each of the quarters presented and therefore may not sum to the totals for the year.

    CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

    The aggregate amounts of capitalized costs relating to 3DX's oil and gas producing activities and the related accumulated depletion, depreciation, and amortization and impairment at December 31, 1998, 1997 and 1996 were as follows:

                                         1998           1997            1996
                                     ------------   -------------   ------------
Evaluated oil and gas properties...  $ 32,664,307   $  22,521,673   $  7,164,397
Unevaluated oil and gas
  properties.......................     4,450,731      10,098,698      4,403,165
                                     ------------   -------------   ------------
Total capitalized costs............    37,115,038      32,620,371     11,567,562
  Less-accumulated depletion,
    depreciation and amortization
    and impairments................   (26,882,267)    (15,473,403)    (3,775,858)
                                     ------------   -------------   ------------
                                     $ 10,232,771   $  17,146,968   $  7,791,704
                                     ------------   -------------   ------------
                                     ------------   -------------   ------------

    The costs of unevaluated oil and gas properties consists of projects which at each date were undergoing exploration or development activities or were projects on which 3DX planned to commence such exploration activities in the future. 3DX will begin to amortize these costs when proved reserves are

                             3DX TECHNOLOGIES INC.

established or impairment is determined. 3DX believes that substantially all of the unevaluated properties at December 31, 1998 will be fully evaluated within the succeeding two-year period.

    The following table represents an analysis of remaining unevaluated oil and gas property costs at December 31, 1998 according to the years in which they were incurred:

                                         YEARS ENDED DECEMBER 31,
                                     --------------------------------
                                        1998        1997       1996
                                     ----------  ----------  --------
Acquisition costs..................  $  573,841  $1,250,392  $ 14,161
Exploration costs..................   1,038,090     460,105   107,636
Capitalized Interest...............      78,957          --        --
Capitalized Overhead...............     837,278      90,271        --
                                     ----------  ----------  --------
  Total............................  $2,528,166  $1,800,768  $121,797
                                     ----------  ----------  --------
                                     ----------  ----------  --------

    The following table sets forth the costs incurred in 3DX's oil and gas property acquisition, exploration and development activities for the years presented:

                                          YEARS ENDED DECEMBER 31,
                                     -----------------------------------
                                        1998        1997         1996
                                     ----------  -----------  ----------
Property acquisition costs--
  Proved...........................  $   25,000  $    70,000  $       --
  Unproved.........................     633,112    4,794,238   1,171,217
Exploration costs..................   5,137,353   15,654,152   6,269,266
Development costs..................   1,923,195      534,419     103,210
                                     ----------  -----------  ----------
                                     $7,718,660  $21,052,809  $7,543,693
                                     ----------  -----------  ----------
                                     ----------  -----------  ----------

    OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

    RESERVES

    The process of estimating proved developed and proved undeveloped oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of available geologic, engineering and economic data for each reservoir. The data for a given reservoir may change over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur in the future. Although every reasonable effort is made to ensure that reserve estimates are based on the most accurate and complete information possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

    The following information regarding estimates of 3DX's proved oil and gas reserves, all located in the United States, is based on reports prepared on behalf of 3DX by 3DX's independent petroleum engineers.

                             3DX TECHNOLOGIES INC.

The following tables sets forth the changes in 3DX's total proved reserves for the years ended December 31, 1998, 1997 and 1996. All of the reserve quantities reflected in the table below are proved developed reserves.

                                         YEARS ENDED DECEMBER 31,
                                     ---------------------------------
                                        1998        1997       1996
                                     ----------  ----------  ---------
                                                OIL (BBLS)
                                     ---------------------------------
Proved reserves at the beginning of
  the year.........................      88,751      32,428     41,193
Extensions, discoveries, and other
  additions........................      36,887      43,497      9,797
Revisions of previous estimates....     (16,530)      5,489    (10,079)
Purchases of reserves in place.....          --      21,405         --
Sales of reserves in place.........      (9,492)         --         --
Production.........................     (37,802)    (14,068)    (8,483)
                                     ----------  ----------  ---------
Proved reserves at the end of the
  year.............................      61,814      88,751     32,428
                                     ----------  ----------  ---------
                                     ----------  ----------  ---------


                                                 GAS (MCF)
                                     ---------------------------------
Proved reserves at the beginning of
  the year.........................   3,932,109   2,463,736    442,795
Extensions, discoveries, and other
  additions........................   2,238,515   2,546,337  2,284,482
Revisions of previous estimates....     463,552      53,855      7,661
Purchases of reserves in place.....          --          --         --
Sales of reserves in place.........    (870,789)         --         --
Production.........................  (1,877,938) (1,131,819)  (271,202)
                                     ----------  ----------  ---------
Proved reserves at the end of the
  year.............................   3,885,449   3,932,109  2,463,736
                                     ----------  ----------  ---------
                                     ----------  ----------  ---------

    STANDARD MEASURES OF DISCOUNTED FUTURE NET CASH FLOWS

    3DX's standardized measure of discounted future net cash flows, and changes therein, related to proved oil and gas reserves are as follows (in thousands):

                                                                           DECEMBER 31,
                                                                 ---------------------------------
                                                                    1998        1997       1996
                                                                 -----------  ---------  ---------
Future cash inflow.............................................   $   9,000   $  10,427  $   9,354
Future production, development and abandonment costs...........      (1,781)     (2,195)    (1,430)
                                                                 -----------  ---------  ---------
Future cash flows before income taxes..........................       7,219       8,232      7,924
Future income taxes............................................          --          --         --
                                                                 -----------  ---------  ---------
Future net cash flows..........................................       7,219       8,232      7,924
10% Discount factor                                                  (1,437)     (1,184)    (1,301)
                                                                 -----------  ---------  ---------
Standardized measure of discounted future net cash flow........   $   5,782   $   7,048  $   6,623
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

                             3DX TECHNOLOGIES INC.

                                                                           DECEMBER 31,
                                                                 ---------------------------------
                                                                    1998        1997       1996
                                                                 -----------  ---------  ---------
Changes in standardized measure of discounted future net cash flows:
Sales of oil, gas and natural gas liquids, net of production
  costs........................................................   $  (3,813)  $  (2,609) $    (744)
Extensions, discoveries and other additions....................       3,113       4,737      6,594
Revisions of previous quantity estimates.......................         621         124       (200)
Net changes in prices and production costs.....................        (469)     (2,468)       173
Accretion of discount..........................................         705         662         77
Changes in future development costs............................         (24)         60        (82)
Purchases of reserves in place.................................          --         109         --
Sales of reserves in place.....................................      (1,499)         --         --
Changes in production rates (timing) and other.................         100        (190)        34
                                                                 -----------  ---------  ---------
Net change.....................................................   $  (1,266)  $    (425) $  (5,852)
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

    Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Future price changes are considered only to the extent provided by contractual arrangements. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pretax net cash flows related to proved oil and gas reserves, less the tax basis (including net operating loss carryforwards projected to be usable) of the properties involved.

    These estimates were determined in accordance with SFAS No. 69 "Disclosures About Oil and Gas Producing Activities." Because of unpredictable variances in expenses and capital forecasts, crude oil and gas prices and oil and gas reserve volume estimates, as well as the statutory pricing and discounting assumptions used in these cash flow estimates, management believes the usefulness of this data is limited. These estimates of future net cash flows do not necessarily represent management's assessment of estimated fair market value, future profitability or future cash flow to 3DX. Management's investment and operating decisions are based upon reserve estimates that include proved as well as probable reserves and upon different price and cost assumptions from those used herein.

    The future cash flows presented in the "Standardized Measures of Discounted Future Net Cash Flows" are based on year-end oil and gas prices for oil and gas reserves which as of December 31, 1998 were approximately $9.65 per barrel of oil and approximately $2.16 per Mcf of gas. The Company does not have oil and gas reserves which are committed under long-term oil and gas sales or hedging contracts.

    The standardized measure table as of December 31, 1998 reflects zero future income taxes because the existing tax basis in evaluated properties (which approximates $10.7 million) as of that date offsets the entire $7.2 million estimate of undiscounted future net cash inflows before income taxes. As of December 31, 1998, the Company also had tax net operating loss carryforwards (which represent additional tax deductions against future cash flows) of approximately $11.7 million. Accordingly, in total there were more than enough tax basis and tax loss carryforwards to offset any potential future income taxes in the standardized measure calculation.

                             3DX TECHNOLOGIES INC.

                                 BALANCE SHEET

                                                                                      MARCH 31,      DECEMBER 31,
                                                                                         1999            1998
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $      784,355  $    1,447,756
  Accounts receivable.............................................................       1,082,178       1,039,331
  Prepaid expenses................................................................         101,061          83,892
                                                                                    --------------  --------------
      Total current assets........................................................       1,967,594       2,570,979
                                                                                    --------------  --------------
Property and equipment:
  Oil and gas properties, full-cost method:
    Evaluated.....................................................................      32,645,847      32,664,307
  Unevaluated.....................................................................       4,575,138       4,450,731
  Technical interpretation equipment..............................................       2,734,149       2,734,149
  Other property and equipment....................................................         273,780         273,780
                                                                                    --------------  --------------
                                                                                        40,228,914      40,122,967
  Less accumulated depletion, depreciation and amortization.......................     (30,986,004)    (29,256,556)
                                                                                    --------------  --------------
                                                                                         9,242,910      10,866,411
Other assets......................................................................          63,771          63,771
                                                                                    --------------  --------------
                                                                                    $   11,274,275  $   13,501,161
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $      956,148  $    1,301,828
  Accrued liabilities.............................................................         492,139         468,028
                                                                                    --------------  --------------
      Total current liabilities...................................................       1,448,287       1,769,856
Borrowings on credit agreement....................................................         750,000       1,200,000
                                                                                    --------------  --------------
      Total liabilities...........................................................       2,198,287       2,969,856
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued......              --              --
  Common stock, $.01 par value, 20,000,000 shares authorized, 9,399,353 and
    9,379,209 shares issued and outstanding, respectively.........................          93,994          93,792
  Paid-in capital.................................................................      39,993,637      39,989,951
  Deferred compensation...........................................................        (110,523)       (136,304)
  Accumulated deficit.............................................................     (30,901,120)    (29,416,134)
                                                                                    --------------  --------------
      Total stockholders' equity..................................................       9,075,988      10,531,305
                                                                                    --------------  --------------
                                                                                    $   11,274,275  $   13,501,161
                                                                                    --------------  --------------
                                                                                    --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                            STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                                                              THREE MONTHS
                                                                                            ENDED MARCH 31,
                                                                                      ----------------------------
                                                                                          1999           1998
                                                                                      -------------  -------------
Revenues:
  Oil and gas.......................................................................  $     554,943  $     861,377
  Interest and other................................................................         12,624         10,462
                                                                                      -------------  -------------
      Total revenues................................................................        567,567        871,839
                                                                                      -------------  -------------
Costs and expenses:
  Lease operating...................................................................         44,879        106,849
  Production taxes..................................................................         40,451         64,675
  Impairment of oil and gas properties..............................................        990,809        878,346
  Depletion, depreciation, and amortization of oil and gas properties...............        592,771        659,489
  Interest expense..................................................................            924          8,166
  General and administrative........................................................        382,719        691,075
                                                                                      -------------  -------------
      Total costs and expenses......................................................      2,052,553      2,408,600
                                                                                      -------------  -------------
Net loss applicable to common stockholders..........................................  $  (1,484,986) $  (1,536,761)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Basic and diluted net loss per common share.......................................  $       (0.16) $       (0.21)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Weighted average number of common shares outstanding..............................      9,380,328      7,272,106
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

            (UNAUDITED FROM JANUARY 1, 1999 THROUGH MARCH 31, 1999)

                                          COMMON STOCK
                                      ---------------------     PAID-IN       DEFERRED      ACCUMULATED
                                        SHARES     AMOUNT       CAPITAL     COMPENSATION      DEFICIT          TOTAL
                                      ----------  ---------  -------------  -------------  --------------  -------------
Balance at December 31, 1997........   7,225,462  $  72,255  $  38,085,357   $  (512,132)  $  (19,827,592) $  17,817,888
Shares issued for exercise of stock
  options...........................     401,703      4,017        127,226            --               --        131,243
Deferred compensation related to
  restricted stock award............      50,000        500         97,938       (98,438)              --             --
Compensation expense related to
  restricted stock award............          --         --             --        41,016               --         41,016
Compensation expense related to
  certain stock options.............          --         --             --       180,905               --        180,905
Reversal of compensation expense for
  former employees related to
  certain stock options.............          --         --       (628,488)      252,345               --       (376,143)
Shares issued (net of offering
  costs)............................   1,702,044     17,020      2,307,918            --                       2,324,938
Net Loss............................          --         --             --            --       (9,588,542)    (9,588,542)
                                      ----------  ---------  -------------  -------------  --------------  -------------
Balance at December 31, 1998........   9,373,209     93,792     39,989,951      (136,304)     (29,416,134)    10,531,305
Shares issued for exercise of stock
  options...........................      20,144        202          3,686            --               --          3,888
Compensation expense related to
  restricted stock award............          --         --             --        12,305               --         12,305
Compensation expense related to
  certain stock options.............          --         --             --        13,476               --         13,476
Net Loss............................          --         --             --            --       (1,484,986)    (1,484,986)
                                      ----------  ---------  -------------  -------------  --------------  -------------
Balance at March 31, 1999...........   9,393,353  $  93,994  $  39,993,637   $  (110,523)  $  (30,901,120) $   9,075,988
                                      ----------  ---------  -------------  -------------  --------------  -------------
                                      ----------  ---------  -------------  -------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                            STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                     ----------------------------
                                                                                         1999           1998
                                                                                     -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $  (1,484,986) $  (1,536,761)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depletion, depreciation and amortization.......................................        738,639        845,094
    Impairment of oil and gas properties...........................................        990,809        878,346
    Compensation expense related to certain stock options and restricted stock.....         25,781         76,138
    (Increase) decrease in accounts receivable.....................................        (42,847)       295,705
    (Increase) decrease in prepaid expenses........................................        (17,169)        (7,287)
    Increase (decrease) in accounts payable........................................        (65,766)        54,169
    Increase (decrease) in accrued liabilities.....................................         24,111        (70,153)
                                                                                     -------------  -------------
  Net cash provided by operating activities........................................        168,572        535,251
                                                                                     -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to oil and gas properties..............................................       (993,913)    (1,845,431)
  Sales of oil and gas properties..................................................        608,052             --
  Purchases of technical and other equipment.......................................             --       (117,531)
  Other assets.....................................................................             --          1,888
                                                                                     -------------  -------------
  Net cash used in investing activities............................................       (385,861)    (1,961,074)
                                                                                     -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on borrowings on credit agreement........................................       (450,000)            --
  Common stock proceeds, net of issuance costs.....................................             --         12,571
  Proceeds from exercise of stock options..........................................          3,888             --
                                                                                     -------------  -------------
  Net cash provided by (used in) financing activities..............................       (446,112)        12,571
                                                                                     -------------  -------------
Net change in cash and cash equivalents............................................       (663,401)    (1,413,252)
Cash and cash equivalents at beginning of the period...............................      1,447,756      1,568,091
                                                                                     -------------  -------------
Cash and cash equivalents at end of the period.....................................  $     784,355  $     154,839
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The interim financial statements included herein have been prepared by 3DX Technologies Inc. ("3DX") in accordance with generally accepted accounting principles, and are unaudited. In the opinion of management, all necessary adjustments have been made for a fair presentation of the financial position of 3DX at March 31, 1999 and the results of operations for the interim periods presented. All such adjustments made are of a normal and recurring nature. Results of operations for this period are not necessarily indicative of results to be expected for the year ending December 31, 1999. Reference is made to 3DX's December 31, 1998 audited financial statements, including the notes thereto. Certain reclassifications have been made to amounts reported in previous periods to conform to the current presentation.

OIL AND GAS PROPERTIES

    Under the rules of the full-cost accounting method as prescribed by the Securities and Exchange Commission, 3DX is required to compare the net costs of its evaluated properties to the net present value of its proved reserves, using the prices and costs in effect at the end of each quarterly period unless 3DX believes that post period prices are more representative of what might be received in future periods. If such evaluated costs, net of accumulated depreciation, depletion and amortization, exceed the present value of proved reserves, an impairment charge is required to writedown those excess costs. At March 31, 1999, 3DX recognized oil and gas impairments of $990,809 using post period pricing increases. Using March 31, 1999 prices, 3DX would have recognized an oil and gas impairment of $1,860,429. During the 1998 quarter, an oil and gas impairment of $878,346 was recorded. The writedown for the 1999 period was principally a result of mechanical difficulties in the wellbores of certain wells in the Ramrod project in Matagorda county, Texas which resulted in the sale of the remaining interest in the project.

ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Based on 3DX's current operations, SFAS No. 133 will not impact 3DX's disclosure or reporting.

2. GOING CONCERN

    The accompanying financial statements have been prepared assuming that 3DX will continue as a going concern. 3DX expects that its projected net cash flows from currently producing properties will be sufficient to fund its projected minimum levels of general and administrative expenditures through December 31, 1999, including technical employee and related costs which are capitalized under full-cost accounting. However, these projections do not consider any cash expenditures which could be required by 3DX's planned capital and exploration program discussed below. Available cash could also be limited by

                             3DX TECHNOLOGIES INC.

                                  (UNAUDITED)

2. GOING CONCERN (CONTINUED)
declines in oil and gas prices and unanticipated declines in oil and gas production from existing properties. These matters could adversely affect 3DX's ability to pay its obligations as they become due.

    3DX has made and will be required to make oil and gas capital expenditures substantially in excess of its net cash flow from operations in order to complete the exploration and development of its existing properties. 3DX will also need to acquire exploration prospects and find additional oil and gas reserves in order for its asset base not to be depleted by current oil and gas production. The level of capital spending in 1999 and thereafter will be highly dependent upon 3DX's ability to obtain additional capital.

    3DX will require additional sources of financing to fund drilling expenditures on properties currently owned by 3DX and to fund leasehold costs and geological and geophysical costs on its active exploration projects. 3DX's 1999 expenditure plans currently include up to twelve exploratory and development wells and various lease and seismic data acquisitions. 3DX generally has the right, but not the obligation, to participate for its percentage interest in drilling wells and can decline to participate if it does not have sufficient capital resources at the time such drilling operations are proposed. 3DX can also potentially transfer its right to participate in drilling wells in exchange for cash, a reversionary interest, or some combination thereof. To recover its investment in unevaluated properties, it is necessary for 3DX to either participate in drilling which finds commercial oil and gas production and produce such reserves or receive sufficient value through the sale or transfer of all or a portion of its interests.

    Management of 3DX will continue to seek financing for its capital program from a variety of sources. 3DX's inability to obtain additional financing would have a material adverse effect on 3DX. Without raising additional capital, 3DX anticipates that it will be required to limit or defer its planned oil and gas exploration and development program, which could adversely affect the recoverability and ultimate value of 3DX's oil and gas properties.

    Management intends to pursue exploration and development opportunities to the extent additional capital becomes available in the current oil and gas environment. However, the uncertainties about 3DX's future cash flows and the lack of firm commitments to attract additional capital at this time raise substantial doubt about the ability of 3DX to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should 3DX be unable to continue as a going concern.

    3DX has recently entered into a Plan and Agreement of Merger with Esenjay Exploration, Inc. ("Esenjay") which provides for the merger of 3DX into Esenjay. See Note 5 of Notes to Financial Statements.

3. CREDIT AGREEMENT

    On December 18, 1997, 3DX executed a credit agreement with a commercial bank which provides for advances under a borrowing base periodically determined by the Bank and set initially at $5 million. The credit agreement expires on December 31, 2000. During April 1998, the bank redetermined the borrowing base and established an availability of $2 million which was reduced to $1.2 million in November 1998 and to $750,000 in March 1999. The credit agreement is secured by substantially all of 3DX's producing oil and gas properties. Advances carry an interest rate, at 3DX's option, of either the London Interbank Offered Rate ("LIBOR") plus 2% or the lender's base rate. The credit agreement contains restrictions on

                             3DX TECHNOLOGIES INC.

                                  (UNAUDITED)

3. CREDIT AGREEMENT (CONTINUED)
dividends and additional liens and indebtedness and requires the maintenance of a minimum current ratio and net worth, each as defined in the credit agreement. At March 31, 1999, the outstanding balance under this credit agreement was $750,000 at an interest rate of 7.0 percent. There were no additional borrowings under the credit agreement during the first quarter of 1999.

4. LISTING ON NASDAQ

    In September 1998, 3DX received a letter from The Nasdaq Stock Market, Inc. notifying 3DX that it failed to maintain a closing bid price of greater than or equal to $1.00 and that 3DX's common stock failed to maintain a market value of public float greater than or equal to $5 million, as required by Nasdaq rules. 3DX met with officials from The Nasdaq Stock Market, Inc. on February 12, 1999, at which time 3DX presented several alternatives to regain compliance with the minimum bid price and market value of public float requirements. On March 22, 1999, The Nasdaq Stock Market Inc. responded to the meeting with the decision to transfer the listing of 3DX's securities to The Nasdaq SmallCap Market ("SmallCap"), effective with the open of business on March 24, 1999, pursuant to the following exception. On or before April 5, 1999, 3DX must evidence a minimum closing bid price of $1.00 per share for a minimum of ten consecutive trading days. In order to fully comply with the terms of this exception, 3DX must be able to demonstrate compliance with all requirements for continued listing on SmallCap. Accordingly, effective, March 24, 1999, the trading symbol of 3DX's securities was changed from TDXT to TDXTC. As 3DX was unable to comply with the requirement, at the close of business on April 7, 1999 3DX's securities were removed from conditional listing on SmallCap. Trading of the common stock will now be conducted in the over-the-counter market. As a result, a holder of the common stock may find it more difficult to dispose of or to obtain accurate price quotations about the common stock.

    When common stock is not listed on Nasdaq and has a market price of less than $5.00 per share, it may be classified as a "penny stock". SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The shares are subject to Section 15(b)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. Because the common stock is subject to the rules on penny stocks, the market liquidity for the common stock could be severely adversely affected.

5. PROPOSED MERGER

    On May 11, 1999 the Company entered into a Plan and Agreement of Merger with Esenjay Exploration, Inc., an oil and gas exploration company listed on the Nasdaq Small Cap Market. The terms of the merger provide for the issuance of, at the 3DX shareholder's option, either one share of Esenjay

                             3DX TECHNOLOGIES INC.

                                  (UNAUDITED)

5. PROPOSED MERGER (CONTINUED)
common stock for each 3.25 shares of 3DX common stock or one share of a new Esenjay convertible preferred stock for each 2.75 shares of 3DX common stock. The preferred stock is redeemable during the first year at $1.925 per share and automatically converts into one share of Esenjay common if not redeemed during the first year and the average closing price of Esenjay common stock during the twelfth month is greater than $1.875. If the average is less than $1.875 the preferred may be "put" to Esenjay for, at Esenjay's option, either $1.65 per share or the number of common shares determined by dividing 1.875 by the average closing price during the twelfth month not to exceed 3.75 shares.

    The Plan and Agreement of Merger has been approved by the board of directors of both companies and is subject to the consent of the shareholders of both companies and satisfaction of certain other conditions set forth in the Plan and Agreement of Merger. Voting agreements have been entered into by Esenjay shareholders accounting for about 61% of the total outstanding shares of Esenjay and by 3DX shareholders accounting for about 21% of 3DX outstanding shares.

                                                                       EXHIBIT A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PLAN AND AGREEMENT OF MERGER
                                       OF
                           ESENJAY EXPLORATION, INC.
                                      AND
                             3DX TECHNOLOGIES, INC.

                               ------------------

                            DATED AS OF MAY 11, 1999

----------------------------------------------------------------------
----------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I.

  MERGER.......................................................................................  A-1
  1.1      SURVIVING CORPORATION...............................................................  A-1
  1.2      STOCKHOLDER APPROVAL................................................................  A-2
  1.3      EFFECTIVE DATE......................................................................  A-2
  1.4      NAME AND CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION.....................  A-2
           1.4.1      NAME AND EXISTENCE.......................................................  A-2
           1.4.2      FEDERAL INCOME TAX TREATMENT OF MERGER...................................  A-2
           DELAWARE LAW GOVERNS AND ESENJAY CERTIFICATE OF INCORPORATION, AS AMENDED AND
  1.5      RESTATED, SURVIVES..................................................................  A-2
  1.6      BYLAWS OF SURVIVING CORPORATION.....................................................  A-2
  1.7      DIRECTORS OF SURVIVING CORPORATION..................................................  A-2
  1.8      OFFICERS OF SURVIVING CORPORATION...................................................  A-2
  1.9      VACANCIES...........................................................................  A-3
  1.10     CAPITAL STOCK OF SURVIVING CORPORATION..............................................  A-3
  1.11     CONVERSION OF SECURITIES UPON MERGER................................................  A-3
           1.11.1     GENERAL..................................................................  A-3
           1.11.2     CONVERSION OF 3DX COMMON STOCK...........................................  A-3
                      1.11.2.1 CONVERSION INTO ESENJAY COMMON STOCK............................  A-3
                      1.11.2.2 CONVERSION INTO PREFERRED STOCK.................................  A-3
                      1.11.2.3 EFFECT OF FAILURE TO ELECT MERGER CONSIDERATION.................  A-3
                      1.11.2.4 3DX OPTIONS.....................................................  A-3
           1.11.3     LIMITATION ON ISSUANCE OF ESNJ-CP STOCK..................................  A-3
           1.11.4     EXCHANGE OF 3DX COMMON STOCK CERTIFICATES................................  A-4
           1.11.5     EXCHANGE PROCEDURES......................................................  A-4
  1.12     ESENJAY FRACTIONAL SHARES...........................................................  A-4
  1.13     3DX'S TRANSFER BOOKS CLOSED.........................................................  A-5
           ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF SURVIVING
  1.14     CORPORATION.........................................................................  A-5
  1.15     CONVEYANCES TO SURVIVING CORPORATION................................................  A-5
  1.16     ACCOUNTING TREATMENT................................................................  A-5
  1.17     UNCLAIMED MERGER CONSIDERATION......................................................  A-5
  1.18     DISSENTING STOCKHOLDERS OF 3DX......................................................  A-5

ARTICLE II.

  REPRESENTATIONS AND WARRANTIES OF 3DX........................................................  A-6
  2.1      REPRESENTATIONS AND WARRANTIES OF 3DX...............................................  A-6
           2.1.1      ORGANIZATION AND STANDING................................................  A-6
           2.1.2      AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS.................  A-6
           2.1.3      CAPITALIZATION...........................................................  A-6
           2.1.4      REPORTS AND FINANCIAL STATEMENTS.........................................  A-6
           2.1.5      LIABILITIES..............................................................  A-7
           2.1.6      ABSENCE OF CERTAIN CHANGES AND EVENTS....................................  A-7
                      2.1.6.1 FINANCIAL CHANGE.................................................  A-7
                      2.1.6.2 PROPERTY DAMAGE..................................................  A-7
                      2.1.6.3 DIVIDENDS........................................................  A-7
                      2.1.6.4 CAPITALIZATION CHANGE............................................  A-7
                      2.1.6.5 LABOR DISPUTES...................................................  A-7
                      2.1.6.6 OTHER MATERIAL CHANGES...........................................  A-7
           2.1.7      COMPLIANCE WITH OTHER LAWS...............................................  A-7
           2.1.8      FINDER'S FEE.............................................................  A-7
           2.1.9      INVESTIGATIONS; LITIGATION...............................................  A-8

ARTICLE III.

  REPRESENTATIONS AND WARRANTIES OF ESENJAY....................................................  A-8
  3.1      REPRESENTATIONS AND WARRANTIES OF ESENJAY...........................................  A-8
           3.1.1      ORGANIZATION AND STANDING................................................  A-8
           3.1.2      AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS.................  A-8
           3.1.3      CAPITALIZATION...........................................................  A-9
           3.1.4      REPORTS AND FINANCIAL STATEMENTS.........................................  A-9
           3.1.5      LIABILITIES..............................................................  A-9
           3.1.6      ABSENCE OF CERTAIN CHANGES AND EVENTS....................................  A-9
                      3.1.6.1 FINANCIAL CHANGE.................................................  A-9
                      3.1.6.2 PROPERTY DAMAGE..................................................  A-9
                      3.1.6.3 DIVIDENDS........................................................  A-10
                      3.1.6.4 CAPITALIZATION CHANGE............................................  A-10
                      3.1.6.5 LABOR DISPUTES...................................................  A-10
                      3.1.6.6 OTHER MATERIAL CHANGES...........................................  A-10
           3.1.7      COMPLIANCE WITH OTHER LAWS...............................................  A-10
           3.1.8      FINDER'S FEE.............................................................  A-10
           3.1.9      INVESTIGATIONS; LITIGATION...............................................  A-10
           3.1.10     NO REQUIRED REDEMPTION OF ESNJ-CP STOCK..................................  A-10

ARTICLE IV.

  OBLIGATIONS PENDING EFFECTIVE DATE...........................................................  A-10
  4.1      AGREEMENTS OF ESENJAY AND 3DX.......................................................  A-10
           4.1.1      MAINTENANCE OF PRESENT BUSINESS..........................................  A-10
           4.1.2      MAINTENANCE OF PROPERTIES................................................  A-11
           4.1.3      MAINTENANCE OF BOOKS AND RECORDS.........................................  A-11
           4.1.4      COMPLIANCE WITH LAW......................................................  A-11
           4.1.5      INSPECTION OF EACH MERGING CORPORATION...................................  A-11
  4.2      ADDITIONAL AGREEMENTS OF ESENJAY AND 3DX............................................  A-11
           4.2.1      JOINT PROXY STATEMENT/PROSPECTUS.........................................  A-11
           4.2.2      NOTICE OF MATERIAL DEVELOPMENTS..........................................  A-11
           4.2.3      BEST EFFORTS.............................................................  A-12
           4.2.4      PARTICIPATION IN OPERATIONS..............................................  A-12
  4.3      ADDITIONAL AGREEMENTS OF 3DX........................................................  A-12
           4.3.1      PROHIBITION OF CERTAIN EMPLOYMENT CONTRACTS..............................  A-12
           4.3.2      PROHIBITION OF CERTAIN LOANS.............................................  A-12
           4.3.3      PROHIBITION OF CERTAIN COMMITMENTS.......................................  A-12
           4.3.4      DISPOSAL OF ASSETS.......................................................  A-12
           4.3.5      MAINTENANCE OF INSURANCE.................................................  A-13
           4.3.6      NO AMENDMENT TO CERTIFICATE OF INCORPORATION, ETC........................  A-13
           4.3.7      NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES.............................  A-13
           4.3.8      PROHIBITION ON DIVIDENDS.................................................  A-13
           4.3.9      STOCKHOLDERS' MEETING....................................................  A-13
           4.3.10     SUPPLEMENTAL FINANCIAL STATEMENTS........................................  A-13
           4.3.11     3DX ACQUISITION PROPOSALS................................................  A-13
                      4.3.11.1 NO SOLICITATION.................................................  A-13
           4.3.12     PROFESSIONAL SERVICES....................................................  A-14
  4.4      ADDITIONAL AGREEMENTS OF ESENJAY....................................................  A-14
           4.4.1      STOCKHOLDERS' MEETING....................................................  A-14
           4.4.2      LISTING..................................................................  A-14

           4.4.3      APPROVAL AND FILING OF THE CERTIFICATE OF DESIGNATIONS...................  A-15
           4.4.4      DIRECTORS AND OFFICERS INSURANCE.........................................  A-15

ARTICLE V.

  CONDITIONS PRECEDENT TO OBLIGATIONS..........................................................  A-15
  5.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF 3DX..........................................  A-15
           5.1.1      REPRESENTATIONS AND WARRANTIES OF ESENJAY TRUE AT EFFECTIVE DATE.........  A-15
           5.1.2      NO MATERIAL LITIGATION...................................................  A-15
           5.1.3      OPINION OF ESENJAY COUNSEL...............................................  A-15
           5.1.4      STOCKHOLDER APPROVAL.....................................................  A-16
           5.1.5      CONSENT OF CERTAIN PARTIES IN PRIVITY WITH ESENJAY.......................  A-16
           5.1.6      FAIRNESS OPINION.........................................................  A-16
  5.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF ESENJAY......................................  A-16
           5.2.1      REPRESENTATIONS AND WARRANTIES OF 3DX TRUE AT EFFECTIVE DATE.............  A-16
           5.2.2      NO MATERIAL LITIGATION...................................................  A-16
           5.2.3      OPINION OF 3DX'S COUNSEL.................................................  A-17
           5.2.4      STOCKHOLDER APPROVAL.....................................................  A-17
           5.2.5      CONSENT OF CERTAIN PARTIES IN PRIVITY WITH 3DX...........................  A-17
           5.2.6      EMPLOYEES OF 3DX.........................................................  A-17
           5.2.7      UNEXERCISED 3DX OPTIONS..................................................  A-17
           5.2.8      WAIVER OF ANTI-DILUTION ADJUSTMENT.......................................  A-17
           5.2.9      VOTING AGREEMENT.........................................................  A-17

ARTICLE VI.

  TERMINATION AND ABANDONMENT..................................................................  A-18
  6.1      TERMINATION.........................................................................  A-18
           6.1.1      BY MUTUAL CONSENT........................................................  A-18
           6.1.2      BY ESENJAY BECAUSE OF CONDITIONS PRECEDENT...............................  A-18
           6.1.3      BY ESENJAY BECAUSE OF MATERIAL ADVERSE CHANGE............................  A-18
           6.1.4      BY 3DX BECAUSE OF CONDITIONS PRECEDENT...................................  A-18
           6.1.5      BY 3DX BECAUSE OF MATERIAL ADVERSE CHANGE................................  A-18
           6.1.7      BY ESENJAY OR 3DX BECAUSE OF LEGAL PROCEEDINGS...........................  A-18
           6.1.8      BY ESENJAY OR 3DX IF MERGER NOT EFFECTIVE BY SEPTEMBER 15, 1999..........  A-18
           6.1.9      BY ESENJAY OR 3DX BECAUSE OF DUE DILIGENCE...............................  A-18
  6.2      TERMINATION BY BOARD OF DIRECTORS...................................................  A-18
  6.3      EFFECT OF TERMINATION...............................................................  A-19
  6.4      WAIVER OF CONDITIONS................................................................  A-19
  6.5      EXPENSE ON TERMINATION..............................................................  A-19
           6.5.1      FAILURE TO OBTAIN SHAREHOLDER APPROVAL...................................  A-19
           6.5.2      ACCEPTANCE OF SUPERIOR 3DX TRANSACTION PROPOSALS.........................  A-19
           6.5.3      FAILURE TO RECOMMEND TO STOCKHOLDERS OR WITHDRAWAL OF FAIRNESS OPINION...  A-19
           6.5.4      PAYMENT OF TRANSACTION EXPENSES OR TERMINATION FEE.......................  A-19
           6.5.5      EXCLUSIVE REMEDY.........................................................  A-19

ARTICLE VII.

  ADDITIONAL AGREEMENTS........................................................................  A-19
  7.1      INDEMNIFICATION BY 3DX AS TO JOINT PROXY STATEMENT/PROSPECTUS.......................  A-19
  7.2      INDEMNIFICATION BY ESENJAY AS TO JOINT PROXY STATEMENT/PROSPECTUS...................  A-20

ARTICLE VIII.

  MISCELLANEOUS................................................................................  A-20
  8.1.     ENTIRETY............................................................................  A-20
  8.2.     COUNTERPARTS........................................................................  A-20
  8.3.     NOTICES AND WAIVERS.................................................................  A-20
  8.4.     TERMINATION OF REPRESENTATIONS, WARRANTIES, ETC.....................................  A-21
  8.5.     TABLE OF CONTENTS AND CAPTIONS......................................................  A-21
  8.6.     SUCCESSORS AND ASSIGNS..............................................................  A-21
  8.7.     SEVERABILITY........................................................................  A-21
  8.8.     APPLICABLE LAW......................................................................  A-21
  8.9.     PUBLIC ANNOUNCEMENTS................................................................  A-21

                          PLAN AND AGREEMENT OF MERGER

    PLAN AND AGREEMENT OF MERGER, dated as of May 11, 1999, among Esenjay Exploration, Inc., a Delaware corporation ("Esenjay" or the "Surviving Corporation") and 3DX Technologies Inc., a Delaware corporation ("3DX"). Esenjay and 3DX are hereinafter collectively referred to as the "Merging Corporations."

                                  WITNESSETH:

    WHEREAS, Esenjay is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 500 North Water Street, Suite 1100 S., Corpus Christi, Texas 78471;

    WHEREAS, the authorized capital stock of Esenjay consists of 5,000,000 shares of cumulative convertible preferred stock, $.01 par value, of which at March 31, 1999, no shares were issued or outstanding; and 40,000,000 shares of common stock, par value $.01 per share ("Esenjay Common Stock"), of which at March 31, 1999, 15,784,834 shares were issued and outstanding, and an additional 94,001 shares were reserved for issuance in conjunction with various employee benefit plans, and an additional 1,259,584 shares are issuable on the exercise of various warrant agreements with exercise prices ranging from $7.20 to $21.73 per share; at the same date, no shares of Esenjay Common Stock were held in Esenjay's treasury;

    WHEREAS, 3DX is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1013 Centre Road, Wilmington, Delaware 19801 and the principal executive office at 12012 Wickchester, Suite 250, Houston, Texas 77079;

    WHEREAS, the authorized capital stock of 3DX consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at March 31, 1999 no shares were issued or outstanding; and 20,000,000 shares of common stock, par value $.01 per share (the "3DX Common Stock"), of which at March 31, 1999, 9,685,761 shares were issued and outstanding; at the same date, and an additional 780,944 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares of 3DX Common Stock were held in 3DX's treasury; and

    WHEREAS, the respective boards of directors of Esenjay and 3DX deem it desirable and in the best interests of their respective corporations and their respective stockholders that 3DX be merged into Esenjay, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, in exchange for the consideration herein provided, and have proposed, declared advisable, and approved such merger pursuant to this Plan and Agreement of Merger (the "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of Esenjay and 3DX;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the presently outstanding shares of 3DX Common Stock into either shares of Esenjay Common Stock or shares of ESNJ-CP Stock (as hereinafter defined), and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

                                   ARTICLE I.
                                     MERGER

    1.1 SURVIVING CORPORATION. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of each of the Merging Corporations and to the other conditions hereinafter set forth, Esenjay and 3DX shall be, upon the Effective Date of the merger as defined in Paragraph 1.3 hereof, merged into a single surviving corporation, which shall be Esenjay, one of the Merging Corporations, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that state.

    1.2 STOCKHOLDER APPROVAL. This Agreement shall be submitted for adoption and approval by the stockholders of each of the Merging Corporations in accordance with their respective certificates of incorporation and the applicable laws of the State of Delaware at separate meetings called and held for such purpose.

    1.3 EFFECTIVE DATE. The merger shall become effective upon the filing by Esenjay of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the General Corporation Law of the State of Delaware. The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Date."

    1.4  NAME AND CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION.

        1.4.1 NAME AND EXISTENCE. On the Effective Date, the identity, existence, purposes, powers, objects, franchises, rights, and immunities of Esenjay, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of 3DX shall be wholly merged into Esenjay, the Surviving Corporation, and Esenjay shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of 3DX, except insofar as continued by statute, shall cease.

        1.4.2 FEDERAL INCOME TAX TREATMENT OF MERGER. The merger is intended to qualify as and, subject to the requirements of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be characterized as a "reorganization" as defined in Section 368(a)(1)(A) of the Code.

    1.5 DELAWARE LAW GOVERNS AND ESENJAY CERTIFICATE OF INCORPORATION, AS AMENDED AND RESTATED, SURVIVES. The laws of Delaware shall continue to govern the Surviving Corporation. On the Effective Date, the Certificate of Incorporation of Esenjay (the "Certificate of Incorporation") shall be the certificate of incorporation of the Surviving Corporation until further amended in the manner provided by law.

    1.6 BYLAWS OF SURVIVING CORPORATION. Effective as of the Effective Date, the bylaws of Esenjay (the "Bylaws") shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Certificate of Incorporation and the Bylaws.

    1.7 DIRECTORS OF SURVIVING CORPORATION. The incumbent directors of Esenjay immediately before the Effective Date shall continue to hold their respective positions on the board of directors of the Surviving Corporation from and after the Effective Date, and until their successors are duly elected and qualify in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. In addition to the incumbent directors, C. Eugene Ennis shall become a director on the Effective Date for a term expiring at the annual meeting in the year 2001, and until his successor is duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; it being understood that Mr. Ennis will be serving as the director that holders of the ESNJ-CP Stock are entitled to elect pursuant to Section 4.2 of the Certificate of Designations of the Series A Convertible Preferred Stock of Esenjay (the "ESNJ-CP Stock") in the form attached hereto as Appendix I ("Certificate of Designations") and as such director, Mr. Ennis' term will terminate immediately upon there being no shares of ESNJ-CP Stock remaining outstanding.

    1.8 OFFICERS OF SURVIVING CORPORATION. The incumbent officers of Esenjay immediately before the Effective Date shall continue to hold their respective offices of the Surviving Corporation from and after the Effective Date, and until their successors are duly elected and qualify in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    1.9 VACANCIES. On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

    1.10 CAPITAL STOCK OF SURVIVING CORPORATION. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Certificate of Incorporation and the Certificate of Designations.

    1.11  CONVERSION OF SECURITIES UPON MERGER.

        1.11.1 GENERAL. The manner and basis of converting the issued and outstanding shares of the capital stock of 3DX into shares of the capital stock of Esenjay shall be as hereinafter set forth in this Paragraph 1.11. The Esenjay Common Stock or ESNJ-CP Stock (defined in Paragraph 1.11.2.2) into which the 3DX Common Stock is converted hereunder is hereinafter referred to collectively as the "Merger Consideration."

        1.11.2 CONVERSION OF 3DX COMMON STOCK. In connection with casting their votes to approve this Agreement and the merger contemplated hereby at the meeting of shareholders of 3DX Common Stock, each holder of 3DX Common Stock will have the option of electing to choose the form of Merger Consideration into which they desire 3DX Common Stock to be converted in the merger. On the Effective Date, at the option of each holder of 3DX Common Stock under the terms and conditions more fully described below:

           1.11.2.1 CONVERSION INTO ESENJAY COMMON STOCK. Each 3.25 shares of 3DX Common Stock then issued and outstanding and held by holders of 3DX Common Stock electing to receive Esenjay Common Stock in the merger under this Paragraph 1.11.2.1, without any action on the part of the holders thereof, shall automatically become and be converted into one fully paid and nonassessable share of registered Esenjay Common Stock; or

           1.11.2.2 CONVERSION INTO PREFERRED STOCK. Each 2.75 shares of 3DX Common Stock then issued and outstanding and held by holders of 3DX Common Stock electing to receive preferred stock in the merger under this Paragraph 1.11.2.2, without any action on the part of the holders thereof, shall automatically become and be converted into one fully paid and nonassessable registered share of ESNJ-CP Stock.

           1.11.2.3 EFFECT OF FAILURE TO ELECT MERGER CONSIDERATION. The shares of 3DX Common Stock held by holders who fail to make an election to receive either Esenjay Common Stock under Paragraph 1.11.2.1 or ESNJ-CP Stock under Paragraph 1.11.2.2 in the merger, without any action on the part of such holders of 3DX Common Stock, shall automatically become and be converted into fully paid and nonassessable shares of registered Esenjay Common Stock under the terms of Paragraph 1.11.2.1.

           1.11.2.4 3DX OPTIONS. Esenjay shall not either assume 3DX's rights and obligations with respect to issued and outstanding 3DX options or substitute Esenjay options for such 3DX options. As a result, under the terms of all currently issued and outstanding 3DX options, all issued and outstanding options to purchase 3DX Common Stock either shall have (i) been exercised to be effective as of or before the Effective Date or (ii) terminated in accordance with their terms as of or immediately prior to the merger contemplated hereby.

        1.11.3 LIMITATION ON ISSUANCE OF ESNJ-CP STOCK. If, based on the election of the holders of 3DX Common Stock under Paragraph 1.11.2.1 and 1.11.2.2, more than 50% of the shares of 3DX Common Stock issued and outstanding on the Effective Date would be converted into ESNJ-CP Stock, then the number of shares of ESNJ-CP Stock issuable as Merger Consideration will be reduced to a number that would result in no more than 50% of the 3DX Common Stock being converted into

    ESNJ-CP Stock. Under such circumstances, each holder of 3DX Common Stock who has elected to receive ESNJ-CP Stock as Merger Consideration will receive as Merger Consideration a combination of ESNJ-CP Stock and Esenjay Common Stock, with each 3DX stockholder electing to receive ESNJ-CP Stock receiving a pro rata portion of the total number of shares of Esenjay Common Stock to be issued under this Paragraph 1.11.3, with such pro rata portion being based upon the ratio of the number of shares of 3DX Common Stock such stockholder has elected to convert to ESNJ-CP Stock to the total number of shares of 3DX Common Stock to be so converted.

        1.11.4 EXCHANGE OF 3DX COMMON STOCK CERTIFICATES. Commencing on the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of 3DX Common Stock may surrender the same to an exchange agent (the "Exchange Agent") designated by Esenjay (which may be Esenjay's transfer agent), and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of Esenjay Common Stock or ESNJ-CP Stock into which the shares of 3DX Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted. However, before surrender, each outstanding certificate representing issued and outstanding 3DX Common Stock shall be deemed, for all purposes, only to evidence ownership of the number of whole shares of Esenjay Common Stock or ESNJ-CP Stock into which such shares have been so converted.

        1.11.5 EXCHANGE PROCEDURES. As soon as practicable after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately before the Effective Date represented outstanding shares of 3DX Common Stock (the "Certificates") that were converted (the "Converted Shares") into the right to receive shares of Esenjay Common Stock or ESNJ-CP Stock, as applicable (together, the "Esenjay Shares") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Esenjay Shares. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed prior to the merger by agreement of Esenjay and 3DX), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Esenjay Shares which such holder has the right to receive. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of Esenjay or 3DX, as the case may be, a certificate representing the proper number of Esenjay Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen, mislaid or destroyed, (ii) such bond, security or indemnity as the Surviving Corporation or the Exchange Agent may reasonably require, and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of Esenjay Shares into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

    1.12 ESENJAY FRACTIONAL SHARES. No certificates for fractional share interests of Esenjay Common Stock or ESNJ-CP Stock will be issued. All such fractional share interests will be rounded to the nearest whole share of Esenjay Common Stock or ESNJ-CP Stock. If more than one Certificate representing 3DX Common Stock is surrendered by a 3DX stockholder, the number of full shares of Esenjay Common Stock or ESNJ-CP Stock into which such 3DX Common Stock will be converted pursuant to the merger will be computed on the basis of the aggregate number of shares of 3DX Common Stock represented by all such Certificates.

    1.13 3DX'S TRANSFER BOOKS CLOSED. Upon the Effective Date, the stock transfer books of 3DX shall be deemed closed, and no transfer of any certificates theretofore representing shares of 3DX shall thereafter be made or consummated.

    1.14 ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF SURVIVING CORPORATION. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, PROVIDED, HOWEVER, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

    1.15 CONVEYANCES TO SURVIVING CORPORATION. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.15 and otherwise carry out the intent and purposes of this Agreement.

    1.16 ACCOUNTING TREATMENT. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

    1.17 UNCLAIMED MERGER CONSIDERATION. Subject to any contrary provision of governing law, all consideration deposited with the Exchange Agent or held by Esenjay for the payment of the consideration into which the outstanding shares of 3DX Common Stock shall have been converted, and remaining unclaimed for one year after the Effective Date, shall be paid or delivered to Esenjay; and the holder of any unexchanged certificate or certificates which before the Effective Date represented shares of 3DX Common Stock shall thereafter look only to Esenjay for exchange or payment thereof upon surrender of such certificate or certificates to Esenjay.

    1.18 DISSENTING STOCKHOLDERS OF 3DX. 3DX (or Esenjay on behalf of 3DX) agrees that, if the merger contemplated hereby becomes effective, it will promptly pay to any dissenting stockholder of 3DX the amount, if any, to which such holder is entitled under the provisions of Section 262 of the Delaware General Corporation Law, PROVIDED such dissenter acts in strict compliance with such provisions.

                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                                     OF 3DX

    2.1 REPRESENTATIONS AND WARRANTIES OF 3DX. 3DX represents and warrants as follows:

        2.1.1 ORGANIZATION AND STANDING. 3DX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or business of 3DX.

        2.1.2 AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS. Upon approval of this Agreement by the shareholders of 3DX, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of 3DX, and this Agreement will be a valid and binding obligation of 3DX enforceable against 3DX (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of 3DX or (ii) except as set forth on Schedule 2.1.2, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which 3DX or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as would not result in any material adverse change in the financial condition, properties or businesses of 3DX and its subsidiaries taken as a whole.

        2.1.3 CAPITALIZATION. The authorized capitalization of 3DX consists of 1,000,000 shares of preferred stock, $.01 par value, of which at March 31, 1999 no shares were issued or outstanding; and 20,000,000 shares of common stock, par value $.01 per share, of which at March 31, 1999, 9,685,761 shares were issued and outstanding; at the same date, and an additional 780,944 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares of 3DX Common Stock were held in 3DX's treasury. Other than as disclosed in the 3DX Report (defined below), there exist no outstanding options, subscriptions, warrants, calls, or similar commitments to purchase, issue or sell or to convert any securities or obligations into any of the authorized or issued capital stock of 3DX or any securities or obligations convertible into or exchangeable for such capital stock. Under the terms of all currently issued and outstanding 3DX employee stock options, all issued and outstanding options to purchase 3DX Common Stock either will have (i) been exercised to be effective as of or before the Effective Date or (ii) terminated in accordance with their terms as of or immediately prior to the merger.

        2.1.4 REPORTS AND FINANCIAL STATEMENTS. 3DX has previously made available to Esenjay true and complete copies of (i) all annual reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1996, (ii) 3DX's annual, quarterly and other reports filed with the Commission since December 31, 1998, (iii) all definitive proxy solicitation materials filed with the Commission since December 31, 1996 and
    (iv) any registration statements (other than those relating to employee benefit plans) declared effective by the Commission since December 31, 1996. All of the foregoing items are listed in Schedule 2.1.4. The consolidated financial statements of 3DX's most recent report on

    Form 10-K (the "3DX Report") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position for 3DX and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the 3DX Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1996, 3DX has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

        2.1.5 LIABILITIES. 3DX does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which would materially adversely affect the value and conduct of the business of 3DX, other than those (i) reflected or reserved against in the December 31, 1998 audited consolidated balance sheet of 3DX, (ii) incurred in the ordinary course of business since December 31, 1998, (iii) disclosed in 3DX's filings with the Commission (as set forth on Schedule 2.1.4), or (iv) set forth on Schedule 2.1.5 hereto.

        2.1.6  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
    Schedule 2.1.6 hereto, other than as a result of the transactions contemplated by this Agreement, since December 31, 1998, there has not been:

           2.1.6.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of 3DX;

           2.1.6.2 PROPERTY DAMAGE. Any material damage, destruction, or loss to the business or properties of 3DX (whether or not covered by insurance);

           2.1.6.3 DIVIDENDS. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the 3DX Common Stock, or any direct or indirect redemption, purchase or any other acquisition by 3DX of any such stock;

           2.1.6.4 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of 3DX's authorized or outstanding capital stock as described in Paragraph 2.1.3;

           2.1.6.5 LABOR DISPUTES. Any labor dispute (other than routine grievances); or

           2.1.6.6 OTHER MATERIAL CHANGES. Any other event or condition particularly pertaining to and adversely affecting the operations, assets or business of 3DX (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a material adverse change.

        2.1.7 COMPLIANCE WITH OTHER LAWS. 3DX is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, do not and are not expected to result in a material adverse change in the financial condition, properties or business of 3DX.

        2.1.8 FINDER'S FEE. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by 3DX and its counsel directly with Esenjay and its counsel, without the intervention of any other person as the result of any act of 3DX, and so far as is known to 3DX, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

        2.1.9 INVESTIGATIONS; LITIGATION. No investigation or review by any governmental entity with respect to 3DX or any of the transactions contemplated by this Agreement is pending or, to the best of 3DX's knowledge, threatened, nor has any governmental entity indicated to 3DX an intention to conduct the same. There is no action, suit or proceeding pending or, to the best of 3DX's knowledge, threatened against or affecting 3DX at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of 3DX.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF ESENJAY

    3.1 REPRESENTATIONS AND WARRANTIES OF ESENJAY. Esenjay represents and warrants as follows:

        3.1.1 ORGANIZATION AND STANDING. Esenjay is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or business of Esenjay.

        3.1.2 AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS. Upon approval of this Agreement by the stockholders of Esenjay, the issuance of the Esenjay Common Stock and ESNJ-CP Stock and the consummation of the transactions contemplated hereby, will have been duly and validly authorized by all necessary corporate action on the part of Esenjay, and this Agreement will be a valid and binding obligation of Esenjay enforceable against Esenjay (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. On the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Certificate of Designations will be a valid and binding obligation of Esenjay enforceable against Esenjay (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the merger contemplated by this Agreement, the filing of the Certificate of Designations and the issuance of the Esenjay Common Stock and ESNJ-CP Stock will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of Esenjay or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Esenjay or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as would not result in any material adverse change in the financial condition, properties or businesses of Esenjay and its subsidiaries taken as a whole.

        3.1.3 CAPITALIZATION. The authorized capitalization of Esenjay consists of 5,000,000 authorized shares of cumulative convertible preferred stock, $.01 par value, of which no shares were issued and outstanding as of March 31, 1999; and 40,000,000 shares of common stock, par value $.01 per share, of which at March 26, 1999, 15,784,834 shares were issued and outstanding; at the same date, and an additional 94,001 shares were reserved for issuance in conjunction with various employee benefit plans, and an additional 1,259,584 shares are issuable on the exercise of various warrant agreements with exercise prices ranging from $7.20 to $21.73 per share; at the same date, no shares of Esenjay Common Stock were held in Esenjay's treasury. Other than as set forth above or in the Esenjay Report (defined below), there exist no outstanding options, subscriptions, warrants, calls, or similar commitments to purchase, issue or sell or to convert any securities or obligations into any of the authorized or issued capital stock of Esenjay or any securities or obligations convertible into or exchangeable for such capital stock. At the Effective Date, sufficient shares of ESNJ-CP Stock will be designated pursuant to the Certificate of Designations, the shares of ESNJ-CP Stock to be issued in the merger contemplated hereby will be duly authorized, validly issued, fully paid, and non-assessable, and sufficient shares of Esenjay Common Stock will be reserved for issuance upon conversion of the ESNJ-CP.

        3.1.4 REPORTS AND FINANCIAL STATEMENTS. Esenjay hasreviously made available to 3DX true and complete copies of (i) all annual reports filed with the Commission pursuant to the Exchange Act since December 31, 1996,
    (ii) Esenjay's annual, quarterly and other reports filed with the Commission since December 31, 1998, (iii) all definitive proxy solicitation materials filed with the Commission since December 31, 1996 and (iv) any registration statements (other than those relating to employee benefit plans) declared effective by the Commission since December 31, 1996. All of the foregoing items are listed in SCHEDULE 3.1.4. The consolidated financial statements of Esenjay's most recent report on Form 10-K (the "Esenjay Report") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position for Esenjay and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Esenjay Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1996, Esenjay has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

        3.1.5 LIABILITIES. Esenjay does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which would materially adversely affect the value and conduct of the business of Esenjay, other than those (i) reflected or reserved against in the December 31, 1998 audited consolidated balance sheet of Esenjay, (ii) incurred in the ordinary course of business since December 31, 1998, (iii) disclosed in Esenjay's filings with the Commission (as set forth on SCHEDULE 3.1.4), or
    (iv) set forth on SCHEDULE 3.1.5 hereto.

        3.1.6  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
    Schedule 3.1.6. hereto, other than as a result of the transactions contemplated by this Agreement, since December 31, 1998, there has not been:

           3.1.6.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Esenjay;

           3.1.6.2 PROPERTY DAMAGE. Any material damage, destruction, or loss to the business or properties of Esenjay (whether or not covered by insurance);

           3.1.6.3 DIVIDENDS. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the common stock of Esenjay, or any direct or indirect redemption, purchase or any other acquisition by Esenjay of any such stock;

           3.1.6.4 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of Esenjay's authorized or outstanding capital stock as described in Paragraph 3.1.3;

           3.1.6.5 LABOR DISPUTES. Any labor dispute (other than routine grievances); or

           3.1.6.6 OTHER MATERIAL CHANGES. Any other event or condition known to Esenjay particularly pertaining to and adversely affecting the operations, assets or business of Esenjay (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a material adverse change.

        3.1.7 COMPLIANCE WITH OTHER LAWS. Esenjay is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, do not and are not expected to result in a material adverse change in the financial condition, properties or business of Esenjay.

        3.1.8 FINDER'S FEE. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Esenjay and its counsel directly with 3DX and its counsel, without the intervention of any other person as the result of any act of Esenjay, and so far as is known to Esenjay, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

        3.1.9 INVESTIGATIONS; LITIGATION. No investigation or review by any governmental entity with respect to Esenjay or any of the transactions contemplated by this Agreement is pending or, to the best of Esenjay's knowledge, threatened, nor has any governmental entity indicated to Esenjay an intention to conduct the same. There is no action, suit or proceeding pending or, to the best of Esenjay's knowledge, threatened against or affecting Esenjay at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of Esenjay.

        3.1.10 NO REQUIRED REDEMPTION OF ESNJ-CP STOCK. There are no plans, arrangements, or agreements that effectively require or are intended to compel Esenjay to redeem the ESNJ-CP Stock pursuant to Section 5.1 of the Certificate of Designations.

                                  ARTICLE IV.

                       OBLIGATIONS PENDING EFFECTIVE DATE

    4.1 AGREEMENTS OF ESENJAY AND 3DX. Each of Esenjay and 3DX agrees that from the date hereof to the Effective Date, it will:

        4.1.1 MAINTENANCE OF PRESENT BUSINESS. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

        4.1.2 MAINTENANCE OF PROPERTIES. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

        4.1.3 MAINTENANCE OF BOOKS AND RECORDS. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

        4.1.4 COMPLIANCE WITH LAW. Duly comply in all material respects with all laws applicable to it and to the conduct of its business; and

        4.1.5 INSPECTION OF EACH MERGING CORPORATION. Permit the other party hereto, and their officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement. Esenjay and 3DX each agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

    4.2 ADDITIONAL AGREEMENTS OF ESENJAY AND 3DX. Esenjay and 3DX agree to take the following actions after the date hereof:

        4.2.1 JOINT PROXY STATEMENT/PROSPECTUS. Esenjay and 3DX will cooperate in the preparation and filing with the Commission of a registration statement on Form S-4 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the Merger Consideration to be issued pursuant to the merger and the Esenjay Common Stock and ESNJ-CP Stock issuable upon conversion thereof, which Registration Statement shall contain a Joint Proxy Statement/Prospectus to be mailed by Esenjay and 3DX to their respective shareholders in connection the vote of such shareholders with respect to the merger. Each of Esenjay and 3DX shall use all reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the Commission.

        4.2.2 NOTICE OF MATERIAL DEVELOPMENTS. Each of Esenjay and 3DX will promptly notify the other party in writing of any "material adverse change" in, or any changes which, in the aggregate, could result in a "material adverse change" in, the consolidated financial condition, business or affairs of such party, whether or not occurring in the ordinary course of business. As used in this Agreement, the term "material adverse change" means any change, event, circumstance or condition (collectively, a "Change") which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of Esenjay or 3DX, as the case may be, that the benefits reasonably expected to be obtained by such party as a result of the merger contemplated by this Agreement would be jeopardized with relative certainty. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether or not known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; PROVIDED, HOWEVER, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds). In no event shall a change in the trading price of either the

    Esenjay Common Stock or the 3DX Common Stock between the date hereof and the Effective Date, in and of itself, constitute a material adverse change. The term "loss" shall not include losses reported on financial statements prepared in accordance with GAAP that are consistent with prior reported earnings.

        4.2.3 BEST EFFORTS. Upon the terms and subject to the conditions hereof, and subject to the provisions of Section 4.3.11, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using reasonable best efforts (i) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (ii) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) promptly to effect all necessary filings and notifications. In addition, 3DX agrees to use its reasonable best efforts to obtain a written confirmation of the oral fairness opinion it has received from an independent investment advisor/banker (the "Fairness Opinion") that, as of the date of such opinion, this Agreement and the exchange ratio in the merger are fair, from a financial point of view, to the holders of 3DX Common Stock. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation on behalf of 3DX and Esenjay shall take all such action.

        4.2.4 PARTICIPATION IN OPERATIONS. If 3DX receives a notice of proposed operations in connection with a working interest or oil and gas leases in one of its projects, 3DX will promptly deliver to Esenjay a copy of the notice of the proposed operation, along with a written notice informing Esenjay whether 3DX intends to participate in the proposed operation. If 3DX does not intend to participate in the proposed operation, and Esenjay gives 3DX written notice that it desires to participate in the proposed operation, then 3DX will use its best efforts to arrange for Esenjay to participate at Esenjay's expense in such operation to the same extent that 3DX would be entitled to participate.

    4.3 ADDITIONAL AGREEMENTS OF 3DX. 3DX agrees that from the date hereof to the Effective Date, it will:

        4.3.1 PROHIBITION OF CERTAIN EMPLOYMENT CONTRACTS. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those that Esenjay has previously approved) except as may be required by law;

        4.3.2 PROHIBITION OF CERTAIN LOANS. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by Esenjay;

        4.3.3 PROHIBITION OF CERTAIN COMMITMENTS. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $250,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by Esenjay;

        4.3.4 DISPOSAL OF ASSETS. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as is otherwise agreed to in writing by Esenjay;

        4.3.5 MAINTENANCE OF INSURANCE. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion; PROVIDED, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of Esenjay and 3DX under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of 3DX) but it shall promptly notify Esenjay in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by Esenjay, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

        4.3.6 NO AMENDMENT TO CERTIFICATE OF INCORPORATION, ETC. Not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

        4.3.7 NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES. Except as set forth on SCHEDULE 4.3.7, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

        4.3.8 PROHIBITION ON DIVIDENDS. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

        4.3.9 STOCKHOLDERS' MEETING. Promptly call and hold a meeting of stockholders for the purpose of considering and acting upon proposals to approve the merger contemplated by this Agreement;

        4.3.10 SUPPLEMENTAL FINANCIAL STATEMENTS. Deliver to Esenjay, within 45 days after the end of each fiscal quarter of 3DX beginning January 1, 1999 and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of 3DX, and as of the corresponding fiscal quarter of the previous fiscal year. 3DX hereby represents and warrants that such unaudited consolidated financial statement shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of 3DX as at the dates indicated and the results of operations for the respective periods indicated (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which 3DX considers necessary for a fair presentation of its results for each respective fiscal period.

        4.3.11 3DX ACQUISITION PROPOSALS. Not directly or indirectly:

           4.3.11.1 NO SOLICITATION. Authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, 3DX or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving 3DX (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger contemplated by this Agreement (collectively, "3DX Transaction Proposals") or agree to or endorse any 3DX Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, PROVIDED, HOWEVER, that the foregoing clauses (i) and (ii) shall not prohibit 3DX from (A) furnishing information pursuant to an appropriate confidentiality letter concerning 3DX and its business, properties or assets to a third party who has made a Superior 3DX Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with such a third party who has made a Superior 3DX Transaction Proposal or (C) following receipt of a Superior 3DX Transaction Proposal, taking and disclosing to its shareholders a position with respect thereto or changing the recommendation by 3DX's board of directors for the vote of 3DX's shareholders in favor of this Agreement or the merger contemplated hereby, but in each case referred to in the foregoing clauses (A) through
       (C) only after the board of directors of 3DX concludes in good faith following advice of its outside counsel that such action is reasonably necessary for the board of directors of 3DX to comply with its fiduciary obligations to stockholders under applicable law. If the board of directors of 3DX receives an 3DX Transaction Proposal, then 3DX shall immediately inform Esenjay of the terms and conditions of such proposal and the identity of the person making it and shall keep Esenjay fully informed of the status and details of any such 3DX Transaction Proposal and of all steps it is taking in response to such 3DX Transaction Proposal; PROVIDED THATnothing contained in this Paragraph 4.3.11.1 shall prohibit 3DX or its board of directors from making such disclosure to 3DX's stockholders which, in the good faith judgment of 3DX's board of directors, may be required under applicable law. In the event that 3DX receives either a 3DX Transaction Proposal or a Superior 3DX Transaction Proposal, 3DX shall have 5 business days from the date of receipt of such proposal to evaluate the proposal and determine whether it will accept or reject the proposal. For purposes of this Agreement, the term "Superior 3DX Transaction Proposal" shall mean a BONA FIDE 3DX Transaction Proposal that the board of directors of 3DX determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors clearly and unambiguously to be more favorable to 3DX's stockholders than the merger contemplated by this Agreement, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

        4.3.12 PROFESSIONAL SERVICES. Effective upon the execution of this Agreement, and until such time as the merger contemplated hereby has been consummated or the Agreement has been terminated pursuant to the provisions of Article VI hereof, 3DX shall make available, at the request of Esenjay, professional services of the professional geophysicists and reservoir engineers of 3DX to perform services for the account of Esenjay up to ten person days per week (a "person day" being equal to one full day's services from one professional employee). In the event the merger contemplated hereby is terminated pursuant to the termination provisions of Article VI, Esenjay agrees to pay 3DX for services rendered pursuant to this paragraph at a rate of $400.00 per person day plus reasonable expenses.

    4.4 ADDITIONAL AGREEMENTS OF ESENJAY. Esenjay agrees that from the date hereof to the Effective Date, it will:

        4.4.1 STOCKHOLDERS' MEETING. Promptly call and hold a meeting of stockholders for the purpose of considering and acting upon proposals to (i) approve the merger contemplated by this Agreement, (ii) nominate C. Eugene Ennis to be elected to Esenjay's board of directors as provided in Paragraph 1.7, and (iii) authorize the issuance of the Esenjay Common Stock and ESNJ-CP Stock to be issued to 3DX stockholders as described in Paragraph
    1.11 above and Appendix I;

        4.4.2 LISTING. Take such steps as are required to accomplish, as of the Effective Date, the quotation of the shares of Esenjay Common Stock to be issued pursuant to this Agreement on the NASDAQ Small-Cap Market and the posting on the NASDAQ Bulletin Board System of the shares of ESNJ-CP Stock to be issued pursuant to this Agreement;

        4.4.3 APPROVAL AND FILING OF THE CERTIFICATE OF DESIGNATIONS. Take all necessary steps to designate ESNJ-CP Stock as a series of its preferred stock pursuant to the Certificate of Designations, including without limitation, filing the Certificate of Designations with the Secretary of State of Delaware.

        4.4.4 DIRECTORS AND OFFICERS INSURANCE. At or prior to the Effective Date, Esenjay will either (i) provide evidence to 3DX that Esenjay has added directors and officers coverage for the present officers and directors of 3DX in respect to claims made for acts and/or omissions prior to the Effective Date, which coverage shall be the same as, or equivalent to, the coverage then in existence and provided to the directors and officers of Esenjay, or (ii) provide written consent to 3DX for 3DX to spend up to an amount equal to $94,000.00 to pay for an extension of 3DX's current directors and officers insurance policy such that claims made after the Effective Date for acts and/or omissions prior to the Effective Date will be covered after the Effective Date. In the event Esenjay elects the option set forth in (i) above, it agrees that it will provide directors and officers insurance coverage for the present officers and directors of 3DX the same as, or equivalent to, coverage it maintains for Esenjay's directors and officers through at least July 31, 2002.

                                   ARTICLE V.
                      CONDITIONS PRECEDENT TO OBLIGATIONS

    5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF 3DX. The obligations of 3DX to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by 3DX in the manner contemplated by Paragraph 6.4 before the Effective Date:

        5.1.1 REPRESENTATIONS AND WARRANTIES OF ESENJAY TRUE AT EFFECTIVE DATE. The representations and warranties of Esenjay herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Esenjay shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Esenjay before the Effective Date; and Esenjay shall have delivered to 3DX a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and its secretary, to both such effects.

        5.1.2 NO MATERIAL LITIGATION. No suit, action, or other proceeding shall be pending, or to Esenjay's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the merger contemplated hereby or which might result in a material adverse change in the value of the consolidated assets and business of Esenjay.

        5.1.3 OPINION OF ESENJAY COUNSEL. 3DX shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for Esenjay, in form and substance satisfactory to 3DX, to the effect that (i) Esenjay has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;
    (ii) all corporate proceedings required to be taken by or on the part of Esenjay to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) the shares of Esenjay Common Stock and ESNJ-CP Stock that are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of Esenjay; (iv) this Agreement and the Certificate of Designations have been duly executed and delivered by, and are the legal, valid and binding obligation of Esenjay and are enforceable against Esenjay in accordance with their respective terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (v) except as specified by such counsel (such exceptions to be acceptable to 3DX) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to Esenjay, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Esenjay as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to 3DX, as to matters other than federal or Texas law.

        5.1.4 STOCKHOLDER APPROVAL. The approval of a majority of the stockholders of 3DX of the merger contemplated by this Agreement, and such approval shall not have been amended, modified or rescinded on or before the Effective Date.

        5.1.5 CONSENT OF CERTAIN PARTIES IN PRIVITY WITH ESENJAY. The holders of any material indebtedness of Esenjay, the lessors of any material property leased by Esenjay, and the other parties to any other material agreements to which Esenjay is a party shall, when and to the extent required, have consented to the merger contemplated hereby.

        5.1.6 FAIRNESS OPINION. 3DX shall have received, orally before the execution of this Agreement and in writing before the filing of the Registration Statement described in Section 4.2.1, the Fairness Opinion described in Paragraph 4.2.3, and such Fairness Opinion shall be in full force and effect without amendment on the Effective Date.

        5.1.7 VOTING AGREEMENT. Concurrently with the execution of this Agreement (i) Esenjay's controlling shareholders, Esenjay Petroleum Corporation ("EPC") and Aspect Resources LLC ("Aspect"), shall have entered into a voting agreement (the "Esenjay Voting Agreement") that at Esenjay's stockholders meeting, any adjournment thereof or any other meeting of the holders of Esenjay common stock, however called, or in connection with any written consent of the holders of voting capital stock of Esenjay, they shall vote, or cause to be voted, all the shares of Esenjay common stock beneficially owned or controlled by such stockholder (a) in favor of the merger, the execution and delivery by Esenjay of this agreement and the approval of the terms of each of the other actions contemplated by this Agreement and any actions required in furtherance thereof and hereof; (b) for the related issuance of the Esenjay Common Stock and ESNJ-CP Stock; (c) for the election of C. Eugene Ennis, or such other qualified person nominated by 3DX, to serve on the board of directors of Esenjay; and (d) against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the merger and the transactions contemplated by this Agreement; and (ii) the Esenjay Voting Agreement will be in full force and effect as of the Effective Date.

    5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF ESENJAY. The obligations of Esenjay to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Esenjay in the manner contemplated by Paragraph 6.4 before the Effective Date or closing date.

        5.2.1 REPRESENTATIONS AND WARRANTIES OF 3DX TRUE AT EFFECTIVE DATE. The representations and warranties of 3DX herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; 3DX shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it before the Effective Date; and 3DX shall have delivered to Esenjay a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and by its secretary to both such effects.

        5.2.2 NO MATERIAL LITIGATION. No suit, action, or other proceeding shall be pending, or to 3DX's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the merger contemplated hereby or which might result in a material adverse change in the value of the assets and business of 3DX.

        5.2.3 OPINION OF 3DX'S COUNSEL. Esenjay shall have received a favorable opinion, dated the Effective Date, from Gardere, Wynne, Sewell & Riggs, L.L.P., counsel to 3DX, in form and substance satisfactory to Esenjay, to the effect that (i) 3DX has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;
    (ii) all corporate or other proceedings required to be taken by or on the part of 3DX to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of 3DX and is enforceable against 3DX in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and
    (iv) except as specified by such counsel (such exceptions to be acceptable to Esenjay) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to 3DX or its properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of 3DX as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Esenjay, as to matters other than federal or Texas law.

        5.2.4 STOCKHOLDER APPROVAL. At the meeting of stockholders of Esenjay to be held before the Effective Date, the holders of the requisite majority of the outstanding shares of Esenjay Common Stock shall have approved the merger contemplated by this Agreement.

        5.2.5 CONSENT OF CERTAIN PARTIES IN PRIVITY WITH 3DX. The holders of any material indebtedness of 3DX, the lessors of any material property leased by 3DX, and the other parties to any other material agreements to which 3DX is a party shall, when and to the extent required, have consented to the merger contemplated hereby; PROVIDED, HOWEVER that the consent of 3DX's lender under its $750,000 term loan shall not be required if the terms of such term loan are not amended before the Effective Date.

        5.2.6 EMPLOYEES OF 3DX. Esenjay will make employment offers to all, or substantially all, of 3DX's technical staff. However, acceptance of such employment offer by the 3DX technical staff is not a condition precedent to this Agreement.

        5.2.7 UNEXERCISED 3DX OPTIONS. All issued and outstanding options to purchase 3DX Common Stock shall have (i) been exercised to be effective as of or before the Effective Date or (ii) terminated in accordance with their terms as of or immediately prior to the merger contemplated hereby.

        5.2.8 WAIVER OF ANTI-DILUTION ADJUSTMENT. All persons entitled to receive, as a result of the transactions contemplated hereby, issuance of 3DX Common Stock after the date hereof pursuant to the provisions of Section
    1.3 of the Common Stock Subscription Agreement, dated as of June 3, 1998, among 3DX and the other parties thereto will have waived all of their rights to receive such 3DX Common Stock.

        5.2.9 VOTING AGREEMENT. Concurrently with the execution of this Agreement (i) each of 3DX's officers and directors who own, vote or represent the owners of 3DX Common Stock (the "3DX Stockholders") shall enter into a voting agreement (the "3DX Voting Agreements") that at 3DX's stockholders' meeting, any adjournment thereof or any other meeting of the holders of 3DX Common Stock, however called, or in connection with any written consent of the holders of voting capital stock of 3DX, such 3DX Stockholders shall vote or cause to be voted all of the shares of 3DX Common Stock beneficially owned or controlled by them (a) in favor of the merger, the execution and delivery by 3DX of this Agreement and the approval of the terms of each of the other actions contemplated by this Agreement and any actions required in furtherance thereof and hereof; and (b) against any other action that is intended or could reasonably be expected to impede, interfere with, delay, postpone, or materially adversely affect the merger and the transactions contemplated by this Agreement; and (ii) the 3DX Voting Agreements will be in full force and effect as of the Effective Date. SCHEDULE 5.2.9 lists each such officer and director entering into a 3DX Voting Agreement and the number of shares of 3DX Common Stock bound by such agreement.

                                  ARTICLE VI.
                          TERMINATION AND ABANDONMENT

    6.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger contemplated hereby abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of 3DX or Esenjay) before the Effective Date:

        6.1.1 BY MUTUAL CONSENT. By mutual consent of Esenjay and 3DX.

        6.1.2 BY ESENJAY BECAUSE OF CONDITIONS PRECEDENT. By Esenjay, if any condition set forth in Paragraph 5.2 hereof has not been met and has not been waived.

        6.1.3 BY ESENJAY BECAUSE OF MATERIAL ADVERSE CHANGE. By Esenjay, if there has been a material adverse change in the financial condition or business of 3DX since the date of financial statements contained in the most recent Report referred to in Paragraph 2.1.4 filed with the Commission under the Exchange Act.

        6.1.4 BY 3DX BECAUSE OF CONDITIONS PRECEDENT. By 3DX, if any condition set forth in Paragraph 5.1 hereof has not been met and has not been waived.

        6.1.5 BY 3DX BECAUSE OF MATERIAL ADVERSE CHANGE. By 3DX, if there has been a material adverse change in the financial condition or business of Esenjay since the date of the financial statements contained in the most recent Report referred to in Paragraph 3.1.4 filed with the Commission under the Exchange Act.

        6.1.6 By 3DX DUE TO A SUPERIOR 3DX TRANSACTION PROPOSAL. By 3DX if, before the Effective Date, 3DX's stockholders or board of directors shall have withdrawn or modified in a manner adverse to Esenjay their approval of this Agreement or the merger contemplated hereby.

        6.1.7 BY ESENJAY OR 3DX BECAUSE OF LEGAL PROCEEDINGS. By either Esenjay or 3DX if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the merger contemplated hereby.

        6.1.8 BY ESENJAY OR 3DX IF MERGER NOT EFFECTIVE BY SEPTEMBER 15, 1999. By either Esenjay or 3DX, if the merger shall not have become effective on or before September 15, 1999.

        6.1.9 BY ESENJAY OR 3DX BECAUSE OF DUE DILIGENCE. By Esenjay or 3DX if in the course of completing their inspections pursuant to Paragraph 4.1.5., information is discovered that would constitute a material adverse change as that term is defined in Paragraph 4.2.2. Esenjay and 3DX shall have until 20 calendar days after the execution date of this Agreement (the "Due Diligence Deadline") to complete their due diligence inspections.

    6.2 TERMINATION BY BOARD OF DIRECTORS. An election of Esenjay to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of Esenjay by its board of directors. An election of 3DX to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of 3DX by its board of directors.

    6.3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Paragraph
6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except as otherwise provided in this Agreement; PROVIDED,

HOWEVER, that no party hereto shall waive any term or condition hereof, unless in the judgment of the board of directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the stockholders of its corporation.

    6.4 WAIVER OF CONDITIONS. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors, the executive committee of its board of directors, or its chief executive officer.

    6.5 EXPENSE ON TERMINATION. Except as provided in Sections 6.5.1 through 6.5.5, if the merger contemplated hereby is abandoned pursuant to and in accordance with the provisions of Paragraph 6.1 hereof, all expenses will be paid by the party incurring them.

        6.5.1 FAILURE TO OBTAIN SHAREHOLDER APPROVAL. If 3DX abandons this Agreement due to its failure to obtain the requisite approval of a majority of its shareholders, then 3DX shall pay all of Esenjay's reasonable costs and expenses, including legal fees and expenses, costs and expenses Esenjay incurs in connection with any fairness opinion it receives from an independent third party with respect to the transactions contemplated by this Agreement, and other out-of-pocket expenses incurred in connection with the negotiation and implementation of this Agreement (collectively, "Transaction Expenses") plus a termination fee equal to $250,000 (the "Termination Fee").

        6.5.2 ACCEPTANCE OF SUPERIOR 3DX TRANSACTION PROPOSALS. If (i) (A) this Agreement is terminated by 3DX pursuant to Paragraph 6.1.6 hereof or (B) 3DX shall violate the covenant set forth in Paragraph 4.3.11.1 hereof, 3DX shall pay to Esenjay the Termination Fee plus Esenjay's Transaction Expenses.

        6.5.3 FAILURE TO RECOMMEND TO STOCKHOLDERS OR WITHDRAWAL OF FAIRNESS OPINION. If 3DX modifies or withdraws its board of directors' recommendation or stockholders' vote in favor of the transactions contemplated by this Agreement or if 3DX abandons this Agreement because the Fairness Opinion has been withdrawn after issuance, 3DX will pay all of Esenjay's Transaction Expenses plus the Termination Fee.

        6.5.4 PAYMENT OF TRANSACTION EXPENSES OR TERMINATION FEE. 3DX agrees that the Termination Fee plus Esenjay's Transaction Expenses is a reasonable determination, in light of the uncertainty and difficulty of ascertaining the exact amount thereof, of the loss that Esenjay would actually sustain in respect of one of the events described in Paragraph 6.5.1 and Paragraph
    6.5.2. Any party required to pay Transaction Expenses and/or a Termination Fee pursuant to this Section 6.5 shall pay such Transaction Expenses and/or Termination Fee to the party entitled thereto by wire transfer in immediately available funds promptly, but in no event later than two business days after the date of the abandonment or termination.

        6.5.5 EXCLUSIVE REMEDY. The payment of Transaction Expenses and the Termination Fee shall be the sole remedy of any party hereto in connection with the abandonment of this Agreement by the other party in any of the circumstances described in this Section 6.5. Nothing in this Section 6.5 limits any party's rights to indemnification under Article 7 of this Agreement.

                                  ARTICLE VII.
                             ADDITIONAL AGREEMENTS

    7.1 INDEMNIFICATION BY 3DX AS TO JOINT PROXY STATEMENT/PROSPECTUS. 3DX agrees to indemnify and hold harmless Esenjay and its officers and directors and each person who controls Esenjay within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to 3DX, contained in the Joint Proxy Statement/ Prospectus in the form mailed to the stockholders of Esenjay or (ii) the omission or alleged omission to state in the Joint Proxy Statement/Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to 3DX.

    7.2 INDEMNIFICATION BY ESENJAY AS TO JOINT PROXY STATEMENT/PROSPECTUS. Esenjay agrees to indemnify and hold harmless 3DX and its officers and directors and each person who controls 3DX within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to Esenjay contained in the Joint Proxy Statement/Prospectus in the form mailed to the stockholders of 3DX or (ii) the omission or alleged omission to state in the Joint Proxy Statement/ Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to Esenjay.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1. ENTIRETY. This Agreement and the Confidentiality Agreements dated August 25, 1998 and August 26, 1998, between Esenjay and 3DX embody the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

    8.2. COUNTERPARTS. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

    8.3. NOTICES AND WAIVERS. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

                                 IF TO ESENJAY

Addressed to:                                  With a copy to:

Esenjay Exploration, Inc.                      Porter & Hedges, L.L.P.
500 Dallas, Suite 2920                         700 Louisiana, 35th Floor
Houston, Texas 77002                           Houston, Texas 77210-4744
Attention: David B. Christofferson             Attention: Samuel N. Allen
Facsimile: (713) 739-7124                      Facsimile:` (713) 226-0229

                                   IF TO 3DX

Addressed to:                                  With a copy to:

3DX Technologies Inc.                          Gardere Wynne Sewell & Riggs, L.L.P.
12012 Wickchester, Suite 250                   1000 Louisiana, 34th Floor
Houston, Texas 77079                           Houston, Texas 77002
Attention: Russell L. Allen                    Attention: Bryan W. Baker
Facsimile: (281) 579-9227                      Facsimile: (713) 276-6754

    Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

    8.4. TERMINATION OF REPRESENTATIONS, WARRANTIES, ETC. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This Paragraph 8.4 shall have no effect upon any other right or obligation of the parties in connection with this Agreement or otherwise, whether to be exercised or performed before or after the Effective Date.

    8.5. TABLE OF CONTENTS AND CAPTIONS. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

    8.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

    8.7. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

    8.8. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (except to the extent that the form and content of the Certificate of Merger and the consequences of the filing thereof shall be governed by the general corporation law of the State of Delaware).

    8.9. PUBLIC ANNOUNCEMENTS. The parties agree that before the Effective Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

           THE PARTIES TO THE MERGER CONTEMPLATED BY THIS AGREEMENT:

                                          3DX TECHNOLOGIES, INC.

                                          By: /s/ Ronald P. Nowak
                                          --------------------------------------
                                             Ronald P. Nowak, PRESIDENT

                                          ESENJAY EXPLORATION, INC.

                                          By: /s/ Michael E. Johnson
                                          --------------------------------------
                                             Michael E. Johnson, PRESIDENT

                                                                       EXHIBIT B

                                   STATEMENT
                                       OF
                           ESENJAY EXPLORATION, INC.
                  ESTABLISHING THE DESIGNATIONS, PREFERENCES,
                     LIMITATIONS AND RELATIVE RIGHTS OF ITS
                      SERIES A CONVERTIBLE PREFERRED STOCK

    Pursuant to Section 151 of the Delaware General Corporation Law, Esenjay Exploration, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"),

    DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the Delaware General Corporation Law, the Board
of Directors, at a meeting duly held on             , 1999, duly adopted a
resolution providing for the issuance of a series of       shares of Series A
Convertible Preferred Stock, which resolution is and reads as follows:

        RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Esenjay Exploration, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.01 per share, of the Company be, and it hereby is, established; and

        FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Convertible Preferred Stock"; and

        FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall
    consist of       shares; and

        FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

    Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of shares initially constituting such series
shall be up to             . The Convertible Preferred Stock, with respect to
distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Convertible Preferred Stock (the "Senior Stock"), (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Convertible Preferred Stock (the "Parity Stock") and (iii) senior to the common stock, par value $.01 per share, of the Company ("Common Stock") and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Convertible Preferred Stock (the "Junior Stock"). So long as any shares of Convertible Preferred Stock remain outstanding, the Company's Certificate of Incorporation shall specify that any other class or series of stock issued, other than Common Stock, is either Senior Stock, Parity Stock or Junior Stock. The Convertible Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock; PROVIDED, HOWEVER, that the Company shall not issue any Senior Stock or Parity Stock to Aspect Resources LLC or its affiliates or Esenjay Petroleum Corporation or its affiliates without the affirmative vote of two-thirds of the Company's then existing board of directors who cast votes on the issuance of such Senior Stock or Parity Stock.

    Section 2. DIVIDENDS The holders of Convertible Preferred Stock shall be entitled to receive dividends paid on the Common Stock as if each share of Convertible Preferred Stock held by such holders had been fully converted into one share of Common Stock (the number of shares of Common Stock into which each share of Convertible Preferred Stock is deemed to be convertible is referred to herein as the "Conversion Price").

    Section 3. LIQUIDATION PREFERENCE

    3.1 DISTRIBUTION AMOUNT. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Convertible Preferred Stock as to liquidation, a liquidating distribution as to each share in an amount equal to the greater of (i) $1.875 or (ii) an amount equal to the liquidating distribution paid to the holders of the number of shares of Common Stock into which such share of Convertible Preferred Stock is deemed to be convertible at the Conversion Price, plus accumulated and unpaid dividends, if any. The holders of Convertible Preferred Stock and any Parity Stock hereafter issued that rank on a parity as to liquidation rights with the Convertible Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any liquidating distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

    3.2 NON-CASH DISTRIBUTIONS. If any of the assets of the Company are to be distributed other than in cash under this Section 3, then the Board of Directors of the Company shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of the Convertible Preferred Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Convertible Preferred Stock of the appraiser's valuation.

    Section 4. VOTING

    4.1 VOTING RIGHTS. The holders of the Convertible Preferred Stock will have no voting rights except as described in this Section 4 or as required by law. In exercising any such vote, each outstanding share of Convertible Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

    4.2 ELECTION OF DIRECTORS. For so long as any shares of the Convertible Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to elect one director to serve on the Company's Board of Directors. The Company shall cause to be nominated as a candidate for such director position any person that, at least 60 calendar days before any meeting (i) is designated in writing by a holder of Convertible Preferred Stock, (ii) who agrees in writing to serve if elected and (iii) who provides the Company with a reasonable description of his personal and business background and qualifications to serve as a director of the Company; PROVIDED, HOWEVER, that the Company may refuse to cause any person to be so nominated if, based on a review of such person's qualifications, the Board of Directors reasonably concludes that such person is unfit to serve as director of the Company. From and after such appointment (i) such director shall serve until the next annual meeting of the shareholders of the Company and until his successor has been elected and qualifies and (ii) at each annual meeting of the shareholders of the Company, the Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director of the Company. Cumulative voting by holders of Convertible Preferred Stock is prohibited. Any vacancy on the Board of Directors caused by the death or resignation of a director so elected or appointed shall be filled at the next annual meeting of the shareholders of the Company, PROVIDED, HOWEVER, that the Board of Directors shall promptly appoint to fill such vacancy any qualified person designated in writing by the holders of more than 50% of the then outstanding Convertible

Preferred Stock. The term of office of the director designated by the holders of the Convertible Preferred Stock will terminate immediately upon there being no shares of Convertible Preferred Stock remaining outstanding.

    4.3 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Convertible Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

    4.4 AMENDMENT OF RIGHTS OF CONVERTIBLE PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Convertible Preferred Stock.

    Section 5. REDEMPTION

    5.1  OPTIONAL REDEMPTION.

    (a) For a period of one year from the Effective Date (as defined in Paragraph 1.3 of the Plan and Agreement of Merger of Esenjay Exploration,
       Inc. and 3DX Technologies, Inc. dated May   , 1999), the Company shall
       have the right to redeem any or all of the outstanding shares of Convertible Preferred Stock at a per share redemption price (the "Redemption Price") equal to $1.925, plus all accumulated but unpaid dividends, if any.

    (b) No sinking fund shall be established for the Convertible Preferred
       Stock.

    (c) Notice of any proposed redemption of shares of Convertible Preferred Stock shall be mailed by means of first class mail, postage prepaid, addressed to the holders of record of the shares of Convertible Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Company, at least 20, but not more than 60 days before the date fixed for such redemption (herein referred to as the "Redemption Date"). Each such notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price and (iv) the number of shares, and the class or series of, Convertible Preferred Stock to be redeemed. Any notice mailed in such manner shall be conclusively deemed to have been duly given when mailed whether or not such notice is in fact received. If less than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed PRO RATA, by lot or in such other manner determined by the Board of Directors. In order to facilitate the redemption of the shares of Convertible Preferred Stock, the Board of Directors may fix a record date for determination of holders of Convertible Preferred Stock to be redeemed, which date shall not be more than 60 and less than 10 days before the Redemption Date with respect thereto.

    (d) The holder of any shares of Convertible Preferred Stock that are redeemed shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Convertible Preferred Stock, and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Convertible Preferred Stock to the Company free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Convertible Preferred Stock after its Redemption Date.

    (e) At the close of business on the Redemption Date for any share of Convertible Preferred Stock to be redeemed, such share shall (provided the Redemption Price of such share has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Company in such share shall be extinguished on the Redemption Date for such share except for the right to receive the Redemption Price, without interest, for such share in accordance with the provisions of this Section 5, subject to applicable escheat laws.

    (f) If any shares of Convertible Preferred Stock shall be converted into Common Stock pursuant to Section 6, then (i) the Company shall not have the right to redeem such shares, and (ii) any funds that shall be deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion.

    5.2 NO MANDATORY REDEMPTION. Except as expressly set forth herein, no holder of Convertible Preferred Stock shall have any right to require the Company to redeem any or all of the shares of Convertible Preferred Stock.

    Section 6. CONVERSION RIGHTS

    6.1  OPTIONAL CONVERSION.

    (a) If the average Closing Price (defined in Section 6.4(e)) of the Common Stock for each trading day beginning on the first day of the twelfth calendar month following the Effective Date and ending on the last day of the twelfth calendar month following the Effective Date (the "Average Closing Price") is less than $1.875 (the "Base Conversion Price") per share, then at any time during the period beginning the first day of the thirteenth calendar month following the Effective Date and ending on the last day of the thirteenth calendar month following the Effective Date, a holder of Convertible Preferred Stock may cause the Company to convert all or any portion of his Convertible Preferred Stock into the consideration described below. The conversion price per share (the "Optional Conversion Price") for all such shares of Convertible Preferred Stock shall be, at the Company's option, either (i) a number of shares of Common Stock determined by dividing $1.875 by the Average Closing Price, to a maximum of 3.75 shares of Common Stock (the "Maximum Optional Conversion Shares") for each share of Convertible Preferred Stock converted, with the total shares of Common Stock to be issued to any holder of Convertible Preferred Stock to be rounded to the nearest whole share; or (ii) $1.65 in cash (the "Cash Conversion Amount") for each share of Convertible Preferred Stock converted.

    (b) If the Average Closing Price is less than $1.875 per share, then the Company shall, no later than the third business day following the first day of the thirteenth calendar month following the Effective Date, mail to each holder of Convertible Preferred Stock, at its expense, a notice setting forth (i) the Average Closing Price, (ii) whether the Company has elected to issue Common Stock or cash to any holder exercising its rights under Section 6.1(a), and (iii) a statement that the shares of Convertible Preferred Stock will automatically convert to Common Stock without further notice on the first day of the fourteenth calendar month following the Effective Date unless converted before that time.

    6.2 AUTOMATIC CONVERSION. On (i) the first day of the thirteenth calendar month following the Effective Date, if the Average Closing Price is greater than or equal to the Base Conversion Price; or (ii) the first day of the fourteenth calendar month following the Effective Date if the Average Closing Price is less than the Base Conversion Price and the holder has not elected to convert under
Section 6.1(a), each share of Convertible Preferred Stock then outstanding shall, immediately and automatically, without further notice, be converted into one share of Common Stock, as adjusted pursuant to Section 6.4; provided, however, that such automatic conversion shall not be made during the occurance and continuance of an Event of Bankruptcy or any liquidation thereunder. As used herein, "Event of Bankruptcy" shall have occurred if the Company shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or if an involuntary case or other proceeding shall have been commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property (PROVIDED, HOWEVER, the Event of Bankruptcy shall not be deemed to be continuing if such involuntary case or other proceeding shall have been dismissed); or if an order for relief shall be entered against the Company under the federal bankruptcy laws as now or hereafter in effect.

    6.3  MECHANICS OF CONVERSION.

    (a) No fractional share of Common Stock shall be issued upon conversion of shares of Convertible Preferred Stock, and in lieu thereof, the holder shall receive, at the Company's option, either a number of whole shares of Common Stock determined by rounding the number of shares of Common Stock so issuable to the nearest whole share or an amount of cash equal to the value of such fractional share of Common Stock based on the Closing Price of the Common Stock on the day before the conversion. Before any holder of shares of Convertible Preferred Stock shall be entitled to convert his Convertible Preferred Stock into shares of Common Stock (or if Section 6.1(a)(ii) applies, cash), he shall surrender the certificate or certificates therefor, duly endorsed for each share of Convertible Preferred Stock to be converted, at the office of the Company or of any transfer agent for the Company, and he shall give at least three business days' prior written notice to the Company at such office
       (i) that he elects to convert his Convertible Preferred Stock, and (ii) shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued and, if the conversion is pursuant to Section 6.1(a)(ii), the person or persons he wishes to receive any cash. The Company shall, as soon as practicable thereafter, but not later three business days, issue and deliver at such office to such holder of shares, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, or the cash to which he is entitled, as the case may be. Except as set forth in this Section 6, such conversion shall be deemed to have been made immediately before the close of business on the day of the delivery of the certificate for the shares of Convertible Preferred Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Convertible Preferred Stock represented by a certificate so surrendered for conversion, the Company shall issue and deliver to the holder a balance certificate representing the number of unconverted shares of Convertible Preferred Stock.

    (b) If more than one certificate representing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable or the amount of cash payable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

    6.4 ADJUSTMENTS TO REDEMPTION PRICE, CONVERSION PRICE AND OPTIONAL CONVERSION PRICE. The Redemption Price, Conversion Price and Optional Conversion Price shall be adjusted from time to time as follows:

    (a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Redemption Price and Conversion Price in effect immediately before such action shall be adjusted so that the holder of any share thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company that he would have owned immediately following such action had such share been redeemed or converted immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date of a subdivision or combination.

    (b) In case the Company shall hereafter issue rights or warrants to holders of its outstanding shares of Common Stock generally entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price per share of the Common Stock on the record date mentioned below, the Redemption Price and Conversion Price shall be adjusted so that the Redemption Price and Conversion Price shall equal the price determined by multiplying the Redemption Price and Conversion Price in effect immediately before the date of issuance of such rights or warrants by a fraction of which the denominator shall be the Closing Price on such record date minus the discount to such Closing Price with respect to the exercise of such rights or warrants, and of which the numerator shall be the Closing Price on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

    (c) In case the Company shall hereafter distribute to holders of its outstanding Common Stock generally evidences of its indebtedness or assets (excluding any cash dividend paid from retained earnings of the Company and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (a) above) or rights or warrants to subscribe to securities of the Company (excluding those referred to in subsection (b) above), then in each such case the Conversion Price of the shares of Common Stock shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately before the date of such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with any conversion agent) of the portion of the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock, and of which the numerator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

    (d) In the case of any optional conversion pursuant to Section 6.1(a), the calculation of the number of shares of Common Stock issuable or the amount of cash payable upon such conversion, shall be made after adjusting the Base Conversion Price, the Maximum Optional Conversion Shares and the Cash Conversion Amount pursuant to the provisions of paragraphs 6.4(a), (b) and (c).

    (e) For the purpose of any computation under subsection (b), (c) and (d) above, the current market price per share of the Common Stock on any date shall be deemed to be the Closing Price.

    (f) The term "Closing Price," means (i) the last sale price of the Common Stock reported on the NASDAQ Small-Cap Market, (ii) the last sale price regular way for the Common Stock as reported in the consolidated transaction reporting system of any stock exchange on which the Common Stock may then be listed for trading, or (iii) if the Common Stock is not quoted on the NASDAQ Small-Cap Market or is not listed for trading on a national securities exchange, the closing bid price is published by NASDAQ (or, if such prices are not so published by NASDAQ, the average of the high and low bid prices for the Common Stock each trading day, as furnished by any New York Stock Exchange member firm selected from time to time by the Company for such purpose).

    (g) In the case of any reclassification of the Common Stock (other than a change in par value or a change from par value to no par value or from no par value to par value), any consolidation of the Company with, or merger of the Company with or into, any other person, any merger of any person into the Company (other than a merger that does not result in any reclassification of, or change in, the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company (other than a sale-leaseback, collateral assignment, mortgage or other similar financing transaction), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then each share of Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities, cash or other property to which a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately before such merger or conveyance would have been entitled upon such merger or conveyance; PROVIDED, HOWEVER, that if the Company and another entity consummate a merger in which the Company is not the surviving entity and the holders of the Convertible Preferred Stock would receive securities as consideration in such merger, then the Company will redeem all issued and outstanding shares of Convertible Preferred Stock unless such securities to be received by the holders thereof as merger consideration contain the same rights and preferences as the Convertible Preferred Stock.

    (h) Notwithstanding the foregoing provisions, no adjustment in the Conversion Price will be made until all accumulated adjustments to the Conversion Price are equal to 1% or more of the Conversion Price immediately preceding the date of the most recent prior adjustment. Any adjustments to the Conversion Price not made effective shall be carried forward and added to the next adjustment to the Conversion Price. All calculations shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section to the contrary notwithstanding, the Company shall be entitled to make such increases in the Conversion Price, in addition to those required hereby, as the Company in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

    (i) The Company may from time to time increase the Conversion Price by any amount for any period of not fewer than 20 consecutive days, in which case the Company shall give at least 15 days advance written notice of such increase to all holders of the shares of Convertible Preferred Stock. The Company may, in its sole discretion, make such increases in the Conversion Price, in addition to those set forth in this Section 6, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of the Common Stock as a result of any cash distribution of stock or issuance or rights or warrants to purchase shares of the Common Stock or as a result of any other event which results in increased income tax to the holders of shares of the Common Stock.

    6.5 TRANSFER COSTS. The Company shall pay any and all documentary stamp and other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Convertible Preferred Stock; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery had paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

    6.6 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Redemption Price, Conversion Price or Optional Conversion Price pursuant to this Section 6, the Company at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Convertible Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of shares of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect and (iii) the number of shares of Common Stock that would be received by the holder upon conversion of shares of Convertible Preferred Stock.

    6.7 COMMON RESERVED. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Convertible Preferred Stock.

    6.8 STATUS OF SHARES. All shares of Common Stock that may be issued upon conversion of the shares of Convertible Preferred Stock will, upon issuance by the Company, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and free from preemptive rights.

    Section 7. STATUS OF REACQUIRED SHARES OF CONVERTIBLE PREFERRED
STOCK. Shares of Convertible Preferred Stock issued and reacquired by the Company (including, without limitation, shares of Convertible Preferred Stock that have been converted into shares of Common Stock) shall not be reissued by the Company as shares of Convertible Preferred Stock but shall have the status of authorized and unissued shares of Preferred stock, undesignated as to series, subject to later issuance.

    Section 8. PREEMPTIVE RIGHTS. The holders of shares of Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

    Section 9. NOTICES. Any notice required hereby to be given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

    IN WITNESS WHEREOF, the Company has caused this statement to be duly
executed by its President this       day of             , 1999.

                                ESENJAY EXPLORATION, INC.

                                By:
                                     -----------------------------------------
                                           Michael E. Johnson, PRESIDENT

                                                                       EXHIBIT C

                                     [logo]

G. CLYDE BUCK
MANAGING DIRECTOR

                                  May 11, 1999

PERSONAL AND CONFIDENTIAL

3DX Technologies, Inc.
12012 Wickchester, Suite 250
Houston, Texas 77079-1218

Attention: Mr. Russell L. Allen
       Chief Financial Officer

Dear Russell:

    You have advised Harris Webb & Garrison, Inc. ("HWG") that Esenjay Exploration, Inc. ("Esenjay") has proposed to acquire 100% of the outstanding common stock of 3DX Technologies, Inc. ("3DX") in a merger whereby 3DX shareholders may elect to receive either (a) one share of Esenjay common stock for each 3.25 shares of 3DX common stock or (b) one share of convertible preferred stock of Esenjay for each 2.75 shares of 3DX common stock, provided that not over 50% of the 3DX shares shall be converted into Esenjay convertible preferred stock. You have requested that HWG act as financial advisor and issue an opinion ("Opinion") as to the fairness to the public shareholders of 3DX of the financial terms of the proposed transaction.

    HWG, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In arriving at our opinion, we have, among other things:

1. Reviewed Plan and Agreement of Merger of Esenjay and 3DX dated as of May 11, 1999;

2.  Reviewed a draft of Proxy Statement for the Merger dated May 26, 1999;

3. Reviewed a draft dated April 30, 1999 of a "Statement of Esenjay Exploration, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock";

4. Reviewed a 12/31/98 Net Asset Value Analysis of 3DX prepared by management of 3DX near 4/1/99;

5.  Reviewed an offer letter dated 3/10/99 from Esenjay to 3DX;

6. Reviewed a reserve report as of 12/31/98 for 3DX dated 1/27/99 prepared by Ryder Scott Company;

7. Reviewed an estimated prospect valuation schedule as of 4/28/99 for 3DX prepared by management of 3DX;

8. Reviewed a reserve report as of 1/1/99 for Esenjay dated 2/16/99 prepared by Netherland, Sewell & Associates;

9. Reviewed an updated reserve report as of 5/1/99 for Esenjay prepared by management of Esenjay;

10. Reviewed an estimated prospect valuation schedule as of 5/1/99 for Esenjay prepared by management of Esenjay;

11. Reviewed 3DX's Form 10-Q for the quarterly periods ended 9/30/98 and 3/31/99;

12. Reviewed 3DX's Form 10-K for the year ended 12/31/98;

13. Reviewed 3DX's Annual Report and Form 10-K and Amendment for the year ended 12/31/97;

14. Reviewed Esenjay's Form 10-K for the year ended 12/31/98;

15. Reviewed ProForma adjustments to the 12/31/98 financial statements prepared by management of Esenjay;

16. Reviewed Esenjay's Form 10-Q for the quarterly period ended 9/30/98;

17. Reviewed a common stock subscription agreement for 3DX dated 6/3/98;

18. Reviewed a public offering prospectus for Esenjay dated 7/16/98;

19. Reviewed compiled notes prepared by Ronald P. Nowak near 4/1/99 describing 3DX's efforts to raise capital or merge 3DX into another entity;

20. Reviewed letters dated 10/30/98, 11/2/98 and 1/26/99 concerning an offer for 3DX from Fortune Natural Resources;

21. Discussed with management of 3DX the outlook for future operating results, assets and liabilities of both companies, materials in the foregoing documents, and other matters we considered relevant to our inquiry; and

22. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances.

    In our review and in arriving at our opinion, we have, with your permission,
(i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, and (ii) not made an independent evaluation or appraisal of specific assets of 3DX or Esenjay. Our Opinion is provided to you pursuant to the terms of our engagement letter dated 3/30/99.

    Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the public shareholders of 3DX from a financial point of view.

                                          HARRIS WEBB & GARRISON, INC.
                                          By:/s/ CLYDE BUCK
            --------------------------------------------------------------------
                                            G. Clyde Buck
                                            Managing Director

                                                                       EXHIBIT D

                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262--APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title, Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
       Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against reasonable expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

    In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for reasonable expenses (including attorney's fees), actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorney's fees).

    The statute permits indemnification if the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination of whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

    The Certificate of Incorporation and Bylaws of Esenjay require Esenjay to indemnify Esenjay's directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements Esenjay has entered into with its directors and executive officers. Esenjay's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

    Esenjay has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 21.  EXHIBITS

    The following is a list of all of the exhibits filed as part of the Registration Statement:

EXHIBIT
  NO.                                    DESCRIPTION
-------   --------------------------------------------------------------------------
  2(a)    Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier Natural Gas Corporation, Esenjay Petroleum
          Corporation, and Aspect Resources LLC as incorporated by reference to the
          Company's Annual Report on Form 10-KSB for the fiscal year ended December
          31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 2.

  2(b)    First Amendment to Acquisition Agreement and Plan of Exchange dated as of
          April 20, 1998, by and among Frontier Natural Gas Corporation, Esenjay
          Petroleum Corporation, and Aspect Resources LLC as incorporated by reference to the Company's Registration Statement number 333-53581 dated
          May 21, 1998 wherein the same appeared as Exhibit 10(x).

  2(c)    Second Amendment to Acquisition Agreement and Plan of Exchange dated as of
          May 13, 1998, by and among Frontier Natural Gas Corporation, Esenjay
          Petroleum Corporation, and Aspect Resources LLC as incorporated by reference to the Company's Registration Statement number 333-53581 dated
          May 21, 1998 wherein the same appeared as Exhibit 10(y).

  2(d) Plan and Agreement of Merger dated as of May 14, 1998, by and between Esenjay Exploration, Inc., a Delaware corporation, and Frontier Natural
          Gas Corporation as incorporated by reference to the Company's Proxy
          Statement filed with the Securities and Exchange Commission on April 24,
          1998, wherein the same appeared as Appendix F.

  2(e)*   Plan and Agreement of Merger, dated May 11, 1999 between Esenjay
          Exploration, Inc. and 3DX Technologies Inc., attached hereto as Exhibit A.

  3(a) Certificate of Incorporation of the Company is incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21,
          1998 wherein the same appeared as Exhibit 3(a).

  3(b)    By-Laws of the Company as incorporated by reference to the Company's
          Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 3(c).

  4(a)    See Articles V, VI and X of the Company's Certificate of Incorporation and
          Articles I, II, V and VI of the Company's By-Laws as provided as Exhibits
          3(a) and 3(b) above.

  4(b)*   Certificate of Designation for Esenjay Series A Convertible Preferred
          Stock, attached hereto as Exhibit B.

  5* Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.

 10(a)    Contract Settlement Agreement between Frontier Natural Gas Corporation and
          David W. Berry dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(b).

 10(b)    Contract Settlement Agreement between Frontier Natural Gas Corporation and
          David B. Christofferson dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(d).

EXHIBIT
  NO.                                    DESCRIPTION
-------   --------------------------------------------------------------------------
 10(c)    $20,000,000 Amended and Restated Credit Agreement dated as of October 13,
          1998, between Esenjay Exploration, Inc. as the borrower and Bank of
          America NT&SA as the lender, as incorporated by reference to the Company's
          Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 dated April 14, 1999, wherein the same appears as Exhibit 10(c).

 10(d)    Credit Agreement by and between Esenjay Exploration, Inc. and Duke Energy
          Financial Services, Inc. dated as of January 28, 1999, as currently in effect, as incorporated by reference to the Company's Annual Report on
          Form 10-KSB for the fiscal year ended December 31, 1998 dated April 14,
          1999, wherein the same appears as Exhibit 10(d).

 10(e)    Loan Agreement by and between Frontier Natural Gas Corporation and 420
          Energy Investments, Inc. dated March 1, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(r).

 10(f)    Employee Option Plan-1997 as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(o).

 10(g)    Warrant Agreement between Frontier Natural Gas Corporation and Gaines,
          Berland Energy Fund, L.P. dated January 14, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated
          May 21, 1998 wherein the same appeared as Exhibit 10(q).

 10(h)    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay
          Petroleum Corporation dated January 14, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21,
          1998 wherein the same appeared as Exhibit 10(r).

 10(i)    Warrant Agreement between Frontier Natural Gas Corporation and Aspect
          Resources LLC dated January 14, 1998, as incorporated by reference to the
          Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(s).

 10(j)    Warrant Agreement between Frontier Natural Gas Corporation and Gaines,
          Berland Energy Fund, L.P. dated January 23, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated
          May 21, 1998 wherein the same appeared as Exhibit 10(t).

 10(k)    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay
          Petroleum Corporation dated January 23, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21,
          1998 wherein the same appeared as Exhibit 10(u).

 10(l)    Warrant Agreement between Frontier Natural Gas Corporation and Aspect
          Resources LLC dated January 23, 1998, as incorporated by reference to the
          Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(v).

 13 Annual Report on Form 10-KSB/A dated April 30, 1999 for the Fiscal Year ending December 31, 1998.

 21 Subsidiaries of the Registrant sd included by reference to Exhibit 21 of Esenjay's Annual Report on Form 10-KSB/A for fiscal year ended December
          31, 1998, dated April 30, 1999.

 23(a)*   Consent of Arthur Andersen LLP.

EXHIBIT
  NO.                                    DESCRIPTION
-------   --------------------------------------------------------------------------
 23(b)*   Consent of Ryder Scott Company Petroleum Engineers.

 23(c)*   Consent of Deloitte & Touche LLP.

 23(d)*   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5 Opinion).

 24(a)*   Power of Attorney (included on signature page).

 99(a)*   Esenjay Proxy Card

 99(b)*   3DX Proxy Card

------------------------

*   Filed herewith

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and 3DX being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Berry and David B. Christofferson, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or caused to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Corpus Christi, State of Texas on June   , 1999.

                                ESENJAY EXPLORATION, INC.

                                By:            /s/ MICHAEL E. JOHNSON
                                     -----------------------------------------
                                                 Michael E. Johnson
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the
capacities and on the   th day of June, 1999.

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ DAVID W. BERRY
------------------------------  Chairman of the Board
        David W. Berry

------------------------------  Vice Chairman of the Board
       Alex M. Cranberg

    /s/ MICHAEL E. JOHNSON
------------------------------  President, Chief Executive
      Michael E. Johnson          Officer, and Director

     /s/ CHARLES J. SMITH
------------------------------  Director
       Charles J. Smith

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ ALEX B. CAMPBELL
------------------------------  Director
       Alex B. Campbell

------------------------------  Director
       William D. Dodge

------------------------------  Director
       Jack P. Randall

     /s/ HOBART A. SMITH
------------------------------  Director
       Hobart A. Smith

                                Senior Vice President,
 /s/ DAVID B. CHRISTOFFERSON      Secretary, General
------------------------------    Counsel and Principal
   David B. Christofferson        Financial Officer

    /s/ HOWARD E. WILLIAMS      Vice President, Treasurer,
------------------------------    and Principal Acounting
      Howard E. Williams          Officer

                                 EXHIBIT INDEX

 EXHIBIT NO.                                                  DESCRIPTION
--------------  --------------------------------------------------------------------------------------------------------
        2(a)    Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier Natural
                Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6,
                1998, wherein the same appears as Exhibit 2.

        2(b)    First Amendment to Acquisition Agreement and Plan of Exchange dated as of April 20, 1998, by and among
                Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC as
                incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(x).

        2(c)    Second Amendment to Acquisition Agreement and Plan of Exchange dated as of May 13, 1998, by and among
                Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC as
                incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(y).

        2(d)    Plan and Agreement of Merger dated as of May 14, 1998, by and between Esenjay Exploration, Inc., a
                Delaware corporation, and Frontier Natural Gas Corporation as incorporated by reference to the Company's
                Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998, wherein the same appeared as Appendix F.

        2(e)*   Plan and Agreement of Merger, dated May 11, 1999 between Esenjay Exploration, Inc. and 3DX Technologies
                Inc., attached hereto as Exhibit A.

        3(a)    Certificate of Incorporation of the Company is incorporated by reference to the Company's Registration
                Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 3(a).

        3(b)    By-Laws of the Company as incorporated by reference to the Company's Registration Statement number
                333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 3(c).

        4(a)    See Articles V, VI and X of the Company's Certificate of Incorporation and Articles I, II, V and VI of
                the Company's By-Laws as provided as Exhibits 3(a) and 3(b) above.

        4(b)*   Certificate of Designation for Esenjay Series A Convertible Preferred Stock, attached hereto as Exhibit
                B.

        5*      Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.

       10(a)    Contract Settlement Agreement between Frontier Natural Gas Corporation and David W. Berry dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit
                10(b).

       10(b)    Contract Settlement Agreement between Frontier Natural Gas Corporation and David B. Christofferson dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit
                10(d).

       10(c)    $20,000,000 Amended and Restated Credit Agreement dated as of October 13, 1998, between Esenjay
                Exploration, Inc. as the borrower and Bank of America NT&SA as the lender, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 dated April
                14, 1999, wherein the same appears as Exhibit 10(c).

       10(d)    Credit Agreement by and between Esenjay Exploration, Inc. and Duke Energy Financial Services, Inc. dated as of January 28, 1999, as currently in effect, as incorporated by reference to the Company's Annual
                Report on Form 10-KSB for the fiscal year ended December 31, 1998 dated April 14, 1999, wherein the same appears as Exhibit 10(d).

 EXHIBIT NO.                                                  DESCRIPTION
--------------  --------------------------------------------------------------------------------------------------------
       10(e)    Loan Agreement by and between Frontier Natural Gas Corporation and 420 Energy Investments, Inc. dated
                March 1, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on
                Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(r).

       10(f)    Employee Option Plan-1997 as currently in effect as incorporated by reference to the Company's Annual
                Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(o).

       10(g)    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                January 14, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(q).

       10(h)    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                January 14, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(r).

       10(i)    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 14,
                1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May
                21, 1998 wherein the same appeared as Exhibit 10(s).

       10(j)    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                January 23, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(t).

       10(k)    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                January 23, 1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May 21, 1998 wherein the same appeared as Exhibit 10(u).

       10(l)    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 23,
                1998, as incorporated by reference to the Company's Registration Statement number 333-53581 dated May
                21, 1998 wherein the same appeared as Exhibit 10(v).

       13       Annual Report on Form 10-KSB/A dated April 30, 1999 for the Fiscal Year ending December 31, 1998.

       21       Subsidiaries of the Registrant as included by reference to Exhibit 21 of Esenjay's Annual Report on Form
                10-KSB/A for fiscal year ended December 31, 1998, dated April 30, 1999.

       23(a)*   Consent of Arthur Andersen LLP.

       23(b)*   Consent of Ryder Scott Company Petroleum Engineers.

       23(c)*   Consent of Deloitte & Touche LLP.

       23(d)*   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5 Opinion).

       24(a)*   Power of Attorney (included on signature page).

       99(a)*   Esenjay Proxy Card

       99(b)*   3DX Proxy Card

------------------------

*   Filed herewith